SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.   )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material under Rule 14a-12

RAMSAY YOUTH SERVICES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Ramsay Youth Services, Inc.
One Alhambra Plaza
Suite 750
Coral Gables, FL 33134

SPECIAL MEETING OF STOCKHOLDERS

[                                     ], 2003

[                    ], 2003

Dear Fellow Stockholders:

      As you know, on April 8, 2003, we entered into an Agreement and Plan of Merger (the “merger agreement”) with Psychiatric Solutions, Inc. pursuant to which we agreed to be acquired by Psychiatric Solutions in a merger transaction. At our special meeting of stockholders to be held on [                    ], 2003 at [               ] a.m. Eastern Time, you will be asked to act on a proposal to adopt the merger agreement so that the merger can occur. The meeting will be held at the Hyatt Regency Coral Gables, 50 Alhambra Plaza, Coral Gables, Florida 33134. This booklet includes the notice of special meeting and proxy statement. Enclosed with this booklet is a proxy card.

      Upon completion of the merger, you will be entitled to receive $5.00 in cash for each share of common stock that you own. The receipt of cash in exchange for your shares of common stock pursuant to the merger will constitute a taxable transaction for U.S. federal income tax purposes.

      This proxy statement gives you detailed information about the special meeting and the merger and includes the merger agreement as Annex A. We encourage you to read the proxy statement and the merger agreement carefully.

      Our board of directors has, by a unanimous vote, approved the merger agreement, declared the advisability of the merger and determined that the merger agreement and the merger are fair to and in the best interests of Ramsay Youth Services, Inc. and our stockholders. In connection with its evaluation of the merger, the board of directors considered a number of factors, including the opinion of UBS Warburg LLC rendered on April 8, 2003 to the board of directors to the effect that, as of April 8, 2003 and subject to and based upon the considerations set forth in its written opinion, the consideration to be received by holders of shares of Ramsay Youth Services common stock pursuant to the merger agreement is fair from a financial point of view to such holders (other than Paul J. Ramsay and his corporate affiliates). The UBS Warburg opinion does not address any other aspect of the merger and does not constitute a recommendation to any Ramsay Youth Services stockholder as to how to vote at the special meeting. The written opinion of UBS Warburg LLC is attached as Annex D to the proxy statement, and you should read it in its entirety.

      Principal stockholders of Ramsay Youth Services who, collectively, hold approximately 64% of the outstanding shares of Ramsay Youth Services common stock have entered into agreements with Psychiatric Solutions to vote their shares for adoption of the merger agreement, assuring that the merger agreement will be adopted (subject to the right of our board of directors to terminate the merger agreement pursuant to its good faith exercise of its fiduciary duties to stockholders).

      Our board of directors recommends that you vote “for” the proposal to adopt the merger agreement. The failure of any stockholder to vote on the adoption of the merger agreement will have the same effect as a vote against the adoption of the merger agreement.

      Whether or not you are able to attend in person, please vote as soon as possible. Accordingly, please complete and promptly mail the enclosed proxy card. Please review the instructions on the proxy card regarding how to vote.

      On behalf of the board of directors, thank you for your continued support and interest in Ramsay Youth Services, Inc.

/s/ PAUL J. RAMSAY	/s/ LUIS E. LAMELA

PAUL J. RAMSAY	LUIS E. LAMELA
Chairman Of The Board	President And Chief Executive Officer

      The accompanying proxy statement is dated [                    ], 2003, and is first being mailed to stockholders of Ramsay Youth Services, Inc. on or about [                    ], 2003.

      THIS TRANSACTION AND THE ACCOMPANYING PROXY STATEMENT HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION. NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS PASSED UPON THE FAIRNESS OR MERITS OF THIS TRANSACTION OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
PROXY STATEMENT FOR A SPECIAL MEETING OF STOCKHOLDERS
QUESTIONS AND ANSWERS ABOUT THE TRANSACTION
SUMMARY TERM SHEET
The Proposed Transaction
What You Will Be Entitled To Receive Upon Completion Of The Merger (see pages 26 through 27)
The Companies (see page 11)
The Special Meeting (see pages 11 through 13)
Recommendation Of Our Board Of Directors (see pages 15 through 17)
Principal Stockholders’ Voting Agreements (see page 17)
Opinion Of Financial Advisor (see pages 18 through 23)
Interests Of Directors And Executive Officers In The Merger (see pages 24 through 25)
Material U.S. Federal Income Tax Consequences (see pages 23 through 24)
The Merger Agreement (see pages 26 through 35)
Termination Fees (see page 33)
Appraisal Rights (see pages 35 through 38)
THE COMPANIES
Ramsay Youth Services
Psychiatric Solutions
PSI Acquisition Sub
THE SPECIAL MEETING
Date, Time And Place Of The Special Meeting
Proposals To Be Considered At The Special Meeting
Record Date
Voting Rights; Vote Required For Adoption
Voting And Revocation Of Proxies
Solicitation Of Proxies
Questions And Additional Information
THE MERGER
Background
Reasons For The Merger
Principal Stockholders’ Voting Agreements
Opinion Of Financial Advisor
Financing Of The Merger
Material U.S. Federal Income Tax Consequences Of The Merger To Our Stockholders
Interests Of Directors And Executive Officers In The Merger
THE MERGER AGREEMENT
The Merger
Merger Consideration
Directors And Officers
Treatment Of Stock Options And Other Stock-Based Rights
Payment For The Shares
Representations And Warranties
Covenants; Conduct Of Business Pending The Merger
Efforts To Complete The Merger
Conditions To The Merger
No Solicitation Of Other Offers
Termination Of The Merger Agreement
Termination Fees
Employee Benefits
Amendment, Extension And Waiver
Amendment To Rights Agreement
INFORMATION ABOUT PSYCHIATRIC SOLUTIONS
APPRAISAL RIGHTS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
OTHER MATTERS
Additional Information
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
WHERE YOU CAN FIND MORE INFORMATION
ANNEX A
ANNEX B
ANNEX C
ANNEX D
ANNEX E

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To Be Held on [                        ], 2003

[                    ], 2003

To the Stockholders of

Ramsay Youth Services, Inc.:

      A special meeting of stockholders of Ramsay Youth Services, Inc. will be held at the Hyatt Regency Coral Gables, 50 Alhambra Plaza, Coral Gables, Florida 33134 on [                    ], 2003 at [               ] a.m., Eastern Time, for the following purposes:

1. To vote on a proposal to adopt the Agreement and Plan of Merger, dated as of April 8, 2003, among Ramsay Youth Services, Inc., Psychiatric Solutions, Inc. and PSI Acquisition Sub, Inc., a wholly owned subsidiary of Psychiatric Solutions, Inc.

2. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

      Ramsay Youth Services, Inc.’s annual meeting of stockholders was previously scheduled to be held in May, 2003. However, in light of the signing of the merger agreement with Psychiatric Solutions on April 8, 2003, Ramsay Youth Services, Inc.’s board of directors concluded that it was prudent to postpone the annual meeting.

      The board of directors has fixed the close of business on [                    ], 2003 as the record date for determining stockholders entitled to notice of and to vote at the special meeting and any adjournment or postponement thereof. A list of stockholders entitled to vote at the special meeting will be available for inspection by any stockholder for any purpose germane to the meeting during the meeting and during regular business hours beginning ten days before the date of the meeting at the offices of Ramsay Youth Services, Inc. at the address below.

      You are cordially invited to attend the meeting in person. Even if you plan to attend the meeting, please sign, date and return the enclosed proxy card as soon as possible.

By Order of the Board of Directors

/s/ PAUL J. RAMSAY

Paul J. Ramsay
Chairman Of The Board

One Alhambra Plaza

Suite 750
Coral Gables, Florida 33134

Ramsay Youth Services, Inc.
One Alhambra Plaza, Suite 750
Coral Gables, Florida 33134

PROXY STATEMENT
FOR A SPECIAL MEETING OF STOCKHOLDERS
[                        ], 2003

       This Proxy Statement and the accompanying proxy card are being mailed to stockholders beginning on or about [                    ], 2003. They are furnished in connection with the solicitation by the board of directors of Ramsay Youth Services, Inc. of proxies from the holders of Ramsay Youth Services, Inc.’s common stock for use at the special meeting of stockholders to be held at the time and place and for the purposes set forth in the accompanying notice.

      At the special meeting, stockholders will be asked to consider and vote upon a proposal to adopt the Agreement and Plan of Merger (the “merger agreement”) dated as of April 8, 2003, among Ramsay Youth Services, Inc., a Delaware corporation, Psychiatric Solutions, Inc., a Delaware corporation, and PSI Acquisition Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Psychiatric Solutions, Inc. Pursuant to that agreement, PSI Acquisition Sub will merge with and into Ramsay Youth Services, with Ramsay Youth Services becoming a wholly owned subsidiary of Psychiatric Solutions.

      Subject to the terms and conditions of the merger agreement, upon consummation of the merger each issued and outstanding share of our common stock, other than shares held by stockholders who validly exercise appraisal rights (as discussed in this proxy statement), will automatically be canceled and cease to exist and will be converted into the right to receive a per share amount equal to $5.00 in cash, without interest. Upon the consummation of the merger, stockholders of Ramsay Youth Services will have no further interest in the surviving corporation. A copy of the merger agreement is attached to this proxy statement as Annex A.

      In connection with the proposed merger, appraisal rights will be available to those holders of the common stock of Ramsay Youth Services who do not vote in favor of adoption of the merger agreement, who timely and properly demand appraisal of their shares in writing and who otherwise comply with the requirements of Section 262 of the Delaware General Corporation Law, a copy of which is included as Annex E to this proxy statement. You should read the section entitled “Appraisal Rights” in this proxy statement for a discussion of the procedures to be followed in asserting appraisal rights under Section 262 in connection with the proposed merger and the full text of Section 262.

      RAMSAY YOUTH SERVICES’ BOARD OF DIRECTORS, AFTER CAREFUL CONSIDERATION, HAS UNANIMOUSLY APPROVED AND DECLARED ADVISABLE THE MERGER AGREEMENT AND THE MERGER, AND DETERMINED THAT THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, RAMSAY YOUTH SERVICES AND ITS STOCKHOLDERS, AND RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” ADOPTION OF THE MERGER AGREEMENT AT THE SPECIAL MEETING.

      Our board of directors has fixed the close of business on [                    ], 2003 as the record date for the special meeting and only holders of record of common stock on that date are entitled to vote at the special meeting and any adjournment or postponement thereof. On the record date, there were outstanding and entitled to vote 9,304,159 shares of common stock.

      Principal stockholders of Ramsay Youth Services who, collectively, hold approximately 64% of the outstanding shares of Ramsay Youth Services common stock have entered into agreements with Psychiatric Solutions to vote their shares for adoption of the merger agreement, assuring that the merger agreement will be adopted (subject to the right of our board of directors to terminate the merger agreement pursuant to its good faith exercise of its fiduciary duties to stockholders).

      This proxy statement is dated [                    ], 2003.

QUESTIONS AND ANSWERS ABOUT THE TRANSACTION	1
SUMMARY TERM SHEET	3
The Proposed Transaction	3
What You Will Be Entitled To Receive Upon Completion Of The Merger	3
The Companies	3
The Special Meeting	4
Recommendation Of Our Board Of Directors	6
Principal Stockholders’ Voting Agreements	6
Opinion Of Financial Advisor	6
Interests Of Directors And Executive Officers In The Merger	6
Material U.S. Federal Income Tax Consequences	7
The Merger Agreement	7
Termination Fees	10
Appraisal Rights	10
THE COMPANIES	11
Ramsay Youth Services	11
Psychiatric Solutions	11
PSI Acquisition Sub	11
THE SPECIAL MEETING	11
Date, Time And Place Of The Special Meeting	11
Proposals To Be Considered At The Special Meeting	11
Record Date	12
Voting Rights; Vote Required For Adoption	12
Voting And Revocation Of Proxies	12
Solicitation Of Proxies	13
Questions And Additional Information	13
THE MERGER	13
Background	13
Reasons For The Merger	15
Principal Stockholders’ Voting Agreements	17
Opinion Of Financial Advisor	18
Financing Of The Merger	23
Material U.S. Federal Income Tax Consequences Of The Merger To Our Stockholders	23
Interests Of Directors And Executive Officers In The Merger	24
THE MERGER AGREEMENT	26
The Merger	26
Merger Consideration	26
Directors And Officers	26
Treatment Of Stock Options And Other Stock-Based Rights	26
Payment For The Shares	27
Representations And Warranties	27
Covenants; Conduct Of Business Pending The Merger	28
Efforts To Complete The Merger	29

i

Conditions To The Merger	29
No Solicitation Of Other Offers	31
Termination Of The Merger Agreement	32
Termination Fees	33
Employee Benefits	33
Amendment, Extension And Waiver	34
Amendment To Rights Agreement	34
INFORMATION ABOUT PSYCHIATRIC SOLUTIONS	35
APPRAISAL RIGHTS	35
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS	38
OTHER MATTERS	40
Additional Information	40
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS	40
WHERE YOU CAN FIND MORE INFORMATION	41

ANNEX A	—	Agreement and Plan of Merger
ANNEX B	—	Stockholder Voting Agreement in favor of Psychiatric Solutions by each of Paul J. Ramsay, Ramsay Holdings HSA Limited, Paul Ramsay Holdings Pty. Limited and Paul Ramsay Hospitals Pty. Limited
ANNEX C	—	Stockholder Voting Agreement in favor of Psychiatric Solutions by Luis E. Lamela
ANNEX D	—	Opinion of UBS Warburg LLC
ANNEX E	—	Section 262 of the General Corporation Law of the State of Delaware

ii

QUESTIONS AND ANSWERS ABOUT THE TRANSACTION

Q.	What transaction is being proposed?

A.	Ramsay Youth Services is proposing a merger that will result in Psychiatric Solutions acquiring ownership of all of the outstanding shares of common stock of Ramsay Youth Services in exchange for $5.00 per share in cash and the assumption of Ramsay Youth Services’ outstanding debt. The merger will be accomplished through the merger of PSI Acquisition Sub, a wholly-owned subsidiary of Psychiatric Solutions with and into Ramsay Youth Services, with Ramsay Youth Services as the surviving corporation.

Q.	Why should I vote to adopt the merger agreement?

A.	Our board of directors believes that the merger is fair to, and in the best interests of, Ramsay Youth Services and our stockholders and our board has declared the merger advisable. Please see “The Merger — Background,” “The Merger — Reasons for the Merger” and “The Merger — Opinion of Financial Advisor” in this proxy statement.

Q.	What will I be entitled to receive pursuant to the merger?

A.	After the merger is completed, you will be entitled to receive $5.00 in cash per share in exchange for each share of our common stock.

Q.	How will the merger impact overall stock ownership of Ramsay Youth Services?

A.	After the merger is completed, Psychiatric Solutions will own 100% of the outstanding shares of our common stock.

Q.	Are there significant conditions to the closing of the merger?

A.	Completion of the merger is dependent upon the satisfaction or waiver of several conditions. Please see “The Merger Agreement — Conditions to the Merger” in this proxy statement.

Q.	What vote of stockholders is required to adopt the merger agreement?

A.	Adoption of the merger agreement requires the affirmative vote of a majority of the outstanding shares of our common stock. Stockholders who collectively hold approximately 64% of our outstanding shares of common stock have entered into agreements with Psychiatric Solutions to vote their shares for the adoption of the merger agreement.

Q.	What do I need to do now?

A.	Please mail your signed proxy card as soon as possible, but in any event no later than [ ], 2003. The special meeting will take place on [ ], 2003. Our board of directors unanimously recommends voting in favor of the adoption of the merger agreement at the special meeting.

Q.	Should I send in my stock certificates now?

A.	No. Promptly after the merger is completed, you will receive a letter of transmittal for use in surrendering your stock certificates and obtaining payment for your shares.

Q.	Do I have appraisal rights?

A.	Yes. If you so choose, you will be entitled to exercise appraisal rights upon completion of the merger so long as you take all steps required to perfect your rights under Delaware law. These steps are described under “Appraisal Rights” in this proxy statement.

Q.	When will the merger be completed?

A.	We are working toward completing the merger as quickly as possible. We currently anticipate completing the merger on or about July 1, 2003.

Q.	Whom do I call if I have questions about the merger?

A.	If you have any questions, require assistance, or need additional copies of this proxy statement or other related materials, please contact: Isabel M. Diaz, Executive Vice President of Corporate Relations, Ramsay Youth Services, Inc., One Alhambra Plaza, Suite 750, Coral Gables, Florida 33134, telephone: (305) 569-4626.

SUMMARY TERM SHEET

      This summary term sheet highlights important information in this proxy statement but does not contain all of the information that is important to you. You should carefully read this entire proxy statement and the other documents we refer you to for a more complete understanding of the matters being considered at the special meeting. In addition, we incorporate by reference important business and financial information about Psychiatric Solutions, Inc. into this proxy statement. You may obtain the information incorporated by reference into this proxy statement without charge by following the instructions in the section entitled “Information about Psychiatric Solutions.”

The Proposed Transaction

•	In the transaction, a wholly owned subsidiary of Psychiatric Solutions will merge with and into Ramsay Youth Services, with Ramsay Youth Services continuing as the surviving corporation.

•	Upon consummation of the merger, each issued and outstanding share of our common stock, other than shares held by stockholders who validly exercise appraisal rights (as discussed in this proxy statement), will automatically be canceled and cease to exist and will be converted into the right to receive a per share amount equal to $5.00 in cash, without interest.

•	As a result of the merger, we will cease to be an independent, publicly traded company and will become a wholly owned subsidiary of Psychiatric Solutions.

What You Will Be Entitled To Receive Upon Completion Of The Merger (see pages 26 through 27)

      Upon completion of the merger, you will be entitled to receive $5.00 in cash, without interest, for each share of our common stock that you own. After we complete the merger, Psychiatric Solutions will be the sole stockholder of Ramsay Youth Services. After the merger is completed, you will have the right to receive the merger consideration, but you will no longer have any rights as a stockholder of Ramsay Youth Services. Stockholders of Ramsay Youth Services will receive the merger consideration after exchanging their stock certificates in accordance with the instructions contained in the letter of transmittal to be mailed to you shortly after the completion of the merger. If you own any outstanding options or warrants to purchase Ramsay Youth Services common stock, upon completion of the merger such options or warrants (whether vested or unvested) will be converted into the right to receive a cash payment equal to the excess, if any, of $5.00 per share of Ramsay Youth Services common stock for which the options or warrants are exercisable over the per share exercise price of the options or warrants.

The Companies (see page 11)

Ramsay Youth Services, Inc.

      Ramsay Youth Services, Inc. is a provider of behavioral health care treatment programs and services focused on at-risk and special-needs youth. Ramsay Youth Services offers a full spectrum of treatment programs and services in residential and non-residential settings. The programs and services are offered through a network of company-owned or leased facilities and company-managed state or government-owned facilities. Ramsay Youth Services is headquartered in Coral Gables, Florida and has operations in Alabama, Florida, Georgia, Hawaii, Missouri, Michigan, Nevada, North Carolina, South Carolina, Texas, Utah and Puerto Rico. Ramsay Youth Services also provides a limited range of adult behavioral healthcare services at certain of its locations in response to community demand. The executive offices of Ramsay Youth Services are located at One Alhambra Plaza, Suite 750, Coral Gables, Florida 33134 and our telephone number is (305) 569-6993.

      We refer to Ramsay Youth Services, Inc. as Ramsay Youth Services throughout this document.

Psychiatric Solutions, Inc.

      Psychiatric Solutions, Inc. is a provider of behavioral health care services in the United States. Psychiatric Solutions owns and operates 11 free-standing psychiatric facilities and manages 49 psychiatric units for third party acute care hospitals in 14 states. Psychiatric Solutions also has a contract to provide mental health case management services to approximately 4,300 children and adults with serious mental illness in the Nashville, Tennessee area. Psychiatric Solutions’ objective is to provide high-quality, cost-effective psychiatric services in the communities it serves. Through its managed and freestanding psychiatric facilities, Psychiatric Solutions offers a comprehensive array of behavioral health programs to critically ill children, adolescents and adults. The executive offices of Psychiatric Solutions are located at 113 Seaboard Lane, Suite C-100, Franklin, Tennessee 37067 and its telephone number is (615) 312-5700.

      We refer to Psychiatric Solutions, Inc. as Psychiatric Solutions throughout this document.

PSI Acquisition Sub, Inc.

      PSI Acquisition Sub, Inc. is a Delaware corporation and wholly owned subsidiary of Psychiatric Solutions formed solely for the purpose of effecting the merger with Ramsay Youth Services and has not conducted any unrelated activities since its organization. PSI Acquisition Sub’s principal executive offices are located at 113 Seaboard Lane, Suite C-100, Franklin, Tennessee 37067 and its telephone number is (615) 312-5700.

      We refer to PSI Acquisition Sub, Inc. as PSI Acquisition Sub throughout this document.

The Special Meeting (see pages 11 through 13)

     Date, Time And Place Of The Special Meeting

      The special meeting is scheduled to be held as follows:

Date:
[ ], 2003
Time:
[ ], Eastern Time
Place:	Hyatt Regency Coral Gables
50 Alhambra Plaza
Coral Gables, Florida 33134

      Ramsay Youth Services’ annual meeting of stockholders was previously scheduled to be held in May 2003. However, in light of the signing of the merger agreement with Psychiatric Solutions on April 8, 2003, Ramsay Youth Services’ board of directors concluded that it was prudent to postpone the annual meeting.

     Proposals To Be Considered At The Special Meeting

      The special meeting will be held for the following purposes:

•	to vote on a proposal to adopt the Agreement and Plan of Merger, dated as of April 8, 2003, among Ramsay Youth Services, Psychiatric Solutions and PSI Acquisition Sub, a wholly owned subsidiary of Psychiatric Solutions; and

•	other business as may properly come before the meeting or any adjournment or postponement thereof.

      A copy of the Agreement and Plan of Merger is attached as Annex A to this proxy statement. As of the date of this proxy statement, Ramsay Youth Services’ board of directors is not aware of any other business to be presented for consideration at the special meeting.

     Record Date

      Our board of directors has fixed the close of business on [               ], 2003 as the record date for the special meeting and only holders of record of common stock on the record date are entitled to vote at the special meeting and any adjournment or postponement thereof. On the record date, there were outstanding and entitled to vote 9,304,159 shares of common stock.

     Voting Rights; Vote Required For Adoption

      Each share of our common stock entitles its holder to one vote on all matters properly coming before the special meeting. The requirement for a quorum at the special meeting is the presence in person or represented by proxy of holders of a majority of the outstanding shares of our common stock.

      If you hold your shares in an account with a broker or bank, you must instruct the broker or bank on how to vote your shares. If an executed proxy card returned by a broker or bank holding shares indicates that the broker or bank does not have authority to vote on a particular proposal, the shares will be considered present at the meeting for purposes of determining the presence of a quorum, but will not be voted on that particular proposal. This is called a “broker non-vote.” Your broker or bank will vote your shares only if you provide instructions on how to vote by following the instructions provided to you by your broker or bank.

      Under Delaware law and our certificate of incorporation, the proposal to adopt the merger agreement must be approved by the affirmative vote of the holders of a majority of the outstanding shares of our common stock. Abstentions and broker non-votes will have the same effect as a vote against the proposal to adopt the merger agreement.

     Voting And Revocation Of Proxies

      After carefully reading and considering the information contained in this proxy statement, you should complete, date and sign your proxy card and mail it in the enclosed return envelope as soon as possible so that your shares are represented at the special meeting. You can also vote in person at the meeting, but we encourage you to submit your proxy now in any event. Unless you specify to the contrary on your proxy card, all of your shares represented by valid proxies will be voted “for” the proposal to adopt the merger agreement and in the discretion of the persons named therein with respect to any other proposal that properly comes before the special meeting or any adjournment or postponement thereof.

      Please do not send in your stock certificates with your proxy card. If the merger is completed, a separate letter of transmittal will be mailed to you which will enable you to receive the merger consideration.

      Until your proxy is exercised at the special meeting, you can revoke your proxy and change your vote in any of the following ways:

•	by delivering written notification to Ramsay Youth Services, Inc., One Alhambra Plaza, Suite 750, Coral Gables, Florida 33134;

•	by delivering a proxy bearing a later date by mail in the manner described in this proxy statement;

•	by attending the special meeting and voting in person. Your attendance at the meeting will not, by itself, revoke your proxy. You must vote in person at the meeting; or

•	if you have instructed a broker or bank to vote your shares, by following the directions received from your broker or bank to change those instructions.

     Questions And Additional Information

      For additional information regarding the procedure for delivering your proxy see “The Special Meeting — Voting and Revocation of Proxies” and “The Special Meeting — Solicitation of Proxies.”

      If you have more questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, you should contact Isabel M. Diaz at Ramsay Youth Services at the address below or by telephone at (305) 569-4626: Ramsay Youth Services, Inc., One Alhambra Plaza, Suite 750, Coral Gables, Florida 33134, telephone: (305) 569-6993.

Recommendation Of Our Board Of Directors (see pages 15 through 17)

      After careful consideration, our board of directors unanimously:

•	determined that the merger agreement, the merger and the transactions contemplated thereby are fair to, and in the best interests of Ramsay Youth Services and its stockholders;

•	approved the merger agreement and declared its advisability; and

•	recommended that our stockholders vote to adopt the merger agreement.

      Our board of directors recommends that you vote “for” the proposal to adopt the merger agreement at the special meeting.

Principal Stockholders’ Voting Agreements (see page 17)

      Concurrently with the execution of the merger agreement, Paul J. Ramsay, our Chairman of the Board, certain stockholders of Ramsay Youth Services controlled by Mr. Ramsay, and Luis E. Lamela, our President and Chief Executive Officer, entered into voting agreements with Psychiatric Solutions pursuant to which each such stockholder agreed, among other things, to vote all of such stockholder’s shares of Ramsay Youth Services common stock in favor of the approval of the merger and adoption of the merger agreement. These shares represent approximately 64% of the number of outstanding shares of Ramsay Youth Services common stock, assuring approval of the merger and adoption of the merger agreement (subject to the right of our board of directors to terminate the merger agreement pursuant to its good faith exercise of its fiduciary duties to stockholders). Copies of the voting agreements are attached as Annex B and Annex C to this proxy statement. The description above is qualified in its entirety by reference to the voting agreements, and we urge you to read them in their entirety.

Opinion Of Financial Advisor (see pages 18 through 23)

      On April 8, 2003, UBS Warburg delivered its opinion to Ramsay Youth Services’ board of directors to the effect that, on April 8, 2003, and subject to and based upon the considerations set forth in its written opinion, the consideration to be received by the holders of shares of Ramsay Youth Services common stock pursuant to the merger agreement is fair from a financial point of view to such holders (other than Mr. Ramsay and his corporate affiliates).

      The full text of UBS Warburg’s opinion, dated April 8, 2003, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by UBS Warburg, is attached as Annex D to this proxy statement. UBS Warburg provided its opinion for the information and assistance of Ramsay Youth Services’ board of directors in connection with its consideration of the merger. The UBS Warburg opinion does not address any other aspect of the merger and does not constitute a recommendation to any Ramsay Youth Services stockholder as to how to vote at the special meeting. We urge you to read the opinion in its entirety.

      We refer to UBS Warburg LLC as UBS Warburg throughout this document.

Interests Of Directors And Executive Officers In The Merger (see pages 24 through 25)

      In considering the recommendation of our board of directors to vote for the proposal to adopt the merger agreement so that the merger can occur, you should be aware that some of our executive officers and members of our board of directors have interests in the merger that may be in addition to or different from the interests of our stockholders generally. The members of the Ramsay Youth Services board of directors were aware of these interests and considered them at the time they approved the merger agreement. These interests include the following:

•	stock options and warrants held by our officers and directors (and, in the case of Mr. Ramsay, his corporate affiliates) will be treated in the same manner as options and warrants to purchase common stock held by everyone else. Upon the consummation of the merger, all options and warrants, whether or not then exercisable, will be converted into a right to receive $5.00 per share of Ramsay Youth Services common stock represented by such option or warrant, less the applicable exercise price per share;

•	certain of our executive officers have employment agreements with Ramsay Youth Services which provide for special payments upon a change in control of Ramsay Youth Services. The amount of each payment is dependent in part on the individual’s salary and position with Ramsay Youth Services. The payments are due upon the completion of the merger; and

•	Paul J. Ramsay, certain stockholders of Ramsay Youth Services controlled by Mr. Ramsay, and Luis E. Lamela have entered into voting agreements with Psychiatric Solutions pursuant to which each stockholder has agreed to vote all of such stockholder’s shares of Ramsay Youth Services common stock in favor of approval of the merger and adoption of the merger agreement. These shares represent approximately 64% of the number of outstanding shares of Ramsay Youth Services common stock, assuring approval of the merger and adoption of the merger agreement (subject to the right of our board of directors to terminate the merger agreement pursuant to its good faith exercise of its fiduciary duties to stockholders).

Material U.S. Federal Income Tax Consequences (see pages 23 through 24)

      The receipt of $5.00 in cash for each share of our common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. For U.S. federal income tax purposes, each of our stockholders generally will recognize taxable gain or loss as a result of the merger measured by the difference, if any, between $5.00 per share and the adjusted tax basis in that share owned by the stockholder. For additional information regarding material U.S. federal income tax consequences of the merger to our stockholders, see “The Merger — Material U.S. Federal Income Tax Consequences of the Merger to our Stockholders.”

The Merger Agreement (see pages 26 through 35)

      The merger agreement is attached as Annex A to this proxy statement. We encourage you to read the merger agreement because it is the principal document governing the merger.

     Conditions To The Merger (see pages 29 through 31)

      Conditions To Each Party’s Obligations. Each party’s obligations to complete the merger are subject to the satisfaction or waiver of the following conditions:

•	our stockholders must adopt the merger agreement by the affirmative vote of the holders of a majority of the outstanding shares of our common stock;

•	subject to certain provisions, no federal or state statute, rule or regulation shall have been enacted, promulgated, entered, or enforced that would have the effect of preventing the completion of the merger; and

•	subject to certain conditions, neither Psychiatric Solutions nor Ramsay Youth Services shall be subject to (1) any law, order, stay, decree, judgment or injunction of any federal, state, local or foreign government or any court, administrative or regulatory agency or commission or other governmental authority or agency which would have the effect of preventing or materially restricting the completion of the merger that has not been vacated, dismissed or withdrawn as of the effective time of the merger, or (2) any pending or threatened (in writing) litigation or proceeding by any federal, state, local or foreign government or any court, administrative or regulatory agency or commission or other governmental authority or agency which would have the effect of preventing the completion of the merger or which would impose material damages on Psychiatric Solutions or Ramsay Youth Services.

      Conditions To Psychiatric Solutions’ And PSI Acquisition Sub’s Obligations. The obligations of Psychiatric Solutions and PSI Acquisition Sub to complete the merger are subject to the satisfaction or waiver of the following additional conditions:

•	our representations and warranties must be true and correct as of the closing date as though made on and as of the closing date, except where the failure to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Ramsay Youth Services or our ability to consummate the transaction;

•	we must have performed in all material respects all obligations that we are required to perform under the merger agreement on or prior to the closing date;

•	from and after April 8, 2003, there will not have occurred a material adverse change in Ramsay Youth Services, and no action, suit or proceeding shall have been instituted by any person for monetary damages before a court or any governmental entity arising out of the transactions contemplated by the merger agreement and that would, individually or in the aggregate, reasonably be expected to have a material adverse effect on Psychiatric Solutions;

•	no governmental entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order which is in effect and which:

(1)	prohibits or limits materially the ownership or operation by Psychiatric Solutions, PSI Acquisition Sub or any of their subsidiaries of all or any material portion of the business or assets of Ramsay Youth Services and its subsidiaries, taken as a whole, or compels Psychiatric Solutions, PSI Acquisition Sub, or any of their respective subsidiaries to dispose of or hold separate all or any material portion of the business or assets of Ramsay Youth Services and its subsidiaries taken as a whole;

(2)	imposes material limitations on the ability of Psychiatric Solutions, PSI Acquisition Sub or any other subsidiary of Psychiatric Solutions to acquire or hold, or to exercise effectively full rights of ownership of, Ramsay Youth Services; or

(3)	requires divestitures by Psychiatric Solutions, PSI Acquisition Sub or any other affiliate of Psychiatric Solutions of any material assets;

•	Psychiatric Solutions shall have received the resignations of all of the directors and officers of Ramsay Youth Services and each of its subsidiaries;

•	the voting agreements in favor of Psychiatric Solutions by Paul J. Ramsay, each of his corporate affiliates owning shares of our common stock and Luis E. Lamela must be in full force and effect;

•	stockholders must not have exercised appraisal rights with respect to more than 7.5% of the number of shares of Ramsay Youth Services common stock outstanding immediately prior to the effective time of the merger; and

•	Ramsay Youth Services shall have delivered to Psychiatric Solutions:

(1)	waivers executed by the holders of options and warrants representing at least 90% of the Ramsay Youth Services common stock issuable pursuant to all outstanding options and warrants to purchase Ramsay Youth Services common stock which provide for an exercise price per share which is greater than or equal to $5.00 evidencing their agreement that such options and warrants to purchase Ramsay Youth Services common stock held by such holders will be canceled as of the effective time of the merger, and

(2)	duly adopted resolutions of our board of directors or the appropriate committee of our board adjusting (A) the terms of all options to purchase Ramsay Youth Services common stock which provide for an exercise price per share of Ramsay Youth Services common stock which is greater than or equal to $5.00 to provide that, following the effective time of the merger, all such options to purchase Ramsay Youth Services common stock represent the right to receive no value and

(B) the terms of all options to purchase Ramsay Youth Services common stock which provide for an exercise price per share of Ramsay Youth Services common stock which is less than $5.00 to provide that, following the effective time of the merger, all such options to purchase Ramsay Youth Services common stock represent the right to receive only the difference between $5.00 and the applicable exercise price per share.

      Conditions To Ramsay Youth Services’ Obligation. Our obligation to complete the merger is subject to the satisfaction or waiver of the following additional conditions:

•	Psychiatric Solutions’ and PSI Acquisition Sub’s representations and warranties must be true and correct in all material respects as of the closing date as though made on and as of the closing date, except where the failure to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Psychiatric Solutions’ ability to consummate the merger; and

•	Psychiatric Solutions will have, and must have caused PSI Acquisition Sub to have, performed in all material respects all obligations that each of them is required to perform under the merger agreement on or prior to the closing date.

Termination Of The Merger Agreement (see pages 32 through 33)

      The merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after stockholder approval has been obtained:

1. by mutual written consent of Psychiatric Solutions and Ramsay Youth Services;

2. by either Psychiatric Solutions or Ramsay Youth Services, if:

•	the merger agreement has not been adopted by the Ramsay Youth Services stockholders on or before September 3, 2003, provided that the party seeking termination is not in material breach of the merger agreement, or

•	any governmental entity shall have permanently enjoined, restrained or otherwise prohibited the consummation of the merger or any of the other transactions contemplated by the merger agreement;

3. by Psychiatric Solutions, if:

•	subject to certain conditions and exceptions, we have materially breached any of our representations, warranties or covenants in the merger agreement and the breach is not or cannot be cured within 30 days after written notice of the breach is delivered,

•	our board of directors withdraws its approval or recommendation of the merger or the merger agreement or recommends to our stockholders any acquisition proposal by a third party, or

•	our stockholders do not adopt the merger agreement at the special meeting; or

4. by Ramsay Youth Services, if:

•	subject to certain conditions and exceptions, Psychiatric Solutions has materially breached any of its representations, warranties or covenants in the merger agreement and the breach is not or cannot be cured within 30 days after written notice of the breach is delivered,

•	Psychiatric Solutions has not obtained (and delivered to Ramsay Youth Services) on or before June 2, 2003 a binding commitment letter from a nationally recognized financial institution to provide the financing necessary to pay the merger consideration described in this proxy statement to be paid to our stockholders and to holders of options and warrants, to repay our outstanding debt on the closing date of the merger, and to pay all fees and expenses incurred in connection with the merger,

•	prior to obtaining stockholder approval, we propose to accept a superior acquisition proposal from a third party, provided that no binding amendment to the merger agreement has been delivered to Ramsay Youth Services by Psychiatric Solutions and PSI Acquisition Sub which the Ramsay Youth Services board of directors determines in good faith (after consultation with independent financial and legal advisors) provides greater aggregate value to the holders of Ramsay Youth Services common stock than the superior acquisition proposal from the third party, or

•	subject to certain conditions, Psychiatric Solutions has not consummated the financing necessary to complete the merger transaction on or before August 29, 2003.

Termination Fees (see page 33)

      We must pay to Psychiatric Solutions a termination fee of $2.25 million if the merger agreement is terminated under the following circumstances:

•	Psychiatric Solutions terminates pursuant to the provisions described in the second or third point under paragraph (3) above under “Termination of the Merger Agreement”;

•	we terminate pursuant to the provision described in the third point under paragraph (4) above under “Termination of the Merger Agreement”; or

•	Psychiatric Solutions terminates pursuant to the provisions described in the first point under paragraph (3) above under “Termination of the Merger Agreement” and within six months thereafter Ramsay Youth Services enters into an agreement with respect to a superior proposal to acquire Ramsay Youth Services from a third party with whom Ramsay Youth Services had previously signed a confidentiality agreement prior to the termination.

      Psychiatric Solutions must pay to us a termination fee of $2.25 million if the merger agreement is terminated under the following circumstances:

•	we terminate pursuant to the provision described in the second or fourth point under paragraph (4) above under “Termination of the Merger Agreement.”

Appraisal Rights (see pages 35 through 38)

      Stockholders who do not wish to accept the $5.00 per share cash consideration payable pursuant to the merger may seek, under Delaware law, judicial appraisal of the fair value of their shares by the Delaware Court of Chancery. This value could be more or less than or the same as the merger consideration of $5.00 in cash per share. This right of appraisal is subject to a number of restrictions and technical requirements. Generally, in order to exercise appraisal rights, among other things:

•	you must not vote in favor of the proposal to adopt the merger agreement;

•	you must make a written demand on us for appraisal in compliance with Delaware law before the vote on the proposal to adopt the merger agreement at the special meeting; and

•	you must hold your shares of record continuously from the time of making a written demand for appraisal until the effective time of the merger.

      Merely voting against the merger agreement will not preserve your right of appraisal under Delaware law. Also, because a submitted proxy not marked “against” or “abstain” will be voted for the proposal to adopt the merger agreement, the submission of a proxy not marked “against” or “abstain” will result in the waiver of appraisal rights. If you hold shares in the name of a broker or other nominee, you must instruct your nominee to take the steps necessary to enable you to assert appraisal rights. If you or your nominee fails to follow all of the steps required by the statute, you will lose your right of appraisal.

      Annex E to this proxy statement contains the relevant provisions of the Delaware statute relating to your right of appraisal.

THE COMPANIES

Ramsay Youth Services

      Ramsay Youth Services is a provider of behavioral health care treatment programs and services focused on at-risk and special-needs youth. Ramsay Youth Services offers a full spectrum of treatment programs and services in residential and non-residential settings. The programs and services are offered through a network of company-owned or leased facilities and company-managed state or government-owned facilities. Ramsay Youth Services is headquartered in Coral Gables, Florida and has operations in Alabama, Florida, Georgia, Hawaii, Missouri, Michigan, Nevada, North Carolina, South Carolina, Texas, Utah and Puerto Rico. Ramsay Youth Services also provides a limited range of adult behavioral healthcare services at certain of its locations in response to community demand. The executive offices of Ramsay Youth Services are located at One Alhambra Plaza, Suite 750, Coral Gables, Florida 33134 and our telephone number is (305) 569-6993.

Psychiatric Solutions

      Psychiatric Solutions is a provider of behavioral health care services in the United States. Psychiatric Solutions owns and operates 11 free-standing psychiatric facilities and manages 49 psychiatric units for third party acute care hospitals in 14 states. Psychiatric Solutions also has a contract to provide mental health case management services to approximately 4,300 children and adults with serious mental illness in the Nashville, Tennessee area. Psychiatric Solutions’ objective is to provide high-quality, cost-effective psychiatric services in the communities it serves. Through its managed and freestanding psychiatric facilities, Psychiatric Solutions offers a comprehensive array of behavioral health programs to critically ill children, adolescents and adults. The executive offices of Psychiatric Solutions are located at 113 Seaboard Lane, Suite C-100, Franklin, Tennessee 37067 and its telephone number is (615) 312-5700.

PSI Acquisition Sub

      PSI Acquisition Sub is a Delaware corporation and wholly owned subsidiary of Psychiatric Solutions formed solely for the purpose of effecting the merger with Ramsay Youth Services and has not conducted any unrelated activities since its organization. PSI Acquisition Sub’s principal executive offices are located at 113 Seaboard Lane, Suite C-100, Franklin, Tennessee 37067, and its telephone number is (615) 312-5700.

THE SPECIAL MEETING

      This proxy statement is furnished in connection with the solicitation of proxies by our board of directors in connection with a special meeting of our stockholders.

Date, Time And Place Of The Special Meeting

      The special meeting is scheduled to be held as follows:

Date:	[ ], 2003
Time:	[ ], Eastern Time
Place:	Hyatt Regency Coral Gables 50 Alhambra Plaza Coral Gables, Florida 33134

Proposals To Be Considered At The Special Meeting

      The special meeting will be held for the following purposes:

•	to vote on a proposal to adopt the Agreement and Plan of Merger, dated as of April 8, 2003, among Ramsay Youth Services, Psychiatric Solutions and PSI Acquisition Sub, a wholly owned subsidiary of Psychiatric Solutions; and

•	other business as may properly come before the meeting or any adjournment or postponement thereof.

A copy of the merger agreement is attached as Annex A to this proxy statement. As of the date of this proxy statement, Ramsay Youth Services’ board of directors is not aware of any other business to be presented for consideration at the meeting.

Record Date

      Our board of directors has fixed the close of business on [                    ], 2003 as the record date for the special meeting and only holders of record of our common stock on the record date are entitled to vote at the special meeting and any adjournment or postponement thereof. On the record date, there were outstanding and entitled to vote 9,304,159 shares of our common stock.

Voting Rights; Vote Required For Adoption

      Each share of our common stock entitles its holder to one vote on all matters properly coming before the special meeting. The requirement for a quorum at the special meeting is the presence in person or represented by proxy of holders of a majority of the outstanding shares of our common stock.

      If you hold your shares in an account with a broker or bank, you must instruct the broker or bank on how to vote your shares. If an executed proxy card returned by a broker or bank holding shares indicates that the broker or bank does not have authority to vote on a particular proposal, the shares will be considered present at the meeting for purposes of determining the presence of a quorum but will not be voted on that particular proposal. This is called a broker non-vote. Your broker or bank will vote your shares only if you provide instructions on how to vote by following the instructions provided to you by your broker or bank.

      Under Delaware law and our certificate of incorporation, the proposal to adopt the merger agreement must be approved by the affirmative vote of the holders of a majority of the outstanding shares of our common stock. Abstentions and broker non-votes will have the same effect as a vote against the proposal to adopt the merger agreement.

Voting And Revocation Of Proxies

      Stockholders of record may submit proxies by mail or in person. Stockholders who wish to submit a proxy by mail should mark, date, sign and return the proxy card in the envelope furnished. Stockholders who hold shares beneficially through a nominee (such as a bank or broker) may be able to submit a proxy by telephone or Internet if those services are offered by the nominee. If you hold your shares through a nominee, please review the proxy card provided by your nominee to determine whether telephone and/or Internet voting are available to you.

      Proxies received at any time before the special meeting, and not revoked or superseded before being voted, will be voted at the special meeting. Where a specification is indicated by the proxy, it will be voted in accordance with the specification. Where no specification is indicated, the proxy will be voted “for” adoption of the merger agreement and in the discretion of the persons named in the proxy with respect to any other business that may properly come before the meeting or any adjournment of or postponement of the meeting. Our board of directors is not currently aware of any business to be brought before the special meeting other than that described in this proxy statement.

      Please do not send in your stock certificates with your proxy card. If the merger is completed, a separate letter of transmittal will be mailed to you which will enable you to receive the merger consideration.

      Until your proxy is exercised at the special meeting, you can revoke your proxy and change your vote in any of the following ways:

•	by delivering written notification to Ramsay Youth Services, Inc., One Alhambra Plaza, Suite 750, Coral Gables, Florida 33134;

•	by delivering a proxy bearing a later date by mail in the manner described in this proxy statement;

•	by attending the special meeting and voting in person. Your attendance at the meeting will not, by itself, revoke your proxy. You must vote in person at the meeting; or

•	if you have instructed a broker or bank to vote your shares, by following the directions received from your broker or bank to change those instructions.

Solicitation Of Proxies

      We will bear the expenses in connection with the solicitation of proxies. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of our common stock held of record by such persons, and we may reimburse them for their reasonable transaction and clerical expenses. Solicitation of proxies will be made principally by mail. Proxies may also be solicited in person, or by telephone, facsimile, telegram or other means of communication, by our officers, our regular employees and solicitors hired by us. These people (other than the solicitors hired by us) will receive no additional compensation for these services, but will be reimbursed for any transaction expenses incurred by them in connection with these services. Presently, we have no intention of hiring a professional proxy solicitor.

Questions And Additional Information

      For additional information regarding the procedure for delivering your proxy see “The Special Meeting — Voting and Revocation of Proxies” and “The Special Meeting — Solicitation of Proxies.”

      If you have more questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, you should contact Isabel M. Diaz at Ramsay Youth Services at the address below or by telephone at (305) 569-4626; Ramsay Youth Services, Inc., One Alhambra Plaza, Suite 750, Coral Gables, Florida 33134, telephone: (305) 569-6993.

THE MERGER

Background

      The Ramsay Youth Services board of directors together with its management team, as part of its ongoing oversight and planning functions, has from time to time considered various financial and other alternatives that might be available to increase the value of Ramsay Youth Services to its stockholders. In connection with these ongoing reviews, several members of the Ramsay Youth Services management team met with UBS Warburg in early 2001 to assess various possible strategic alternatives available to Ramsay Youth Services to increase shareholder value, including a sale or business combination of Ramsay Youth Services or the continued operation of Ramsay Youth Services as a stand alone entity under its then current business plan.

      At a meeting with several members of the Ramsay Youth Services management team held on November 7, 2001, UBS Warburg discussed its preliminary view of an appropriate valuation of Ramsay Youth Services and its analysis of other related matters, including the identification of third parties who might be interested in acquiring Ramsay Youth Services.

      On November 13, 2001, Ramsay Youth Services engaged UBS Warburg as its exclusive financial and capital markets advisor in connection with the potential sale of Ramsay Youth Services.

      Between November 29, 2001 and February 5, 2003, UBS Warburg, in coordination with Ramsay Youth Services’ senior management, contacted 16 prospective purchasers, including Psychiatric Solutions, in an effort to ascertain, on a preliminary basis, their level of interest in acquiring Ramsay Youth Services. The companies contacted were chosen based on a variety of factors, including perceived interest in the business in which Ramsay Youth Services operates, familiarity with Ramsay Youth Services’ industry and their financial ability to consummate an acquisition of Ramsay Youth Services. Those entities expressing an interest in pursuing a possible transaction were asked to sign agreements to protect the confidential nature of the material prepared by the Ramsay Youth Services management team. Twelve prospective purchasers signed confidenti-

ality agreements and received confidential information memorandums. Eight of those 12 prospective purchasers met with senior management of Ramsay Youth Services. Subsequently, two preliminary indications of interest were received from the initial group of 12, one of which was from Psychiatric Solutions.

      On March 7, 2002, Psychiatric Solutions submitted a preliminary indication of interest to acquire Ramsay Youth Services for $4.50 per outstanding share of common stock. The proposal was not specific with respect to structure.

      At this time, Ramsay Youth Services instructed its outside legal counsel, Torys LLP, to prepare a draft merger agreement for review by prospective purchasers.

      Between March 2002 and August 2002, Ramsay Youth Services senior management provided Psychiatric Solutions with access to the initial due diligence materials related to Ramsay Youth Services’ business. In addition, during this time period, members of Ramsay Youth Services’ senior management team accompanied members of Psychiatric Solutions’ senior management team on site visits of Ramsay Youth Services’ facilities.

      From March 2002 to August 2002, the Ramsay Youth Services senior management from time to time informally updated the members of the Ramsay Youth Services board of directors as to the discussions with Psychiatric Solutions. During that same time period, the management of Psychiatric Solutions informed the Psychiatric Solutions board of directors about the discussions with Ramsay Youth Services.

      On August 14, 2002, after performing additional due diligence, Psychiatric Solutions submitted a revised indication of interest for $5.00 per share, payable 60% in cash and 40% in shares of Psychiatric Solutions stock. On August 15, 2002, at the direction of Ramsay Youth Services management, UBS Warburg asked Psychiatric Solutions to reconsider its proposal with respect to both price and structure. On August 21, 2002, Psychiatric Solutions replied that after consultation with its board of directors, it would not revise its previously submitted proposal. At this point, Ramsay Youth Services and Psychiatric Solutions agreed to discontinue negotiations.

      On December 9, 2002, another prospective purchaser submitted a preliminary indication of interest for between $4.00 and $4.50 per share in cash. Subsequently, at the direction of Ramsay Youth Services management, UBS Warburg asked this prospective purchaser to reconsider its proposal with respect to price. On January 20, 2003, the prospective purchaser submitted a revised indication of interest for $5.00 per share in cash. During the remainder of January 2003 and February 2003, the Ramsay Youth Services senior management team met with this prospective purchaser as well as another prospective purchaser and provided each of them with access to due diligence materials related to Ramsay Youth Services’ business. In the middle of March 2003, this prospective purchaser informed us that it was not able to confirm a $5.00 per share price within the timeframe set by Ramsay Youth Services and withdrew from the sale process.

      On February 5, 2003, Psychiatric Solutions indicated that they would like to reengage in the sale process with Ramsay Youth Services and on February 14, 2003, Psychiatric Solutions submitted a revised indication of interest for $5.00 per share in cash. From February 24, 2003 through April 4, 2003, Psychiatric Solutions and its advisors conducted further business, financial and legal due diligence on Ramsay Youth Services’ business.

      In March 2003, Psychiatric Solutions stated that they would require Paul J. Ramsay, his affiliated companies and Luis E. Lamela to enter into voting agreements whereby they would agree to vote all of their shares of Ramsay Youth Services common stock in favor of approval of the merger and adoption of the merger agreement. Mr. Ramsay and Mr. Lamela indicated their willingness to enter into such agreements as part of a transaction with Psychiatric Solutions.

      During March 2003, the parties and their respective financial and legal advisors negotiated on numerous occasions various aspects of the proposed merger and the proposed terms of the merger agreement, including the nature and extent of termination fees and the conditions for consummation of the merger. Also during this period members of the Ramsay Youth Services and Psychiatric Solutions board of directors were updated from time to time as to the progress of the negotiations.

      On April 4, 2003, the Ramsay Youth Services board of directors met to review the proposed sale, the merger agreement and related matters. At the board meeting, Mr. Lamela, representatives of UBS Warburg, and Thomas M. Haythe, a board member and Ramsay Youth Services’ general counsel, addressed the board about the marketing process and the background of the proposed merger. In addition, representatives of UBS Warburg presented a preliminary valuation analysis with respect to Ramsay Youth Services. The Ramsay Youth Services board of directors authorized management to continue negotiations with Psychiatric Solutions and the legal advisors to Ramsay Youth Services and Psychiatric Solutions continued to negotiate the terms and conditions of the merger agreement and related documents.

      On April 7, 2003, Psychiatric Solutions board of directors held a meeting with its legal advisors, financial advisors and management, and discussed the terms and conditions of the merger as set forth in a draft of the merger agreement. At that meeting, the Psychiatric Solutions board of directors unanimously approved the merger agreement and the merger.

      On April 8, 2003, the Ramsay Youth Services board of directors met with its legal advisors, financial advisors and management and discussed the final terms of the proposed merger as set forth in the merger agreement and related agreements. At our board meeting, Mr. Ramsay, Mr. Lamela, representatives of UBS Warburg, and Mr. Haythe reviewed with the Ramsay Youth Services board of directors its legal duties and addressed the board of directors about the business, financial and legal implications, respectively, of a merger between Ramsay Youth Services and Psychiatric Solutions and reviewed the terms of the proposed merger agreement and related agreements. During that meeting, representatives of UBS Warburg informed the board that in the opinion of UBS Warburg, based upon and subject to the matters set forth in its written opinion, on April 8, 2003, the consideration to be received by holders of shares of Ramsay Youth Services common stock pursuant to the merger agreement was fair from a financial point of view to each such holder (other than Mr. Ramsay and his corporate affiliates). After discussion, our board of directors unanimously voted to approve the merger agreement, declared the advisability of the merger and determined that the merger agreement and the merger are fair to and in the best interests of Ramsay Youth Services and our stockholders. Our board unanimously resolved to recommend that our stockholders vote to adopt the merger agreement at a special meeting to be held for that purpose. Our board of directors also approved an amendment to our stockholder rights plan in order to exempt the merger from the provisions of the rights plan and approved a resolution exempting the merger from the anti-takeover restrictions set forth in Delaware law.

      On April 8, 2003, following the meeting of the Ramsay Youth Services board of directors, the parties finalized and executed and delivered the merger agreement, and Mr. Ramsay and Mr. Lamela finalized and executed and delivered the voting agreements.

      Prior to the commencement of trading on the Nasdaq Stock Market, at 8:00 a.m. (EST) on April 9, 2003, Ramsay Youth Services and Psychiatric Solutions issued a joint press release announcing the execution of the merger agreement.

      Notices were sent to the licensure and certificate of need agencies (if applicable) in each state where Ramsay Youth Services has a hospital notifying them of the proposed transaction. The Certificate of Need Section of the Michigan Department of Community Health requested that a Letter of Intent for Nonsubstantive/Expedited Reviews be submitted. The requested form was submitted on April 9, 2003. It is anticipated that the Michigan Department of Community Health will approve the proposed transaction, but Ramsay Youth Services cannot be sure when or if such approval will be granted or if any further filings will be required by this agency. It is not anticipated that a formal filing will be required with any other state agency in order to consummate the proposed transaction.

Reasons For The Merger

      In reaching its decision to approve the merger agreement, to declare the advisability of the merger and to recommend that our stockholders adopt the merger agreement, the Ramsay Youth Services board of directors consulted with our management and our legal and financial advisors. The Ramsay Youth Services board of directors also considered a number of factors, including, without limitation, the following:

1. the recent and historical market prices of Ramsay Youth Services common stock relative to the merger consideration, including (a) the fact that Ramsay Youth Services common stock had only traded over $5.00 per share five days in the last two years, (b) the fact that the $5.00 per share merger consideration represented an approximate 23% premium over the closing price of Ramsay Youth Services common stock one month before our board of directors’ approval of the merger agreement and an approximate 38.9% premium over the closing price of Ramsay Youth Services common stock one week before our board of directors’ approval of the merger agreement and (c) prices for comparable $50-$100 million mergers in the health care and correctional facility industries;

2. the fact that the merger consideration is all cash, which provides certainty of value to holders of Ramsay Youth Services common stock compared to a transaction in which stockholders would receive stock or other non-cash consideration;

3. the view of our management that the trading value for shares of Ramsay Youth Services common stock was not likely to exceed the merger price in the foreseeable future if Ramsay Youth Services remained independent;

4. the potential value to our stockholders that could be expected to be generated from the other strategic options available to Ramsay Youth Services, including (a) remaining independent and continuing to implement our strategic plan or (b) pursuing other strategic alternatives, as well as the risks and uncertainties associated with those alternatives;

5. the financial presentations of UBS Warburg to our board of directors on April 4, 2003 and April 8, 2003 and the opinion of UBS Warburg rendered on April 8, 2003 to the Ramsay Youth Services board of directors to the effect that, based upon and subject to the matters set forth in its written opinion, on April 8, 2003, the consideration to be received by holders of shares of Ramsay Youth Services common stock pursuant to the merger agreement was fair from a financial point of view to those holders (other than Mr. Ramsay and his corporate affiliates);

6. discussions with Ramsay Youth Services’ management and UBS Warburg regarding the potential transaction with Psychiatric Solutions and the business, financial condition, competitive position, business strategy, strategic options and prospects of Ramsay Youth Services (as well as the risks involved in achieving these prospects), the nature of the health care and youth services industries in which Ramsay Youth Services competes, and current industry, economic and market conditions, both on an historical and on a prospective basis;

7. the terms of the merger agreement, as reviewed by the Ramsay Youth Services board of directors with Ramsay Youth Services’ general counsel, including:

•	the restrictions on Ramsay Youth Services’ taking of certain actions between signing and closing without the consent of Psychiatric Solutions;

•	the conditions to closing of the merger; and

•	Ramsay Youth Services’ ability to furnish information to and conduct negotiations with a third party, terminate the merger agreement, and enter into an agreement relating to a superior proposal under certain circumstances, as more fully described under “The Merger Agreement — No Solicitation of Other Offers”;

8. the likelihood that the merger would be consummated, including the experience, reputation and financial condition of Psychiatric Solutions, and the fact that Psychiatric Solutions is required to pay to Ramsay Youth Services a termination fee of $2.25 million if we terminate the merger agreement as a result of the failure by Psychiatric Solutions to obtain (and deliver to Ramsay Youth Services) on or before June 2, 2003 a binding commitment letter from a recognized financial institution to provide the financing necessary to complete the merger transaction or as a result of the failure by Psychiatric Solutions to consummate such financing on or before August 29, 2003;

9. that Ramsay Youth Services will no longer exist as an independent company and its stockholders will no longer participate in the growth of Ramsay Youth Services or the pursuit of its stand-alone business plan;

10. the fact that gains from an all-cash transaction would be taxable to Ramsay Youth Services stockholders for U.S. federal income tax purposes; and

11. the fact that Paul J. Ramsay and corporations controlled by Mr. Ramsay, and Luis E. Lamela, have entered into voting agreements with Psychiatric Solutions pursuant to which each such stockholder has agreed to vote all of such stockholder’s shares of Ramsay Youth Services common stock in favor of approval of the merger and adoption of the merger agreement, and the fact that these shares represent approximately 64% of the number of outstanding shares of Ramsay Youth Services common stock, assuring approval of the merger and adoption of the merger agreement (subject to the right of our board of directors to terminate the merger agreement pursuant to its good faith exercise of its fiduciary duties to stockholders).

      During its consideration of the transaction with Psychiatric Solutions, the Ramsay Youth Services board of directors was also aware that some of the directors and executive officers of Ramsay Youth Services may have interests in the merger that are different from or in addition to those of Ramsay Youth Services stockholders generally, as described under “The Merger — Interests of Directors and Executive Officers in the Merger.”

      This discussion of the information and factors considered and given weight by the Ramsay Youth Services board of directors is not intended to be exhaustive, but is believed to address the material information and factors considered by the board of directors. In view of the number and variety of these factors, the Ramsay Youth Services board of directors did not make specific assessments of, or otherwise assign relative weights to, the specific factors and analyses considered in reaching its determination. The determination to approve the merger agreement was made after consideration of all of the factors and analyses as a whole. In addition, individual members of the Ramsay Youth Services board of directors may have given different weights to different factors.

Principal Stockholders’ Voting Agreements

      Paul J. Ramsay, Chairman of the Board of Ramsay Youth Services (including his controlled corporations which are also stockholders of Ramsay Youth Services), on the one hand, and Luis E. Lamela, President and Chief Executive Officer of Ramsay Youth Services, on the other hand, are the two largest beneficial owners of Ramsay Youth Services common stock and are currently members of Ramsay Youth Services’ board of directors. These stockholders own approximately 64% of the number of outstanding shares of Ramsay Youth Services common stock. As directors, Messrs. Ramsay and Lamela voted to approve the merger agreement. Ramsay Holdings HSA Limited, Paul Ramsay Holdings Pty. Limited, Ramsay Hospitals Pty. Limited and Paul J. Ramsay, as well as Luis E. Lamela, have each entered into voting agreements with Psychiatric Solutions pursuant to which each such stockholder has agreed to vote all of such stockholder’s shares of Ramsay Youth Services common stock in favor of approval of the merger and adoption of the merger agreement. This assures the approval of the merger and the adoption of the merger agreement by Ramsay Youth Services’ stockholders (subject to the right of our board of directors to terminate the merger agreement pursuant to its good faith exercise of its fiduciary duties to stockholders). These stockholders have also agreed to vote against any action that would cause a breach of the merger agreement. The voting agreements terminate at the effective time of the merger, if the merger agreement terminates in accordance with its terms or, at the option of the stockholder, if an amendment or modification of the merger agreement is entered into which results in a decrease in the price to be paid per share of Ramsay Youth Services common stock. Copies of the voting agreements are attached as Annex B and Annex C to this proxy statement. The description above is qualified in its entirety by reference to the voting agreements, and we urge you to read them in their entirety.

Opinion Of Financial Advisor

      Ramsay Youth Services’ board retained UBS Warburg to act as its exclusive financial advisor in connection with the merger by a letter agreement dated November 13, 2001. At the meeting of Ramsay Youth Services’ board on April 8, 2003, UBS Warburg rendered its oral opinion, subsequently confirmed in writing, that as of April 8, 2003, and subject to and based on the various assumptions made, procedures followed, matters considered and limitations of the review undertaken, the per share cash consideration to be received by the holders of Ramsay Youth Services’ outstanding common stock (other than by Paul J. Ramsay and certain entities related to him) pursuant to the merger agreement was fair from a financial point of view to such holders.

      The full text of UBS Warburg’s opinion, dated as of April 8, 2003, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by UBS Warburg, is attached as Annex D to this proxy statement. You should read this opinion carefully and in its entirety. This summary is qualified in its entirety by reference to the full text of the opinion.

      UBS Warburg’s opinion, which was directed to Ramsay Youth Services’ board, addressed only the fairness, as of the date of the opinion, from a financial point of view to holders of Ramsay’s outstanding common stock (other than to Paul J. Ramsay and certain entities related to him) of the per share cash consideration to be received by such holders in the merger, and did not address any other aspect of the merger. The board did not request, and the opinion of UBS Warburg does not in any manner address, the fairness of the consideration to be received by Paul J. Ramsay and certain entities related to him.

      At Ramsay Youth Services’ board’s direction, UBS Warburg’s opinion did not address Ramsay’s underlying business decision to proceed with or effect the merger, nor did it constitute a recommendation to any stockholder of Ramsay Youth Services common stock as to how such stockholder should vote with respect to the merger. UBS Warburg was neither asked to, nor did it, offer any opinion as to any term of the merger agreement or the form of the merger, other than as to the fairness, from a financial point of view, as of the date of the opinion, of the per share cash consideration to be received by holders of Ramsay Youth Services’ outstanding common stock (other than by Paul J. Ramsay and certain entities related to him), to such holders. In rendering its opinion, UBS Warburg assumed, with the Ramsay Youth Services board of directors’ consent, that each party to the merger agreement would comply with all the material terms of the merger agreement.

      In arriving at its opinion, UBS Warburg, among other things:

•	reviewed current and historical prices and trading volumes of Ramsay Youth Services common stock;

•	reviewed certain publicly available business and historical financial information relating to Ramsay Youth Services;

•	reviewed certain internal financial information and other data relating to Ramsay Youth Services’ business, operations and financial prospects, including estimates and financial forecasts prepared by Ramsay’s management, that were provided to UBS Warburg by Ramsay Youth Services and were not publicly available;

•	conducted discussions with members of Ramsay Youth Services’ senior management concerning its business, operations and financial prospects;

•	reviewed publicly available financial and stock market data with respect to Ramsay Youth Services and certain other companies in lines of business UBS Warburg believed to be generally comparable to it;

•	compared the financial terms of the merger with the publicly available financial terms of certain other transactions which UBS Warburg believed to be generally relevant;

•	reviewed drafts of the merger agreement; and

•	conducted such other financial studies, analyses and investigations, and considered such other information, as UBS Warburg deemed necessary or appropriate.

      In connection with its engagement, UBS Warburg was requested to contact, and held discussions with, third parties to solicit indications of interest in the possible acquisition of Ramsay Youth Services. In connection with its review, with the Ramsay Youth Services board of directors’ consent, UBS Warburg did not assume any responsibility for independent verification of any of the information reviewed by UBS Warburg for the purpose of this opinion and has, with the board’s consent, relied on such information being complete and accurate in all material respects. In addition, at the Ramsay Youth Services board of directors’ direction, UBS Warburg did not make any independent evaluation or appraisal of any of Ramsay Youth Services’ assets or liabilities (contingent or otherwise), nor was UBS Warburg furnished with any such evaluation or appraisal. With respect to the financial forecasts and estimates referred to above, UBS Warburg assumed, at the Ramsay Youth Services board of directors’ direction, that they had been reasonably prepared on a basis reflecting the best currently available estimates and judgments of Ramsay Youth Services’ management as to its future financial performance. UBS Warburg assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the merger would be obtained without any material adverse effect on Ramsay or the merger. UBS Warburg’s opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to UBS Warburg as of, April 8, 2003.

      The following summaries of UBS Warburg’s financial analyses present some information in tabular format. In order to fully understand the financial analyses used by UBS Warburg, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Accordingly, the analyses listed in the tables and described below must be considered as a whole. Considering any portion of such analyses and the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying UBS Warburg’s opinion. None of the analyses performed by UBS Warburg was assigned greater significance by UBS Warburg than any other. UBS Warburg arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole and believes the totality of the factors considered and performed by UBS Warburg in connection with its opinion operated collectively to support its determination as to the fairness of the merger consideration from a financial point of view. UBS Warburg did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis.

      In arriving at its opinion, UBS Warburg made its determination as to the fairness, from a financial point of view, as of the date of the opinion, of the per share cash consideration to be received by holders of Ramsay Youth Services’ outstanding common stock (other than by Paul J. Ramsay and certain entities related to him) pursuant to the merger agreement, to such holders, on the basis of the multiple financial and comparative analyses described below. The following summary is not a complete description of all of the analyses performed and factors considered by UBS Warburg in connection with its opinion, but rather is a summary of the material financial analyses performed and factors considered by UBS Warburg. The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis. With respect to the analysis of publicly traded companies and the analyses of transactions summarized below, such analyses reflect selected companies and transactions, and not necessarily all companies or transactions, that may be considered relevant in evaluating Ramsay or the merger. In addition, no company or transaction used as a comparison is either identical or directly comparable to Ramsay or the merger. These analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading or acquisition values of the companies concerned.

      The estimates of Ramsay Youth Services’ future performance provided by Ramsay Youth Services’ management in or underlying UBS Warburg’s analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than those estimates. In performing its analyses, UBS Warburg considered industry performance, general business and economic conditions and other matters, many of which are beyond Ramsay Youth Services’ control. Estimates of the financial value of companies do not purport to be appraisals or reflect the prices at which companies actually may be sold.

      The merger consideration was determined through negotiation between Ramsay Youth Services and Psychiatric Solutions and the decision to enter into the merger was solely that of Ramsay Youth Services’

board. UBS Warburg’s opinion and financial analyses were only one of many factors considered by Ramsay Youth Services’ board in its evaluation of the merger and should not be viewed as determinative of the views of Ramsay Youth Services’ board or management with respect to the merger or the merger consideration.

      Historical Stock Price Analysis. UBS Warburg reviewed the performance of the per share market price and trading volume of Ramsay Youth Services common stock for the period from April 4, 2002 to April 4, 2003. The analysis indicated during this period the highest closing market price per share was $5.94 and the lowest closing market price per share was $3.07. The average closing market price per share for the previous 30, 60 and 90 days was $3.84, $3.92 and $3.83, respectively. As of April 4, 2003 Ramsay Youth Services common stock had not traded at or above the offered price per share of $5.00 since September 23, 2002. During the previous year, out of approximately 1.1 million shares of Ramsay Youth Services common stock traded, approximately 970,000 of these were traded at a price below the offered price per share of $5.00. The offered price per share of $5.00 represents a 42.9% premium over the closing price of Ramsay Youth Services common stock on April 7, 2003, the last day on which the stock was traded before the merger was announced.

      Comparable Companies Analysis. UBS Warburg compared selected publicly available information of Ramsay Youth Services with the corresponding data of certain publicly traded companies that UBS Warburg considered to be comparable to Ramsay Youth Services in the correctional service and behavioral health industries. These companies included:

Correctional Services Companies:	Behavioral Health Companies:

America Service Group, Inc.	Horizon Health Corporation
Cornell Companies, Inc.	Maximus, Inc.
Correctional Services Corporation	Psychiatric Solutions, Inc.
Wackenhut Corrections Corporation	Res-Care, Inc.

      Multiples for the selected companies were based on closing stock prices on April 4, 2003. Latest twelve months data were obtained from SEC filings, where available. Estimated financial data for the selected companies were based on publicly available research analysts’ estimates, where available, and estimated earnings per share were based on data obtained from I/B/E/S, a division of Thomson Financial/First Call. Estimated financial data for Ramsay Youth Services were based on internal estimates of Ramsay Youth Services’ management.

      UBS Warburg reviewed enterprise values, calculated as equity value, plus debt, less cash, plus minority interests, as multiples of latest twelve months revenues, earnings before interest, taxes, depreciation and amortization, commonly known as EBITDA and earnings before interest and taxes, commonly known as EBIT. UBS Warburg reviewed adjusted enterprise values, which are enterprise values plus operating facility rent expenses capitalized at 8.0x, as multiples of earnings before interest, taxes depreciation, amortization, and rent, commonly known as EBITDAR. UBS Warburg also reviewed equity values as multiples of latest twelve months net income as of April 4, 2003, and as multiples of estimated net income for year 2003. UBS Warburg then compared the multiples derived from the selected companies with corresponding multiples for Ramsay Youth Services based on the merger consideration. This analysis indicated the following implied mean and median enterprise and equity value multiples for the selected companies, as compared to the multiples implied for Ramsay Youth Services based on the merger consideration:

	Implied Multiples of
	Comparable				Implied Multiples
	Companies				of Ramsay Youth Services

	Mean		Median		At $5.00 Offer Price

Enterprise Values as Multiple of:
Revenues
Latest Twelve Months ending 12/31/02	0.57	x	0.59	x	0.52	x
EBITDA
Latest Twelve Months ending 12/31/02	5.9	x	6.3	x	6.2	x
EBITDA
2003 Estimated	4.5	x	4.7	x	5.5	x
EBIT
Latest Twelve Months ending 12/31/02	7.8	x	7.3	x	7.8	x
Adjusted Enterprise Value (Enterprise Value + capitalized operating facility rent expense) as Multiple of:
EBITDAR
Latest Twelve Months ending 12/31/02	6.4	x	6.4	x	6.5	x

	Implied Multiples of
	Comparable				Implied Multiples
	Companies				of Ramsay Youth Services

	Mean		Median		At $5.00 Offer Price

Equity Values as Multiple of:
NET INCOME
Latest Twelve Months ending 12/31/02	9.1	x	10.2	x	13.2	x
2003 Estimated	9.1	x	10.1	x	10.0	x

      Precedent Transactions Analysis. UBS Warburg performed a precedent transactions analysis in order to compare implied purchase price and transaction value multiples in merger and acquisition transactions involving other companies in Ramsay Youth Services’ industries that UBS Warburg considered comparable to Ramsay Youth Services with those implied in the merger for Ramsay Youth Services. In this analysis, UBS Warburg reviewed the implied enterprise values in the following eight selected transactions announced between November 30, 1996 and February 13, 2003 for which information was publicly available:

Date	Acquiror	Target

February 13, 2003	Psychiatric Solutions, Inc.	Six Psychiatric Facilities (The Brown Schools)
June 15, 2001	KIDS Holding, Inc.	Children’s Comprehensive Services
March 9, 2001	Madison Dearborn Partners	National Mentor
September 24, 1998	Correctional Services Corporation	Youth Services International
August 14, 1998	Cornell Corrections	Allvest, Inc.
July 23, 1997	Youth & Family Centered Services	Youth Services International
February 27, 1997	Children’s Comprehensive Services	Vendell Healthcare Inc.
November 30, 1996	Behavioral Health Corporation	Community Psychiatric Centers

      UBS Warburg reviewed enterprise values as multiples of latest twelve months revenues, EBITDA and EBIT and adjusted enterprise values as multiples of latest twelve months of EBITDAR. UBS Warburg also reviewed equity values as multiples of latest twelve months net income. UBS Warburg then compared the implied multiples derived from the selected transactions with Ramsay Youth Services’ latest twelve months multiples based on the merger consideration. All multiples were based on publicly available information at the time of announcement of the relevant transaction. This analysis indicated the following implied mean and median enterprise and equity value multiples for the selected transactions, as compared to the multiples implied for Ramsay Youth Services based on the merger consideration:

Implied Multiples of
Comparable Companies
Precedent Transactions
Implied Multiples of Ramsay
	Mean	Median	Based on $5.00 Offer Price

Enterprise Values as Multiple of (Latest Twelve Months):
Revenues	0.93x	0.73x	0.52x
EBITDA	6.1x	5.2x	6.2x
EBITDAR	9.5x	7.7x	6.5x
Adjusted Enterprise Value (Enterprise Value + capitalized operating facility rent expense) as Multiple of:
EBIT	6.5x	6.5x	7.8x
Equity Values as Multiple of (Latest Twelve Months):
Net Income	11.4x	11.0x	13.2x

      Premiums Paid Analysis. UBS Warburg reviewed the publicly disclosed premiums paid in U.S. merger and acquisition transactions between January 1, 2001 and March 31, 2003 with transaction values of between $50 million and $100 million, excluding minority stock purchases, repurchases, squeeze-outs and recapitalizations.

      UBS Warburg reviewed the purchase prices paid in the selected transactions relative to the target company’s closing stock prices one day, one week and one month prior to public announcement of the transaction. UBS Warburg then compared the premiums implied in the selected transactions over these specified periods with the premiums implied in the merger based on the merger consideration and the closing prices of Ramsay Youth Services common stock one day, one week and one month, prior to April 4, 2003. This analysis indicated the following implied median premiums in the selected transactions, as compared to the premiums implied in the merger:

		Premium Implied in Merger
	Median Percentage Premium Paid	Based on $5.00 Offer Price

Specified Time Period:
One Day Prior	31.3%	42.9%
One Week Prior	33.2%	38.1%
One Month Prior	43.3%	30.1%

      Discounted Cash Flow Analysis. UBS Warburg performed a discounted cash flow analysis of Ramsay Youth Services in order to compare the implied per share equity reference range for Ramsay Youth Services if it were to remain an independent company with the proposed merger consideration. In this analysis, UBS Warburg estimated the present value of the unlevered, after-tax free cash flows that Ramsay Youth Services could generate over calendar years 2003 through 2007 based on its management plan. UBS Warburg calculated a range of cash flows for Ramsay Youth Services by applying perpetuity growth rates of 2% to 4%. The cash flows and perpetuity growth rates were then discounted to present value using discount rates ranging from 12.0% to 15.0%. This analysis included the present value of net operating loss carryovers valued at $29 million as of December 31, 2002, with cash flow benefits of $5.7 million and $5.3 million projected in estimations for 2003 and 2004, respectively, using a discount rate of 13.5%. This analysis indicated an implied equity reference range for Ramsay Youth Services of approximately $4.10 to $6.60 per share as compared to the merger consideration of $5.00 per share.

      Other Factors. In rendering its opinion, UBS Warburg also reviewed and considered other factors, including the relationship between movements in Ramsay Youth Services common stock, movements in a composite index comprised of the common stock of America Services Group, Inc., Cornell Companies, Inc., Correctional Services Corporation, Horizon Health Corporation, Maximus, Inc., Res-Care, Inc. and Wackenhut Corrections Corporation (the companies that were considered by UBS Warburg in its comparable companies analysis described above) and movements in the Standard and Poor’s 500 Index.

      Miscellaneous. Under the terms of its engagement, Ramsay Youth Services has agreed to pay UBS Warburg for its financial advisory services upon completion of the merger an aggregate fee of $1 million, of which $400,000 is payable within 30 days of the delivery of UBS Warburg’s opinion. Ramsay Youth Services also has agreed to reimburse UBS Warburg for expenses reasonably incurred by UBS Warburg in performing its services, including fees and expenses of its legal counsel, and to indemnify UBS Warburg and related persons against liabilities, including liabilities under the federal securities laws, arising out of its engagement.

      Ramsay Youth Services selected UBS Warburg as its financial advisor in connection with the merger because UBS Warburg is an internationally recognized investment banking firm with substantial experience in similar transactions. UBS Warburg is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities and private placements.

      In the ordinary course of business, UBS Warburg, its successors and affiliates may actively trade the securities of Ramsay Youth Services or affiliated companies for their own accounts and the accounts of their customers and, accordingly, may at any time hold a long or short position in these securities.

Financing Of The Merger

      Psychiatric Solutions has informed Ramsay Youth Services that it estimates that approximately $78 million will be required to pay the consideration for shares of our common stock pursuant to the merger, to cash out unexercised in-the-money options and warrants, to repay Ramsay Youth Services’ outstanding debt and to pay expenses incurred in connection with the merger. Psychiatric Solutions is in the process of arranging financing for the transaction and has received a “highly confident” letter from its senior lender. Psychiatric Solutions has agreed in the merger agreement to use its best efforts to obtain (and deliver to Ramsay Youth Services) on or before June 2, 2003 a binding commitment letter from a nationally recognized financial institution to provide the financing necessary to complete the merger transaction and has agreed to consummate such financing on or before August 29, 2003. If Psychiatric Solutions fails to do so, we are entitled to terminate the merger agreement in which event Psychiatric Solutions is required to pay us a termination fee of $2.25 million.

Material U.S. Federal Income Tax Consequences Of The Merger To Our Stockholders

      The following is a summary of United States federal income tax consequences of the merger to stockholders whose shares of our common stock are converted into the right to receive cash pursuant to the merger. The discussion is for general information only and does not purport to consider all aspects of United States federal income taxation that might be relevant to our stockholders. The discussion is based on the Internal Revenue Code, applicable Treasury Regulations, administrative rulings, pronouncements and court decisions currently in effect, all of which are subject to change possibly with retroactive effect. The discussion applies only to stockholders who hold shares of our common stock as capital assets within the meaning of Section 1221 of the Internal Revenue Code, and may not apply to shares of our common stock received in connection with the exercise of employee stock options or otherwise as compensation, or to certain types of stockholders (such as insurance companies, tax-exempt organizations, financial institutions, broker-dealers and partnerships or other pass-through entities for United States federal income tax purposes) who may be subject to special rules. This discussion does not discuss the tax consequences to any stockholder who, for

United States federal income tax purposes, is a non-resident alien individual, foreign corporation, foreign partnership or foreign estate or trust, and does not address any aspect of state, local or foreign tax laws.

      The receipt of cash for shares of our common stock in the merger will be a taxable transaction for United States federal income tax purposes. In general, a stockholder who surrenders shares of our common stock for cash pursuant to the merger will recognize capital gain or loss for United States federal income tax purposes equal to the difference, if any, between the amount of cash received and the stockholder’s adjusted tax basis in the shares of our common stock surrendered. Gain or loss will be determined separately for each block of shares assuming the shareholder maintained separate records of such transaction (i.e., shares acquired at the same cost in a single transaction) surrendered for cash pursuant to the merger. Such gain or loss will be long-term capital gain or loss provided that a stockholder’s holding period for such shares is more than one year at the time of the consummation of the merger. Capital gains of individuals derived in respect of capital assets held for more than one year are eligible for reduced rates of taxation. There are limitations on the deductibility of capital losses.

      Backup withholding at a 30% rate will apply to all cash payments to which a holder of shares or other payee is entitled pursuant to the merger, unless the stockholder or other payee provides a taxpayer identification number (social security number, in the case of individuals, or employer identification number, in the case of other stockholders), certifies that such number is correct, and otherwise complies with such backup withholding tax rules. Each of our stockholders and, if applicable, each other payee, should complete and sign the Substitute Form W-9 included as part of the letter of transmittal to be mailed to you shortly after completion of the merger in order to provide the information and certification necessary to avoid backup withholding tax, unless an exemption applies and is established in a manner satisfactory to the paying agent. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your United States federal income tax liability provided the required information is furnished to the IRS.

      The United States federal income tax consequences set forth above are for general information purposes only and are not intended to constitute a complete description of all tax consequences relating to the merger. This discussion is not binding on the Internal Revenue Service or the courts, and the Internal Revenue Service or the courts may disagree with the conclusions expressed herein.

      THE FOREGOING SUMMARY IS NOT A SUBSTITUTE FOR AN INDIVIDUAL ANALYSIS OF THE TAX CONSEQUENCES OF THE MERGER TO A STOCKHOLDER. BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, EACH STOCKHOLDER SHOULD CONSULT THE STOCKHOLDER’S TAX ADVISOR REGARDING THE APPLICABILITY OF THE RULES DISCUSSED ABOVE TO THE STOCKHOLDER AND THE PARTICULAR TAX EFFECTS TO THE STOCKHOLDER OF THE MERGER, INCLUDING THE APPLICATION OF STATE, LOCAL AND FOREIGN TAX LAWS.

Interests Of Directors And Executive Officers In The Merger

      Members of our board of directors and our executive officers have various interests in the merger, that are described below, that may be in addition to, or different from, the interests of our stockholders generally. The members of the Ramsay Youth Services board of directors were aware of these interests and considered them at the time they approved the merger agreement. You should keep this in mind when considering the recommendation of our board of directors for the proposal to adopt the merger agreement.

Stock Option Plans

      The merger agreement provides that, as of the effective time of the merger, outstanding options for Ramsay Youth Services common stock, whether vested or unvested, will be converted into the right to receive a cash payment. The amount of this payment will equal the excess, if any, of the merger consideration of $5.00 in cash per share of Ramsay Youth Services common stock over the per share exercise price of the options, reduced by applicable withholding taxes. Options that have an exercise price in excess of or equal to $5.00 will be cancelled upon completion of the merger, and no consideration will be paid to the holders thereof.

      As of [                    ], 2003, our executive officers and directors held options to purchase a total of 1,925,000 shares of common stock that have an exercise price below $5.00, which options are currently vested as to approximately 1,300,000 shares and are currently unvested as to approximately 625,000 shares. At the time of the merger, the aggregate payment that the executive officers and directors would be entitled to receive for all of their options outstanding as of [                    ], 2003 is approximately $7,623,250.

Warrants

      Our executive officers and directors hold warrants to purchase a total of 477,499 shares of common stock all of which have an exercise price in excess of or equal to $5.00. All such warrants will be cancelled upon the completion of the merger, and no consideration will be paid to the holders thereof.

Change-In-Control Arrangements

      Certain of our executive officers have employment agreements with Ramsay Youth Services which provide for special payments upon a change in control of Ramsay Youth Services. The amount of each payment is dependent in part on the individual’s salary and position with Ramsay Youth Services. The payments are due upon the completion of the merger.

      The dollar amounts payable following the merger under the agreements described in the preceding paragraph are $1,500,000 for Luis E. Lamela, $250,000 for Marcio C. Cabrera, $250,000 for Remberto G. Cibran, $200,000 for Jorge L. Rico and $185,000 for Isabel M. Diaz.

Indemnification And Insurance

      In the merger agreement, Psychiatric Solutions and PSI Acquisition Sub agreed that the certificate of incorporation and bylaws of PSI Acquisition Sub shall contain all of the provisions limiting or eliminating the personal liability of directors and the provisions with respect to indemnification and advancement of expenses set forth in the Ramsay Youth Services certificate of incorporation and bylaws, which provisions shall not be amended, modified or otherwise repealed for a period of six years from the effective time of the merger in any manner that would adversely affect the rights thereunder as of the effective time of the merger of individuals who at or prior to the effective time of the merger were directors, officers, employees or agents of Ramsay Youth Services. The merger agreement also requires Psychiatric Solutions to provide, or cause PSI Acquisition Sub to provide, for a period of not less than six years after the effective time of the merger, Ramsay Youth Services’ current directors and officers with an insurance and indemnification policy that provides coverage for events occurring at or prior to the effective time of the merger that is no less favorable than the existing policy or, if substantially equivalent insurance coverage is unavailable, the next best available coverage; provided, however, that Psychiatric Solutions and PSI Acquisition Sub shall not be required to pay an annual premium for such insurance in excess of 200% of the annual premium currently paid by Ramsay Youth Services for such insurance, but in such case shall purchase as much such coverage as possible for such amount.

THE MERGER AGREEMENT

      This section of the proxy statement describes the material provisions of the merger agreement but does not purport to describe all of the terms of the merger agreement. The following summary is qualified in its entirety by reference to the complete text of the merger agreement, which is attached as Annex A to this proxy statement and incorporated into this proxy statement by reference. We urge you to read the full text of the merger agreement because it is the legal document that governs the merger.

The Merger

      The merger agreement provides for the merger of PSI Acquisition Sub with and into Ramsay Youth Services upon the terms, and subject to the conditions, of the merger agreement. As the surviving corporation, we will survive the merger and continue to exist as a wholly owned subsidiary of Psychiatric Solutions. The merger will be effective at the time we file a certificate of merger with the Secretary of State of the State of Delaware (or at a later time, if agreed upon by the parties and specified in the certificate of merger). We expect to complete the merger as promptly as practicable after we receive stockholder approval and required regulatory approvals of the merger.

      We or Psychiatric Solutions may terminate the merger agreement prior to the completion of the merger in some circumstances, whether before or after the adoption of the merger agreement by stockholders. Additional details on termination of the merger agreement are described under “Termination of the Merger Agreement.”

Merger Consideration

      Each share of our common stock issued and outstanding immediately before the merger (other than treasury shares, shares as to which appraisal rights are exercised and shares held by Psychiatric Solutions or PSI Acquisition Sub) will automatically be canceled and will cease to exist and will be converted into the right to receive $5.00 in cash, without interest. After the merger is effective, each holder of a certificate representing any of these shares of our common stock will no longer have any rights with respect to the shares, except for the right to receive the merger consideration or, if a holder exercises appraisal rights, the right to receive payment of the judicially determined fair value of its shares upon compliance with the requirements of Delaware law. Each share of our common stock held by us as treasury shares or held by Psychiatric Solutions or PSI Acquisition Sub at the time of the merger will be canceled without any payment.

Directors And Officers

      The directors and officers of Ramsay Youth Services will be replaced by the directors and officers of PSI Acquisition Sub at the effective time of the merger.

Treatment Of Stock Options And Other Stock-Based Rights

      The merger agreement provides that, upon completion of the merger (1) each option to purchase shares of our common stock outstanding immediately prior to the completion of the merger, whether vested or unvested, will be converted into the right to receive $5.00 minus the exercise price per share of the stock option multiplied by the number of shares of common stock subject to the stock option, (2) each warrant to purchase shares of our common stock outstanding immediately prior to the completion of the merger will be converted into the right to receive $5.00 minus the exercise price per share of the warrant multiplied by the number of shares of common stock subject to the warrant, (3) outstanding purchase rights under our employee stock purchase plan will expire immediately prior to the effective time of the merger, the entire amount credited to the stock purchase account of each participant in that plan at the effective time will be refunded to the participant without interest and at the effective time that plan will be deemed terminated, and (4) our board of directors will make any other changes to Ramsay Youth Services’ stock plans as we and Psychiatric Solutions agree are appropriate to give effect to the merger. All amounts payable are subject to applicable withholding taxes.

Payment For The Shares

      Before the merger, PSI Acquisition Sub will designate a paying agent reasonably acceptable to us to make payment of the merger consideration as contemplated by the merger agreement. Prior to the effective time of the merger, Psychiatric Solutions or PSI Acquisition Sub will deposit in trust with the paying agent cash in an aggregate amount equal to the merger consideration, option consideration and warrant consideration for all stockholders, stock option and warrant holders.

      At the effective time of the merger, we will close our stock ledger. After that time, the surviving corporation will not transfer common stock on its stock transfer books.

      As soon as reasonably practicable after the effective time of the merger, the paying agent will send you a letter of transmittal and instructions advising you how to surrender your stock certificates in exchange for the merger consideration. The paying agent will promptly pay you your merger consideration after you have (1) surrendered your stock certificates to the paying agent and (2) provided to the paying agent any other items specified by the letter of transmittal. Interest will not be paid or accrue in respect of cash payments. The surviving corporation will reduce the amount of any merger consideration paid to you by any applicable withholding taxes. You should not forward your stock certificates to the paying agent without a letter of transmittal, and you should not return your stock certificates with the enclosed proxy.

      If the paying agent is to pay some or all of your merger consideration to a person other than you, you must have your stock certificates properly endorsed or otherwise in proper form for transfer, and you must pay any transfer or other taxes payable by reason of the transfer or establish to the surviving corporation’s satisfaction that the taxes have been paid or are not required to be paid.

      The transmittal instructions will tell you what to do if you have lost your stock certificate, or if it has been stolen or destroyed. You will have to provide an affidavit to that fact and, if required by Psychiatric Solutions, post a bond in a reasonable amount that Psychiatric Solutions directs as indemnity against any claim that may be made against the surviving corporation in respect of the stock certificate.

Representations And Warranties

      In the merger agreement, Ramsay Youth Services, Psychiatric Solutions and PSI Acquisition Sub, each made representations and warranties relating to, among other things:

•	corporate organization and existence;

•	corporate power and authority to enter into and perform its obligations under, and enforceability of, the merger agreement;

•	required consents and approvals of governmental entities;

•	the absence of conflicts with or defaults under organizational documents, debt instruments, other contracts and applicable laws and judgments; and

•	fees of brokers and other advisors in connection with the merger.

      In the merger agreement, Psychiatric Solutions and PSI Acquisition Sub also made representations and warranties to the effect that they have no reason to believe that they will not obtain all necessary financing to complete their obligations under the merger agreement.

      We also made representations and warranties relating to, among other things:

•	our subsidiaries;

•	our capital structure;

•	documents filed with the Securities and Exchange Commission;

•	absence of specified changes or events since December 31, 2002;

•	absence of undisclosed liabilities or guarantees;

•	legal proceedings and regulatory actions;

•	compliance with applicable laws;

•	compliance with specific health care related laws;

•	absence of changes in our benefit plans since December 31, 2002;

•	compliance with the Employee Retirement Income Securities Act of 1974 and other employee benefit matters;

•	certain tax matters;

•	certain material contracts;

•	stockholder voting requirements;

•	ownership of property and liens;

•	restrictions on business activities;

•	environmental matters;

•	intellectual property matters;

•	insurance policies;

•	receipt of UBS Warburg’s fairness opinion to our board of directors;

•	amendment of Ramsay Youth Services’ rights agreement; and

•	transactions with affiliates.

Covenants; Conduct Of Business Pending The Merger

      With limited exceptions we agreed in the merger agreement that, until the completion of the merger, we and each of our subsidiaries will:

•	conduct our respective businesses in the ordinary course and in a manner consistent with past practice; and

•	use reasonable commercial efforts to preserve substantially intact our business organization and our subsidiaries as a whole, keep available the services of our current officers and employees and preserve our business relationships.

      We have also agreed that, until completion of the merger, except as expressly contemplated or permitted by the merger agreement we will not, and will not permit any of our subsidiaries to:

•	declare, set aside or pay dividends, or make other distributions;

•	split, combine or reclassify any capital stock or other equity interests or issue any other securities in respect of, in lieu of or in substitution for such shares or interests;

•	purchase, redeem or otherwise acquire any shares of our respective capital stock or any other equity interests;

•	issue, deliver, sell, pledge or otherwise encumber any shares of our capital stock or other equity interests or grant any options, warrants, calls or rights to acquire any such shares or interests, other than the issuance of shares in accordance with the terms of benefit plans or stock options or warrants as in effect on April 8, 2003;

•	amend our respective certificates of incorporation or bylaws;

•	acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business organization or division thereof, except for purchases of inventory and other items in the ordinary course of business;

•	sell, lease, license, mortgage or otherwise encumber or subject to any lien or otherwise dispose of any of our properties or assets other than in the ordinary course of business;

•	incur any indebtedness or guarantee any such indebtedness of another person, issue or sell any debt securities or other rights to acquire any of our debt securities or of our subsidiaries or guarantee any debt securities of another person, except for borrowings incurred in the ordinary course of business;

•	hold any stockholder meetings except for the special meeting that is the subject of this proxy statement or to the extent required by our bylaws or the Delaware General Corporation Law;

•	take any action that would result in a violation of law or cause a breach of any material contract or other commitment of Ramsay Youth Services, which in each case, individually or in the aggregate, would reasonably be expected to have a material adverse effect on us; and

•	agree to take any action described above.

Efforts To Complete The Merger

      Subject to the terms and conditions set forth in the merger agreement, each of the parties to the merger agreement has agreed to use its commercially reasonable efforts to take, or cause to be taken, as promptly as reasonably practicable, all actions that are necessary, proper or advisable to complete the merger, including (i) the taking of all reasonable acts necessary to satisfy the conditions for the completion of the merger, (ii) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from governmental entities and the making of all necessary registrations and filings and the taking of all reasonable steps as may be necessary to obtain that approval or waiver from, or to avoid an action or proceeding by, any governmental entity and (iii) the obtaining of all necessary consents, approvals or waivers from third parties.

      In addition, Psychiatric Solutions has agreed to obtain all financing necessary to complete the merger transactions.

Conditions To The Merger

      Conditions To Each Party’s Obligations. Each party’s obligations to complete the merger are subject to the satisfaction or waiver of the following conditions:

•	our stockholders must adopt the merger agreement by the affirmative vote of the holders of a majority of the outstanding shares of our common stock;

•	subject to certain provisions, no federal or state statute, rule or regulation shall have been enacted, promulgated, entered, or enforced that would have the effect of preventing the completion of the merger; and

•	subject to certain conditions, neither Psychiatric Solutions nor Ramsay Youth Services shall be subject to (1) any law, order, stay, decree, judgment or injunction of any federal, state, local or foreign government or any court, administrative or regulatory agency or commission or other governmental authority or agency which would have the effect of preventing or materially restricting the completion of the merger that has not been vacated, dismissed or withdrawn as of the effective time of the merger, or (2) any pending or threatened (in writing) litigation or proceeding by any federal, state, local or foreign government or any court, administrative or regulatory agency or commission or other governmental authority or agency which would have the effect of preventing the completion of the merger or which would impose material damages on Psychiatric Solutions or Ramsay Youth Services.

      Conditions To Psychiatric Solutions’ And PSI Acquisition Sub’s Obligations. The obligations of Psychiatric Solutions and PSI Acquisition Sub to complete the merger are subject to the satisfaction or waiver of the following additional conditions:

•	our representations and warranties must be true and correct as of the closing date as though made on and as of the closing date, except where the failure to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Ramsay Youth Services or our ability to consummate the transaction;

•	we must have performed in all material respects all obligations that we are required to perform under the merger agreement on or prior to the closing date;

•	from and after April 8, 2003, there will not have occurred a material adverse change in Ramsay Youth Services, and no action, suit or proceeding shall have been instituted by any person for monetary damages before a court or any governmental entity arising out of the transactions contemplated by the merger agreement and that would, individually or in the aggregate, reasonably be expected to have a material adverse effect on Psychiatric Solutions;

•	no governmental entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order which is in effect and which:

(1)	prohibits or limits materially the ownership or operation by Psychiatric Solutions, PSI Acquisition Sub or any of their subsidiaries of all or any material portion of the business or assets of Ramsay Youth Services and its subsidiaries, taken as a whole, or compels Psychiatric Solutions, PSI Acquisition Sub or any of their respective subsidiaries to dispose of or hold separate all or any material portion of the business or assets of Ramsay Youth Services and its subsidiaries taken as a whole;

(2)	imposes material limitations on the ability of Psychiatric Solutions, PSI Acquisition Sub or any other subsidiary of Psychiatric Solutions to acquire or hold, or to exercise effectively full rights of ownership of, Ramsay Youth Services; or

(3)	requires divestitures by Psychiatric Solutions, PSI Acquisition Sub or any other affiliate of Psychiatric Solutions of any material assets;

•	Psychiatric Solutions shall have received the resignations of all directors and officers of Ramsay Youth Services and each of its subsidiaries;

•	the voting agreements in favor of Psychiatric Solutions by Paul J. Ramsay, each of his corporate affiliates owning shares of our common stock and Luis E. Lamela must be in full force and effect;

•	stockholders must not have exercised appraisal rights with respect to more than 7.5% of the number of shares of Ramsay Youth Services common stock outstanding immediately prior to the time of the merger; and

•	Ramsay Youth Services shall have delivered to Psychiatric Solutions:

(1)	waivers executed by the holders of options and warrants representing at least 90% of the Ramsay Youth Services common stock issuable pursuant to all outstanding options and warrants to purchase Ramsay Youth Services common stock which provide for an exercise price per share which is greater than or equal to $5.00 evidencing their agreement that such options and warrants to purchase Ramsay Youth Services common stock held by such holders will be canceled as of the completion of the merger, and

(2)	duly adopted resolutions of our board of directors or the appropriate committee of our board adjusting (A) the terms of all options to purchase Ramsay Youth Services common stock which provide for an exercise price per share of Ramsay Youth Services common stock which is greater than or equal to $5.00 to provide that, following the effective time of the merger, all such options to purchase Ramsay Youth Services common stock represent the right to receive no value and

(B) the terms of all options to purchase Ramsay Youth Services common stock which provide for an exercise price per share of Ramsay Youth Services common stock which is less than $5.00 to provide that, following the effective time of the merger, all such options to purchase Ramsay Youth Services common stock represent the right to receive only the difference between $5.00 and the applicable exercise price per share.

      Conditions To Ramsay Youth Services’ Obligation. Our obligation to complete the merger is subject to the satisfaction or waiver of the following additional conditions:

•	Psychiatric Solutions’ and PSI Acquisition Sub’s representations and warranties must be true and correct in all material respects as of the closing date as though made on and as of the closing date, except where the failure to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Psychiatric Solutions’ ability to consummate the merger; and

•	Psychiatric Solutions will have, and must have caused PSI Acquisition Sub to have, performed in all material respects all obligations that each of them is required to perform under the merger agreement on or prior to the closing date.

No Solicitation Of Other Offers

      The merger agreement provides that neither we nor our subsidiaries will:

•	take any action to solicit, initiate, facilitate, continue or encourage any acquisition proposal, as described below;

•	engage in any negotiations or discussions concerning, or provide any non-public information to any person relating to, any possible acquisition proposal;

•	enter into an agreement with any person providing for a possible acquisition proposal or make any public statement, recommendation or solicitation in support of any possible acquisition proposal by any person, in each case other than Psychiatric Solutions and PSI Acquisition Sub; or

•	agree to, enter into a letter of intent or similar document concerning, or recommend, any acquisition proposal.

      We may, however, furnish non-public information to, or enter into discussions or negotiations with, any person in connection with an unsolicited, bona fide, written acquisition proposal by such person or recommend an unsolicited, bona fide, written acquisition proposal by such person to the Ramsay Youth Services stockholders, if and only to the extent that:

•	our board of directors determines in good faith (after consultation with independent financial and legal advisors) that the acquisition proposal is reasonably likely to result in an acquisition proposal that is reasonably capable of being completed on the terms proposed and would, if consummated, result in a transaction more favorable to our stockholders from a financial point of view than the transaction contemplated by the merger agreement, and our board of directors determines in good faith (after consultation with independent legal advisors) that such action is necessary for our board of directors to comply with its fiduciary duties to stockholders under applicable law; and

•	prior to furnishing such non-public information to, or entering into discussions or negotiations with, such person:

(1)	our board of directors receives from such person an executed confidentiality agreement with terms no less favorable to Ramsay Youth Services and no more favorable to such person than those terms contained in a nondisclosure agreement dated February 25, 2002 between Psychiatric Solutions and Ramsay Youth Services, as amended by an addendum dated March 2003 between Psychiatric Solutions and Ramsay Youth Services,

(2)	such non-public information has been previously made available to Psychiatric Solutions, and

(3)	Ramsay Youth Services advises Psychiatric Solutions in writing of the disclosure or discussions or negotiations, including the person to whom disclosed or with whom discussions or negotiations will occur and the material terms and conditions of such acquisition proposal.

      We have agreed to notify Psychiatric Solutions orally and in writing promptly after Ramsay Youth Services (or its advisors) receives any acquisition proposal or any request for non-public information in connection with an acquisition proposal or for access to our properties, books or records or any of our subsidiaries by any person that informs Ramsay Youth Services (or its advisors) that it is considering making, or has made, an acquisition proposal and such notice must indicate in reasonable detail the identity of the person and the material terms and conditions of the proposal, inquiry or contact. Ramsay Youth Services has agreed to continue to keep Psychiatric Solutions informed, on a current basis, of the status of any such discussions or negotiations and the terms being discussed or negotiated.

      In addition to the agreements described above, we have agreed not accept or enter into any agreement, letter of intent or similar document concerning an acquisition proposal for a period at least three business days after Psychiatric Solutions’ receipt of oral and written notice of an acquisition proposal or inquiry from us, and during such three business day period we are required to negotiate with Psychiatric Solutions in good faith at Psychiatric Solutions’ request. If, prior to the conclusion of the three business day period, Psychiatric Solutions executes and delivers to us a binding amendment to the merger agreement which our board of directors determines in good faith (after consultation with independent financial and legal advisors) provides greater aggregate value to Ramsay Youth Services’ stockholders than the transactions contemplated by the acquisition proposal to which it relates, then we will cease all discussions or negotiations with respect to the acquisition proposal unless and until a subsequent acquisition proposal is made that is reasonably capable of being completed on the terms proposed and would, if consummated, result in a transaction more favorable to Ramsay Youth Services’ stockholders from a financial point of view than the transaction contemplated by the merger agreement, as amended.

      Nothing described above limits our ability to take actions to comply with certain rules under the Securities Exchange Act of 1934.

      The merger agreement defines the term “acquisition proposal” to mean any inquiries or proposals that constitute, or are reasonably likely to result in, a proposal or offer for a merger, consolidation, business combination, sale of substantial assets, sale of shares of capital stock or other securities (including by way of a tender offer) or similar transaction involving Ramsay Youth Services and its subsidiaries, other than the transactions contemplated by the merger agreement.

Termination Of The Merger Agreement

      The merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after stockholder approval has been obtained:

1. by mutual written consent of Psychiatric Solutions and Ramsay Youth Services;

2. by either Psychiatric Solutions or Ramsay Youth Services, if:

•	the merger agreement has not been adopted by the Ramsay Youth Services stockholders on or before September 3, 2003, provided that the party seeking termination is not in material breach of the merger agreement, or

•	any governmental entity shall have permanently enjoined, restrained or otherwise prohibited the consummation of the merger or any of the other transactions contemplated by the merger agreement;

3. by Psychiatric Solutions, if:

•	subject to certain conditions and exceptions, we have materially breached any of our representations, warranties or covenants in the merger agreement and the breach is not or cannot be cured within 30 days after written notice of the breach is delivered,

•	our board of directors withdraws its approval or recommendation of the merger or the merger agreement or recommends to our stockholders any acquisition proposal by a third party, or

•	our stockholders do not adopt the merger agreement at the special meeting; or

4. by Ramsay Youth Services, if:

•	subject to certain conditions and exceptions, Psychiatric Solutions has materially breached any of its representations, warranties or covenants in the merger agreement and the breach is not or cannot be cured within 30 days after written notice of the breach is delivered,

•	Psychiatric Solutions has not obtained (and delivered to Ramsay Youth Services) on or before June 2, 2003 a binding commitment letter from a nationally recognized financial institution to provide the financing necessary to pay the merger consideration described in this proxy statement to be paid to our stockholders and to holders of options and warrants, to repay our outstanding debt on the closing date of the merger, and to pay all fees and expenses incurred in connection with the merger,

•	prior to obtaining stockholder approval, we propose to accept a superior acquisition proposal from a third party, provided that no binding amendment to the merger agreement has been delivered to Ramsay Youth Services by Psychiatric Solutions and PSI Acquisition Sub, which the Ramsay Youth Services board of directors determines in good faith (after consultation with independent financial and legal advisors) provides greater aggregate value to the holders of Ramsay Youth Services common stock than the superior acquisition proposal from the third party, or

•	subject to certain conditions, Psychiatric Solutions has not consummated the financing necessary to complete the merger transaction on or before August 29, 2003.

Termination Fees

      We must pay to Psychiatric Solutions a termination fee of $2.25 million if the merger agreement is terminated under the following circumstances:

•	Psychiatric Solutions terminates pursuant to the provisions described in the second or third point under paragraph (3) above under “Termination of the Merger Agreement”;

•	we terminate pursuant to the provision described in the third point under paragraph (4) above under “Termination of the Merger Agreement”; or

•	Psychiatric Solutions terminates pursuant to the provisions described in the first point under paragraph (3) above under “Termination of the Merger Agreement” and within six months thereafter Ramsay Youth Services enters into an agreement with respect to a superior proposal to acquire Ramsay Youth Services from a third party with whom Ramsay Youth Services had signed a confidentiality agreement prior to the termination.

      Psychiatric Solutions must pay to us a termination fee of $2.25 million if the merger agreement is terminated under the following circumstances:

•	we terminate pursuant to the provision described in the second or fourth point under paragraph (4) above under “Termination of the Merger Agreement.”

Employee Benefits

      Following the completion of the merger, Psychiatric Solutions will cause the surviving corporation to give employees of Ramsay Youth Services, at the completion of the merger, credit for purposes of eligibility to participate and vesting under employee welfare benefit plans maintained by Psychiatric Solutions for such employees’ service with us to the same extent recognized by Ramsay Youth Services immediately before the completion of the merger.

      Psychiatric Solutions will cause the surviving corporation to (i) waive any preexisting condition exclusions to coverage and any waiting-period requirements with respect to participation and coverage under any employee welfare benefit plans in which such employees may be eligible to participate after the completion of the merger to the same extent waived by Ramsay Youth Services’ benefit plans before the merger and (ii) provide each employee with credit for any co-payments and deductibles paid prior to the completion of the merger in the calendar year in which the completion of the merger occurs in satisfying any applicable deductible or out-of-pocket requirements under any employee welfare benefit plans in which such employees are eligible to participate after the completion of the merger.

      Psychiatric Solutions currently intends to continue the current employee benefits of Ramsay Youth Services and its subsidiaries or cause the surviving company to provide benefits to current employees of Ramsay Youth Services and its subsidiaries that are no less favorable, in the aggregate, to such employees than the benefits provided to similarly situated employees of Psychiatric Solutions and its subsidiaries. Except as otherwise provided in the merger agreement, there are no guarantees of the right of an employee to continued employment after the completion of the merger or any limits on Psychiatric Solutions’ right to amend, modify or terminate any Ramsay Youth Services benefit plan, benefit agreement or other arrangement in which employees are eligible to participate following the merger.

      Upon written request of Psychiatric Solutions delivered to Ramsay Youth Services at least 30 days prior to the closing date, Ramsay Youth Services will use commercially reasonable efforts to terminate or amend the Ramsay Youth Services Deferred Compensation and Retirement Plan (our 401K Plan) as of a date prior to the closing date. In connection with any termination of our 401K Plan, Ramsay Youth Services will, to the extent legally required, fully vest all employees in their account balances in the 401K Plan and Psychiatric Solutions will permit each employee of Ramsay Youth Services to rollover his or her accrued benefit under the 401K Plan, including any promissory notes attributable to loans under the 401K Plan, to a qualified retirement plan maintained by Psychiatric Solutions, to the extent such rollovers constitute, in Psychiatric Solutions’ sole discretion, valid eligible rollover distributions.

Amendment, Extension And Waiver

      The parties may amend the merger agreement at any time, whether before or after adoption of the merger agreement by our stockholders. However, after receiving stockholder approval, no amendment may be made which by law requires further approval by our stockholders, unless we obtain that further approval. All amendments to the merger agreement must be in writing signed by us, Psychiatric Solutions and PSI Acquisition Sub.

      At any time before the effective time of the merger, each of the parties to the merger agreement may, by written instrument:

•	extend the time for the performance of any of the obligations or other acts of the other parties;

•	waive any inaccuracies in the representations and warranties of the other parties contained in the merger agreement or in any document delivered pursuant to the merger agreement; or

•	subject to certain conditions, waive compliance with any of the agreements or conditions contained in the merger agreement.

      However, after adoption of the merger agreement by our stockholders, no waiver may be made which by law requires further approval by our stockholders, unless we obtain that further approval. All extensions of time and waivers under the merger agreement must be in writing signed by us, Psychiatric Solutions and PSI Acquisition Sub.

Amendment To Rights Agreement

      In accordance with the merger agreement, as of April 8, 2003, we amended the rights agreement, dated as of August 1, 1995, as amended, between us and Wachovia Bank, N.A. as rights agent, to provide that none of the approval, execution, delivery or performance of the merger agreement or the completion of the transactions contemplated thereby will cause the rights under the rights agreement to become exercisable.

INFORMATION ABOUT PSYCHIATRIC SOLUTIONS

      Psychiatric Solutions files annual, quarterly and special reports, proxy statements and other information with the U.S. Securities and Exchange Commission. These SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov and through Psychiatric Solutions’ web site at http://www.psysolutions.com. You may also read and copy any document we file at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.

      Certain business and financial information relating to Psychiatric Solutions has been “incorporated by reference” into this proxy statement, which means that Psychiatric Solutions is disclosing important information to you by referring you to documents containing that information. The information incorporated by reference is an important part of this proxy statement, and information that Psychiatric Solutions files later with the SEC will automatically update and supersede the information in this proxy statement. Psychiatric Solutions incorporates by reference into this proxy statement the following documents that it has filed with the SEC (file no. 0-20488) and any filings it makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and before the date of the special meeting:

•	its annual report on Form 10-K for the year ended December 31, 2002, filed on March 27, 2003;

•	its current report on Form 8-K filed on January 7, 2003;

•	its current report on Form 8-K filed on February 14, 2003;

•	its current report on Form 8-K filed on April 9, 2003; and

•	its current report on Form 8-K filed on April 10, 2003.

      Ramsay Youth Services makes no representation or warranty about the accuracy or completeness of the business and financial information of Psychiatric Solutions incorporated by reference into this proxy statement.

      You may request a copy of these filings at no cost, by writing or telephoning Psychiatric Solutions at the following address:

Psychiatric Solutions, Inc.

113 Seaboard Lane, Suite C-100
Franklin, Tennessee 37067
Telephone: (615) 312-5700

      If you would like to request documents from Psychiatric Solutions, please do so at least five business days before the date of the special meeting in order to receive timely delivery of such documents prior to the special meeting.

APPRAISAL RIGHTS

      If the merger is consummated, holders of shares of Ramsay Youth Services common stock are entitled to appraisal rights under Section 262 of the Delaware General Corporation Law, provided that they comply with the conditions established by Section 262.

      Section 262 is reprinted in its entirety as Annex E to this Proxy Statement. The following discussion is not a complete statement of the law relating to appraisal rights and is qualified in its entirety by reference to Annex E. This discussion and Annex E should be reviewed carefully by any holder who wishes to exercise statutory appraisal rights or who wishes to preserve the right to do so, as failure to comply with the statutory procedures will result in the loss of appraisal rights.

      A record holder of shares of Ramsay Youth Services common stock who does not vote in favor of the merger agreement, who makes the demand described below with respect to such shares in a timely fashion, who continuously is the record holder of such shares through the effective time of the merger and who otherwise complies with the statutory requirements of Section 262 will be entitled to an appraisal by the Delaware Court of Chancery of the fair value of his or her shares of Ramsay Youth Services common stock. All references in this summary of appraisal rights to a “stockholder” or “holders of shares of Ramsay Youth Services common stock” are to the record holder or holders of shares of Ramsay Youth Services common stock. Except as set forth herein (including Annex E), stockholders of Ramsay Youth Services will not be entitled to appraisal rights in connection with the merger.

      Under Section 262, where a merger is to be submitted for approval at a meeting of stockholders, as in the case of the special meeting, not less than 20 days prior to the meeting the corporation must notify each of the holders of its stock who is entitled to appraisal rights that appraisal rights are available and include in the notice a copy of Section 262. This proxy statement constitutes that notice to you, and a copy of Section 262 is attached to this proxy statement as Annex E.

      Holders of shares of Ramsay Youth Services common stock who desire to exercise their appraisal rights must not vote in favor of the merger and must deliver a separate written demand for appraisal to Ramsay Youth Services prior to the vote by the stockholders of Ramsay Youth Services on the merger at the special meeting. A demand for appraisal must be executed by or on behalf of the stockholder of record and must reasonably inform Ramsay Youth Services of the identity of the stockholder of record and that the stockholder intends to demand appraisal of his or her shares. A proxy or vote against the merger will not by itself constitute that demand. The written demand for appraisal must be in addition to and separate from any proxy or vote. Any stockholder making such a demand must thereafter continue to hold his or her shares of record until the effective time of the merger to be eligible for appraisal rights. Within ten days after the effective time of the merger, Ramsay Youth Services must provide notice of the effective time to all stockholders who have complied with Section 262.

      A stockholder who elects to exercise appraisal rights should mail or deliver his or her written demand to Ramsay Youth Services, Inc., One Alhambra Plaza, Suite 750, Coral Gables, Florida 33134, attention: Chief Financial Officer.

      A person having a beneficial interest in shares of Ramsay Youth Services common stock that are held of record in the name of another person, such as a broker, fiduciary, depositary or other nominee, must act promptly to cause the record holder to follow the steps summarized in this proxy statement properly and in a timely manner to perfect appraisal rights. If the shares of Ramsay Youth Services common stock are owned of record by a person other than the beneficial owner, including a broker, fiduciary (such as a trustee, guardian or custodian), depositary or other nominee, the demand for appraisal must be executed by or for the record owner. If the shares of Ramsay Youth Services common stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, such person is acting as agent for the record owner. If a stockholder holds shares of Ramsay Youth Services common stock through a broker who in turn holds the shares through a central securities depository nominee such as Cede & Co., a demand for appraisal of such shares must be made by or on behalf of the depository nominee and must identify the depository nominee as record holder.

      A record holder, such as a broker, fiduciary, depositary or other nominee, who holds shares of Ramsay Youth Services common stock as a nominee for others, may exercise appraisal rights with respect to the shares held for all or less than all beneficial owners of shares as to which such person is the record owner. In such case, the written demand must set forth the number of shares covered by the demand. Where the number of shares is not expressly stated, the demand will be presumed to cover all shares of Ramsay Youth Services common stock outstanding in the name of the record owner.

      Within 120 days after the effective time of the merger, either Ramsay Youth Services or any stockholder who has complied with the provisions of Section 262 may file a petition in the Delaware Court, with a copy served on Ramsay Youth Services in the case of a petition filed by a stockholder, demanding a determination of the fair value of the shares of all stockholders who have properly demanded appraisal rights. There is no present intent on the part of Ramsay Youth Services to file an appraisal petition and stockholders seeking to exercise appraisal rights should not assume that Ramsay Youth Services will file a petition for appraisal. Accordingly, holders of Ramsay Youth Services common stock who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner set forth in Section 262. Within 120 days after the effective time of the merger, any stockholder who has complied with the provisions of Section 262 to that point in time will be entitled, upon written request, to receive from Ramsay Youth Services a statement setting forth the aggregate number of shares of Ramsay Youth Services common stock not voted in favor of the merger agreement and with respect to which demands for appraisal were received by Ramsay Youth Services and the number of holders of the shares. This statement must be mailed (a) within 10 days after the written request has been received by Ramsay Youth Services or (b) within 10 days after the expiration of the period for the delivery of demands as described above, whichever is later.

      If a petition for an appraisal is timely filed, at the hearing on the petition, the Delaware Court will determine which stockholders are entitled to appraisal rights. The Delaware Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by stock certificates to submit their certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with this requirement, the Delaware Court may dismiss the proceedings as to that stockholder. Where proceedings are not dismissed, the Delaware Court will appraise the shares of Ramsay Youth Services common stock owned by stockholders who have perfected their appraisal rights, determining the fair value of their shares exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value.

      Although Ramsay Youth Services believes that the merger consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the merger consideration. Moreover, Ramsay Youth Services does not anticipate offering more than the merger consideration to any stockholder exercising appraisal rights and reserves the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the “fair value” of a share of Ramsay Youth Services common stock is less than the merger consideration. In determining “fair value,” the Delaware Court is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that in making this determination of fair value the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that this exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

      The cost of the appraisal proceeding may be determined by the Delaware Court and taxed against the parties as the Delaware Court deems equitable in the circumstances. However, costs do not include attorneys’ and expert witness fees. Each stockholder exercising appraisal rights is responsible for his or her attorneys’ and expert witness expenses, although, upon application of a stockholder party to the appraisal proceeding, the Delaware Court may order that all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all shares of stock entitled to appraisal.

      Any holder of shares of Ramsay Youth Services common stock who has duly demanded appraisal in compliance with Section 262 will not, after the effective time of the merger, be entitled to vote the shares subject to the demand or to receive payment of dividends or other distributions on the shares, except for dividends or distributions payable to stockholders of record at a date prior to the effective time of the merger.

      At any time within 60 days after the effective time of the merger, any stockholder will have the right to withdraw a demand for appraisal and to accept the terms offered in the merger; after this period, the stockholder may withdraw the demand only with the consent of Ramsay Youth Services. If no petition for appraisal is filed with the Delaware Court within 120 days after the effective time of the merger, stockholders’ rights to appraisal will cease, and all holders of shares of Ramsay Youth Services common stock will be entitled to receive the consideration offered pursuant to the merger agreement. Because Ramsay Youth Services has no obligation to file a petition for appraisal, and has no present intention to do so, any holder of shares of Ramsay Youth Services common stock who desires a petition to be filed is advised to file it on a timely basis. Any stockholder may withdraw his or her demand for appraisal by delivering to Ramsay Youth Services a written withdrawal of his or her demand for appraisal and acceptance of the merger consideration, except that (a) any attempt to withdraw made more than 60 days after the effective time of the merger will require written approval of Ramsay Youth Services and (b) no appraisal proceeding in the Delaware Court shall be dismissed as to any stockholder without the approval of the Delaware Court, and approval may be conditioned upon any terms the Delaware Court deems just.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

      The following table sets forth the shares of common stock of Ramsay Youth Services beneficially owned as of May [     ], 2003 by Ramsay Youth Services’ directors, chief executive officer and four other most highly compensated executive officers, by persons known to possess voting or dispositive power over more than 5% of Ramsay Youth Services’ outstanding common stock and by all the foregoing and other current executive officers of Ramsay Youth Services as a group.

		Number of		Percentage
Name and Address of Beneficial Owner	Title of Class	Shares Owned(1)		of Class(1)

Paul J. Ramsay	Common	6,069,629	(2)	60.82%
Paul Ramsay Group
154 Pacific Highway
St. Leonards, NSW
Australia
Paul Ramsay Hospitals Pty. Limited	Common	5,697,047	(3)	59.27%
c/o Torys LLP
237 Park Avenue
New York, New York 10017
Paul Ramsay Holdings Pty. Limited	Common	4,721,024	(3)	50.29%
c/o Torys LLP
237 Park Avenue
New York, New York 10017
Ramsay Holdings HSA Limited	Common	906,352	(3)	9.74%
c/o Torys LLP
237 Park Avenue
New York, New York 10017
Heartland Advisors, Inc.	Common	771,400	(4)	8.29%
790 North Milwaukee Street
Milwaukee, Wisconsin 53202

		Number of		Percentage
Name and Address of Beneficial Owner	Title of Class	Shares Owned(1)		of Class(1)

Luis E. Lamela	Common	1,065,709	(5)	10.85%
One Alhambra Plaza, Suite 750
Coral Gables, Florida 33134
Marcio C. Cabrera	Common	133,333	(6)	1.41%
Isabel M. Diaz	Common	127,482	(7)	1.35%
Jorge Rico	Common	100,000	(8)	1.06%
Aaron Beam, Jr.	Common	16,944		*
Peter J. Evans	Common	22,583		*
Thomas M. Haythe	Common	105,491	(9)	1.12%
Steven J. Shulman	Common	25,916		*
Michael S. Siddle	Common	105,916		1.13%
All directors and executive officers as a group (10 persons)	Common	8,046,962	(2)(5)(6)(7)(8)(9)	70.11%

*	Indicates ownership percentage of less than one percent (1%).

(1)	Includes all shares that each named person is entitled to receive within 60 days, through the exercise of any option, warrant, conversion right, or similar arrangement. Such shares are deemed to be owned and outstanding by such person individually for purposes of calculating the number of shares owned and the percentage of class for each such named person, but are not deemed outstanding for purposes of such calculations for any other named person.

(2)	Mr. Ramsay’s beneficial ownership of Common Stock consists of (i) 5,916 shares of Common Stock owned directly by Mr. Ramsay, (ii) 366,666 shares of Common Stock issuable upon the exercise of exercisable options to purchase shares of Common Stock held by Mr. Ramsay, (iii) 906,352 shares of Common Stock beneficially owned by Ramsay Holdings, (iv) 4,721,024 shares of Common Stock beneficially owned by Holdings Pty., which includes all shares beneficially owned by Ramsay Holdings, and (v) 5,697,047 shares of Common Stock beneficially owned by Hospitals Pty., which includes all shares beneficially owned by Ramsay Holdings and Holdings Pty. The shares beneficially owned by Ramsay Holdings consist of 906,352 shares of Common Stock owned of record by Ramsay Holdings. The shares beneficially owned by Holdings Pty. consist of 3,731,339 shares of Common Stock owned of record by Holdings Pty., 83,333 shares of Common Stock issuable upon the exercise of exercisable warrants to purchase shares of Common Stock held by Holdings, Pty. and the 906,352 shares of Common Stock beneficially owned by Ramsay Holdings. The shares beneficially owned by Hospitals Pty. consist of 751,024 shares of Common Stock owned of record by Hospitals Pty., 224,999 shares of Common Stock issuable upon the exercise of exercisable warrants to purchase shares of Common Stock held by Hospitals Pty. and the 4,721,024 shares of Common Stock beneficially owned by Holdings Pty.

(3)	These shares are included in the beneficial ownership of Paul J. Ramsay and are discussed in footnote (2) above.

(4)	Information as to the holdings of Heartland Advisors, Inc. (“HAI”) is based upon a report on Schedule 13G filed with the Securities and Exchange Commission. Such report indicates that HAI owned no shares with sole voting power and 771,400 shares with sole dispositive power. Such report indicates that HAI is an investment adviser registered under the Investment Advisers Act of 1940.

(5)	Includes 152,237 shares of Common Stock issuable upon the exercise of exercisable warrants to purchase shares of Common Stock and 366,666 shares of Common Stock issuable upon the exercise of exercisable stock options to purchase shares of Common Stock held by Mr. Lamela.

(6)	Includes 133,333 shares of Common Stock issuable upon the exercise of exercisable stock options to purchase shares of Common Stock held by Mr. Cabrera.

(7)	Includes 16,930 shares of Common Stock issuable upon the exercise of exercisable warrants to purchase shares of Common Stock and 100,000 shares of Common Stock issuable upon the exercise of exercisable stock options to purchase shares of Common Stock held by Ms. Diaz.

(8)	Includes 100,000 shares of Common Stock issuable upon the exercise of exercisable stock options to purchase shares of Common Stock held by Mr. Rico.

(9)	Includes 4,900 shares of Common Stock held in a pension plan for the benefit of Mr. Haythe and 83,333 shares of Common Stock issuable upon the exercise of currently exercisable options to purchase shares of Common Stock held by Mr. Haythe.

OTHER MATTERS

      The board of directors does not know of any other matters that may be brought before the special meeting. However, if any such other matters are properly presented for action, it is the intention of the persons named in the accompanying form of proxy to vote the shares represented thereby in accordance with their best judgment on such matters.

Additional Information

      Future Stockholder Proposals. If the merger is completed, no 2003 annual meeting of stockholders of Ramsay Youth Services will be held because, following the merger, we will not be a publicly held company. If the merger is not completed for any reason, our 2003 annual meeting of stockholders will subsequently be scheduled and the following paragraph will be applicable thereto. Stockholder proposals intended to be considered for inclusion in the proxy statement for presentation at the 2003 Annual Meeting of Stockholders must be received by us in writing at our principal executive offices a reasonable time before we begin to print and mail our proxy materials for the 2003 annual meeting of stockholders. All proposals received will be subject to the applicable rules of the Securities and Exchange Commission. With regard to stockholders who intend to present a proposal at the 2003 Annual Meeting of Stockholders without including the proposal in our proxy statement and fail to submit the proposal a reasonable time before we mail our proxy materials, the persons named as proxies in the proxy card accompanying the proxy statement for the 2003 Annual Meeting of Stockholders will be allowed to use their discretionary voting authority when the proposal is raised at the meeting, without any discussion of the matter in our proxy statement for the 2003 Annual Meeting of Stockholders.

      Multiple Stockholders Having The Same Address. Stockholders that reside at the same address and own shares of our common stock through a broker have likely received a notice from their broker notifying them that their household will be sent only one proxy statement. If the stockholders did not return the “opt-out” card attached to such notice, they were deemed to have consented to this process. The broker or other holder of record will send at least one copy of the proxy statement to the stockholders at their address. Consent may be revoked at any time upon written request with the stockholder’s name, the name of the brokerage firm and the stockholder’s account number to Isabel M. Diaz at the address below. Stockholders that reside at the same address and own shares of our common stock through a broker who received multiple copies of the proxy statement may request that only one copy of the proxy statement be sent in the future by making written request with the stockholders’ names, the name of the brokerage firm and the stockholders’ account numbers to Isabel M. Diaz at the address below. Additional copies of the proxy statement will be mailed out promptly upon written or oral request to Isabel M. Diaz, Executive Vice President of Corporate Relations, Ramsay Youth Services, Inc., One Alhambra Plaza, Suite 750, Coral Gables, Florida 33134, telephone: (305) 569-4626.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

      In connection with the “safe-harbor” provisions of the Private Securities Litigation Reform Act of 1995, Ramsay Youth Services notes that this proxy statement contains forward-looking statements about Ramsay Youth Services. Ramsay Youth Services is hereby setting forth cautionary statements identifying important factors that may cause Ramsay Youth Services’ actual results to differ materially from those set forth in any forward-looking statements or information made by or on behalf of or concerning Ramsay Youth Services. Some of the most significant factors include (i) accelerating changes occurring in the behavioral healthcare and at-risk youth industry, including competition from consolidating and integrated provider systems and limitations on reimbursement rates, (ii) federal and state governmental budgetary constraints which could have the effect of limiting the amount of funds available to support governmental programs, (iii) statutory, regulatory and administrative changes or interpretations of existing statutory and regulatory provisions affecting the conduct of Ramsay Youth Services’ business and affecting current and prior reimbursement for Ramsay Youth Services’ services, and (iv) fluctuations in the numbers of patients receiving treatment in our health care treatment programs. There can be no assurance that any anticipated future results will be achieved. As a result of the factors identified above, and including any other factors, Ramsay Youth Services’ actual results or financial condition could vary significantly from the performance or expectation set forth in any forward-looking statements or information.

WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and special reports, proxy statements and other information with the U.S. Securities and Exchange Commission. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.

      Statements contained in this proxy statement regarding the contents of any contract or other document are not necessarily complete and each such statement is qualified in its entirety by reference to such contract or other document filed as an exhibit with the Securities and Exchange Commission.

      You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

Ramsay Youth Services, Inc.

One Alhambra Plaza
Suite 750
Coral Gables, Florida 33134
Telephone: (305) 569-6993

      If you would like to request documents from us, please do so at least five business days before the date of the special meeting in order to receive timely delivery of such documents prior to the special meeting.

      This proxy statement does not constitute the solicitation of a proxy in any jurisdiction to or from any person to whom or from whom it is unlawful to make such proxy solicitation in such jurisdiction. You should rely only on the information contained or incorporated by reference in this proxy statement to vote your shares at the special meeting. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated [ ], 2003. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to stockholders does not create any implication to the contrary.

ANNEX A

AGREEMENT AND PLAN OF MERGER

BETWEEN
RAMSAY YOUTH SERVICES, INC.
PSYCHIATRIC SOLUTIONS, INC.
AND
PSI ACQUISITION SUB, INC.
As of April 8, 2003

      AGREEMENT AND PLAN OF MERGER dated as of April 8, 2003 (this “Agreement”), among Ramsay Youth Services, Inc., a Delaware corporation (the “Company”), Psychiatric Solutions, Inc., a Delaware corporation (“Purchaser”), and PSI Acquisition Sub, Inc., a Delaware corporation (the “Merger Subsidiary”).

PRELIMINARY STATEMENTS

      WHEREAS, the respective Boards of Directors of the Company, the Merger Subsidiary and Purchaser have approved this Agreement and declared that it is advisable that the Merger Subsidiary merge with and into the Company (the “Merger”) pursuant to, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the Delaware General Corporation Law (the “DGCL”), and that the Merger, upon the terms and conditions set forth in this Agreement, would be fair to and in the best interests of their respective stockholders.

      WHEREAS, in the Merger, each of the issued and outstanding shares of common stock of the Company, $.01 par value per share (the “Company Common Stock” which term also refers to and includes, unless the context otherwise requires, the associated Company Rights as defined below), will be converted into the right to receive cash consideration of $5.00 per share (the “Per Share Amount”).

      WHEREAS, Purchaser, the Merger Subsidiary and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

      NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which all parties hereby acknowledge, the parties agree as follows:

ARTICLE I

INTERPRETATION

      SECTION 1.01     Definitions. In this Agreement:

      An “Affiliate” of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such first person.

      “Business Day” means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in The City of New York are authorized or obligated by law or executive order to close.

      “Financing” means aggregate proceeds sufficient to pay the aggregate Per Share Amount and Option Consideration, to repay the indebtedness of the Company and its subsidiaries on the Closing Date and to pay all fees and expenses related to the transactions described in this Agreement.

      “Knowledge” or “Awareness” of any person which is not an individual (other than the Company and its subsidiaries) means the actual knowledge of such person’s executive officers based upon a reasonable investigation, and in the case of the Company and its subsidiaries, the actual knowledge of Luis E. Lamela, Marcio C. Cabrera and Jorge L. Rico based upon a reasonable investigation.

      “Law” means any federal, state, provincial, local or other law, order, decree, judgment or other requirement of any kind of any Governmental Entity, and the rules, regulations and orders promulgated thereunder.

      “Material Adverse Change” or “Material Adverse Effect” means, when used in connection with the Company or Purchaser, any change, effect, event or occurrence that is or would reasonably be expected to be materially adverse to the assets, business, operations, condition (financial or other), or results of operations of such person and its subsidiaries taken as a whole, other than any change, effect, event or occurrence (i) affecting (a) the healthcare industry generally (unless such change, effect, event or occurrence has a disproportionate impact on the Company and its subsidiaries), (b) the United States securities markets generally or (c) economic or political conditions generally or (ii) arising from or relating to the execution, delivery or announcement of this Agreement or the transactions contemplated hereby, including, any effects on customers, suppliers or personnel. The terms “material” and “materially” have correlative meanings.

      “Out of the Money Options” means those Options and Warrants which provide for an exercise price per share of Company Common Stock which is greater than or equal to the Merger Consideration.

      “Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

      A “Subsidiary” of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests which are sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person.

      In addition, the following capitalized terms are defined in the following Sections:

Acquisition Proposal	5.02
Benefit Plans	4.01(n)(i)
Certificates	3.04(b)
Closing Date	2.02
CMS	4.01(k)
Code	4.01(n)(i)
Commitment Letter	6.07
Common Shares	3.01(c)(i)
Company	preamble
Company Benefit Plans	4.01(n)
Company Common Stock	preliminary statements
Company Material Breach	8.01(c)
Company Rights	4.01(c)
Company Rights Agreement	4.01(c)
Company Rights Plan Amendment	4.01(y)
Company Rights	4.01(c)
Company SEC Documents	4.01(e)
Company Stock Plans	4.01(c)
Company Stockholder Approval	4.01(q)
Contracts	4.01(p)
Covered Entities	4.01(l)
DGCL	preliminary statements
Dissenting Shares	3.03(a)
Effective Time	2.03
ERISA	4.01(n)(i)
ERISA Affiliate	4.01(n)(x)
ESPP	3.02(b)
Exchange Act	4.01(d)(ii)
Federal Privacy Regulations	4.01(l)
Federal Transaction Regulations	4.01(l)
Financing	4.02(f)

Governmental Entity	4.01(d)(ii)
HCFA	4.01(k)
HIPAA	4.01(l)
HSR Act	4.01(d)(ii)
Highly Confident Letter	4.02(f)
Liens	4.01(b)
Merger	preliminary statements
Merger Consideration	3.01(c)(i)
Merger Subsidiary	preamble
Non-Disclosure Agreement	5.02
Option	3.02(a)
Option Consideration	3.02(a)
Paying Agent	3.04(a)
Payment Fund	3.04(a)
Per Share Amount	preliminary statements
Permitted Liens	4.01(r)
Provider Numbers	4.01(k)
Proxy Statement	4.01(d)(ii)
Purchaser	preamble
Purchaser Material Breach	8.01(e)
Real Property	4.01(r)
Resignations	6.09
SEC	4.01(d)(ii)
Securities Act	4.01(e)
Stockholders Meeting	6.01(a)
Superior Proposal	5.02
Surviving Corporation	2.01
Tax	4.01(o)(vi)
Warrant	3.02
Workforce	4.01(l)(iii)

      SECTION 1.02     Interpretation. (i) Whenever herein the singular number is used, the same shall include the plural where appropriate, and words of any gender shall include each other gender where appropriate.

(ii) Unless otherwise expressly provided, the words “include”, “includes” and “including” do not limit the preceding words or terms and shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(iii) The captions and headings used in this Agreement are for convenience only and do not in any way affect, limit, amplify or modify the provisions hereof.

ARTICLE II

THE MERGER

      SECTION 2.01     The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, the Merger Subsidiary will be merged with and into the Company at the Effective Time. Following the Merger, the separate corporate existence of the Merger Subsidiary will cease and the Company will continue as the surviving corporation (the “Surviving Corporation”) and will succeed to and assume all rights and obligations of the Company and of the Merger Subsidiary in accordance with the DGCL.

      SECTION 2.02     Closing. The closing of the Merger will take place at 10:00 a.m. on a date to be specified by the parties, which will be no later than the second Business Day after satisfaction or waiver of the conditions set forth in Article VII (the “Closing Date”), at the offices of Waller Lansden Dortch & Davis, PLLC, 511 Union Street, Nashville, TN 37219, unless another time, date or place is agreed to by the parties to this Agreement.

      SECTION 2.03     Effective Time. Subject to the provisions of this Agreement, as soon as practicable on or after the Closing Date, the parties will prepare, execute and acknowledge and thereafter file a certificate of merger in such form as is required by the DGCL and will make all other filings or recordings required under the DGCL. The Merger will become effective at such time as such filings are made with the Delaware Secretary of State, or at such later time as the Merger Subsidiary and the Company agree and is specified in such filings (the date and time of such filing, or such later date or time as may be set forth therein, being the “Effective Time”).

      SECTION 2.04     Effects of the Merger. The Merger will have the effects set forth in Section 259 of the DGCL and all other effects specified in the applicable provisions of the DGCL. Without limiting the foregoing, at the Effective Time, all properties, rights, privileges, powers, and franchises of the Company and the Merger Subsidiary will vest in the Surviving Corporation and all debts, liabilities, obligations, and duties of the Company and the Merger Subsidiary will become the debts, liabilities, obligations, and duties of the Surviving Corporation.

      SECTION 2.05     Certificate of Incorporation and Bylaws. At the Effective Time, the certificate of incorporation and bylaws of the Surviving Corporation will be amended to be identical to the certificate of incorporation and bylaws, respectively, of the Merger Subsidiary as in effect immediately prior to the Effective Time (except (i) that the name of the Surviving Corporation will be changed to Psychiatric Solutions of Coral Gables, Inc., (ii) that the incorporator of the Surviving Corporation will not change in the Merger and (iii) as otherwise provided in Section 6.05).

      SECTION 2.06     Directors. The directors of the Merger Subsidiary at the Effective Time will continue as the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

      SECTION 2.07     Officers. The officers of the Merger Subsidiary at the Effective Time and the individuals set forth on Schedule 2.07 will continue as officers of the Surviving Corporation and will hold office until the earlier of their death, resignation or removal.

      SECTION 2.08     Additional Actions. If, at any time after the Effective Time, the Surviving Corporation considers or is advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of the Merger Subsidiary or the Company or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Merger Subsidiary or the Company, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of the Merger Subsidiary or the Company, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

ARTICLE III

EFFECT OF THE MERGER ON THE CAPITAL STOCK

OF THE CONSTITUENT CORPORATIONS

      SECTION 3.01     Effect on Capital Stock. At the Effective Time, subject to Section 3.03 below, by virtue of the Merger and without any action on the part of the Company, the Merger Subsidiary, Purchaser or the holders of any shares of capital stock of the Company or any shares of capital stock of the Merger Subsidiary:

(a) Each share of the capital stock of the Merger Subsidiary issued and outstanding immediately prior to the Effective Time will be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation;

(b) Each share of Company Common Stock that is owned by the Company or by any wholly-owned subsidiary of the Company and each share of Company Common Stock that is owned by Purchaser, the Merger Subsidiary or any other subsidiary of Purchaser immediately prior to the Effective Time will automatically be canceled without any conversion thereof and no consideration will be delivered with respect thereto; and

(c) (i) Except for shares to be canceled in accordance with Section 3.01(b) and except for Dissenting Shares, each share of the Company Common Stock issued and outstanding as of the Effective Time (the “Common Shares”) will be automatically canceled and extinguished and converted into the right to receive in cash the Per Share Amount (the “Merger Consideration”), without interest, upon surrender of the certificate formerly representing such Common Shares in accordance with Section 3.04.

(ii) As of the Effective Time, each certificate previously representing any Common Shares will thereafter represent the right to receive the Merger Consideration. The holders of such certificates previously representing the Common Shares outstanding immediately prior to the Effective Time will cease to have any rights with respect to such Common Shares as of the Effective Time, except as otherwise provided in this Agreement or by applicable law. Such certificates previously representing Common Shares will be exchanged for the Merger Consideration upon the surrender of such certificates in accordance with provisions of Section 3.04, without interest.

      SECTION 3.02     Options, Warrants and ESPP. (a) At the Effective Time, (i) each outstanding option to purchase shares of Company Common Stock granted under the Company Stock Plans, whether or not then exercisable (the “Options”), and (ii) each outstanding warrant to purchase shares of Company Common Stock, whether or not then exercisable (the “Warrants”), shall be converted into a right to receive the Merger Consideration less the applicable option or warrant, as applicable, exercise price per share, less applicable federal and state tax withholding obligations of the Option holder or Warrant holder (the “Option Consideration”). In the event that the exercise price of an Option or Warrant is greater than the Merger Consideration, then at the Effective Time such Option or Warrant shall be canceled without any payment made in exchange therefor. At the Effective Time, the Company Stock Plans shall be deemed terminated.

(b) Outstanding purchase rights under the Company’s Employee Stock Purchase Plan (“ESPP”) shall expire immediately prior to the Effective Time, and the entire amount credited to the stock purchase account of each participant in the ESPP at the Effective Time shall be refunded to the participant, without interest. At the Effective Time, the ESPP shall be deemed terminated.

      SECTION 3.03     Appraisal Rights. (a) Notwithstanding anything in this Agreement to the contrary, Common Shares that are issued and outstanding immediately prior to the Effective Time and that are held by stockholders that are entitled to demand and have properly demanded appraisal of their Common Shares under the DGCL and have complied in all respects with the requirements of the DGCL concerning the right of a stockholder of the Company to demand appraisal of such Common Shares and that, as of the Effective Time, have not effectively withdrawn or lost such right to appraisal (the “Dissenting Shares”) will not be converted into or represent a right to receive the Merger Consideration, but the holders of such Dissenting Shares will be entitled only to such rights as are provided under Section 262 of the DGCL. Each holder of

Dissenting Shares that becomes entitled to payment for such Dissenting Shares pursuant to Section 262 of the DGCL will receive payment for such Dissenting Shares from the Surviving Corporation in accordance with the DGCL; provided, however, that to the extent that any holder or holders of Common Shares have failed to establish the entitlement to appraisal rights as provided in Section 262 of the DGCL, such holder or holders (as the case may be) will forfeit the right to appraisal of such Common Shares and each such Common Share will thereupon be deemed to have been converted, as of the Effective Time, into and represent the right to receive payment from the Surviving Corporation of the Merger Consideration, without interest.

(b) The Company will give Purchaser and the Merger Subsidiary (i) prompt notice of any written demands for appraisal, withdrawals of demands for appraisal, and any other instrument served pursuant to Section 262 of the DGCL received by the Company, and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under Section 262 of the DGCL. The Company will not, except with the express written consent of Purchaser, voluntarily make any payment with respect to any demands for appraisal or settle or offer to settle any such demands.

      SECTION 3.04     Payment. (a) Prior to the Effective Time, the Merger Subsidiary will appoint a bank or trust company reasonably acceptable to the Company as agent for the holders of Common Shares (the “Paying Agent”) to receive and disburse the Merger Consideration to which holders of Common Shares become entitled pursuant to Section 3.01(c) and the Option Consideration to which holders of Options and Warrants become entitled pursuant to Section 3.02(a). At the Effective Time, the Merger Subsidiary or Purchaser will provide the Paying Agent with sufficient cash to allow the Merger Consideration and the Option Consideration to be paid by the Paying Agent for each Common Share then entitled to receive the Merger Consideration and each Option and Warrant then entitled to receive the Option Consideration, respectively (the “Payment Fund”).

(b) Promptly after the Effective Time, the Surviving Corporation or Purchaser will cause the Paying Agent to mail to each record holder of a certificate or certificates that immediately prior to the Effective Time represented Common Shares (the “Certificates”), a form of letter of transmittal (which will specify that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon proper delivery of the Certificates to the Paying Agent) and instructions for use in effecting the surrender of the Certificates for payment.

(i) Upon surrender to the Paying Agent of a Certificate, together with such letter of transmittal duly executed and completed in accordance with its instructions and such other documents as may be reasonably requested, the holder of such Certificate will be entitled to receive in exchange for such Certificate, less any required withholding taxes, the Merger Consideration and such Certificate will forthwith be canceled. No interest will be paid or accrued on the Merger Consideration upon the surrender of the Certificates.

(ii) If payment or delivery is to be made to a person other than the person in whose name the Certificate surrendered is registered, it will be a condition of payment or delivery that the Certificate so surrendered be properly endorsed, with signature properly guaranteed, or otherwise be in proper form for transfer and that the person requesting such payment or delivery pay any transfer or other taxes required by reason of the payment or delivery to a person other than the registered holder of the Certificate surrendered or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable.

(iii) Subject to Section 3.03, until surrendered in accordance with the provisions of this Section 3.04(b), each Certificate (other than Certificates held by persons referred to in Section 3.01(b)) will represent for all purposes only the right to receive the Merger Consideration, without interest and less any required withholding taxes.

(c) Promptly following the Effective Time, the Surviving Corporation or the Purchaser will cause the Paying Agent to pay the Option Consideration from the Payment Fund to each holder of Options or Warrants.

(d) Promptly following the date that is six (6) months after the Effective Time, the Paying Agent will return to the Surviving Corporation all cash, certificates, and other property in its possession that constitute any portion of the Payment Fund (including any interest received with respect thereto), and the duties of the Paying Agent will terminate. Thereafter, each holder of a Certificate formerly representing a Common Share or Common Shares shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) only as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificates without any interest thereon. Notwithstanding the foregoing, neither the Company, the Merger Subsidiary, the Surviving Corporation nor the Paying Agent shall be liable to any holder of a Certificate for any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. Notwithstanding the foregoing, the Surviving Corporation will be entitled to receive from time to time all interest or other amounts earned with respect to the Payment Fund as such amounts accrue or become available.

(e) After the Effective Time there will be no registration of transfers on the stock transfer books of the Surviving Corporation of the Common Shares that were outstanding immediately prior to the Effective Time. If after the Effective Time, any Certificate is presented to the Surviving Corporation or the Paying Agent, it shall be canceled and exchanged for the Merger Consideration, without interest and less any required withholding taxes, as provided for, and in accordance with the procedures set forth in, this Article III.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

      SECTION 4.01     Representations and Warranties of the Company. The Company represents and warrants to Purchaser and the Merger Subsidiary as follows, except as set forth on the disclosure schedules delivered by the Company to Purchaser upon the execution of this Agreement:

(a) Organization, Standing and Corporate Power. Each of the Company and its subsidiaries is a corporation or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the laws of the jurisdiction in which it is organized and has the requisite corporate or partnership power, as the case may be, and authority to carry on its business as now being conducted. Each of the Company and its subsidiaries is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed or to be in good standing individually or in the aggregate would not reasonably be expected to have a material adverse effect on the Company. The Company has delivered or made available to Purchaser prior to the execution of this Agreement complete and correct copies of its certificate of incorporation and by-laws and the certificates of incorporation and by-laws (or comparable organizational documents) of its subsidiaries, in each case as amended to date.

(b) Subsidiaries. Schedule 4.01(B) hereto sets forth each subsidiary of the Company. Other than the subsidiaries listed on Schedule 4.01(B), the Company does not own stock or hold or control, directly or indirectly, any ownership interest in any other corporation, association or business organization. All the outstanding shares of capital stock of, or other equity interests in, each subsidiary of the Company have been validly issued and are fully paid and nonassessable and are owned directly or indirectly by the Company, free and clear of all pledges, liens, charges, encumbrances, rights of first refusal, options, mortgages, deeds of trust and security interests of any kind or nature whatsoever (collectively, “Liens”).

(c) Capital Structure. The authorized capital stock of the Company consists of 30,000,000 shares of Company Common Stock, 800,000 shares of Class A Preferred Stock, $1.00 par value, and 2,000,000 shares of Class B Preferred Stock, $1.00 par value, of which (i) 333,333 shares have been designated as Class B Preferred Stock, Series 1987, $1.00 par value, (ii) 152,321 shares have been designated as

Series C Preferred Stock, $1.00 par value, (iii) 100,000 shares have been designated as Series 1996 Preferred Stock, $1.00 par value, (iv) 100,000 shares have been designated as Series 1997 Preferred Stock, $1.00 par value and (v) 4,000 shares have been designated as Series 1997-A Preferred Stock (collectively, the “Company Preferred Stock”). At the close of business on April 8, 2003, (i) 9,304,159 shares of Company Common Stock were issued and outstanding, (ii) 193,850 shares of Company Common Stock were held by the Company in its treasury and (iii) no shares of Company Preferred Stock were issued and outstanding or held in the Company’s treasury. All issued and outstanding shares of Company Common Stock are duly authorized, validly issued and fully paid and nonassessable. Schedule 4.01(C) sets forth a complete and correct list, as of the close of business on April 8, 2003, of the plans pursuant to which Options have been granted and are outstanding (the “Company Stock Plans”), the number of shares of Company Common Stock subject to Options and Warrants, and the exercise prices thereof. Except as set forth on Schedule 4.01(C), as of the close of business on April 8, 2003, there were no outstanding securities, options, warrants, calls, rights or agreements to which the Company or any of its subsidiaries is a party obligating the Company or any of its subsidiaries to issue, deliver, sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company or of any of its subsidiaries. As of the close of business on April 8, 2003, there were no outstanding contractual obligations of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its subsidiaries. The Company has made available to Purchaser a complete and correct copy of the Rights Agreement dated as of August 1, 1995, as amended to date (the “Company Rights Agreement”), between the Company and the rights agent thereunder relating to rights to purchase Company Common Stock (the “Company Rights”). All outstanding shares of Company Common Stock are duly included for trading on the Nasdaq SmallCap Market.

(d) Authority; Noncontravention. (i) The Company has all requisite corporate power and authority to enter into this Agreement and, subject to the Company Stockholder Approval, to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Company, subject to the Company Stockholder Approval. This Agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms. Except as set forth in Schedule 4.01(D)(I), the execution and delivery of this Agreement, the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement do not conflict with, or result in any violation of, or default under, or give rise to a right of termination, cancellation or acceleration of any obligation under, or result in the creation of any Lien, upon any of the properties or assets of the Company or any of its subsidiaries under, (w) the certificate of incorporation or by-laws of the Company or the comparable organizational documents of any of its subsidiaries, (x) any loan or credit agreement, note, bond, mortgage or indenture, (y) any lease or other agreement to which the Company or any of its subsidiaries is a party, or (z) subject to the governmental filings and other matters referred to in clause (d)(ii) below, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its subsidiaries other than, with respect to clauses (x), (y) and (z), any such conflicts, violations, defaults, rights or Liens that individually or in the aggregate would not reasonably be expected to (1) have a material adverse effect on the Company, or (2) prevent or delay the consummation of any of the transactions contemplated by this Agreement.

(ii) No consent, approval, order or authorization of, or registration, declaration or filing with, any federal, state, local or foreign government or any court, administrative or regulatory agency or commission or other governmental authority or agency (a “Governmental Entity”) is required by or with respect to the Company or any of its subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated by this Agreement, except for (1) the filing of a premerger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), if necessary; (2) the filing with the Securities and Exchange

Commission (the “SEC”) of (A) a proxy statement relating to the Stockholders Meeting (such proxy statement, as amended or supplemented from time to time, the “Proxy Statement”), and (B) such reports under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), as may be required in connection with this Agreement and the transactions contemplated by this Agreement; (3) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business and the filing with Governmental Entities of appropriate documents to satisfy the applicable requirements of state securities or “blue sky” laws; and (4) those required filings, regulations, consents and approvals listed on Schedule 4.01(D)(II) hereto.

(iii) Assuming the accuracy of the representations and warranties in Section 4.02(e), the restrictions on “business combinations” (as defined in Section 203 of the DGCL) as set forth in Section 203 of the DGCL will not apply to the Merger.

(iv) As of the date hereof, the Board of Directors of the Company has by a unanimous vote (1) determined that it is advisable and in the best interest of the Company’s stockholders for the Company to enter into this Agreement and to consummate the Merger upon the terms and subject to the conditions of this Agreement, (2) approved this Agreement and the transactions contemplated hereby in accordance with the applicable provisions of the DGCL, (3) authorized the performance by the Company of this Agreement and (4) recommended the approval of the Merger and adoption of this Agreement by holders of the Company Common Stock and directed that this Agreement be submitted for consideration by the Company’s stockholders at a meeting of the stockholders of the Company to consider approval of the Merger and adoption of this Agreement.

(e) SEC Documents and Financial Statements. (i) The Company has filed all required reports, schedules, forms, statements and other documents with the SEC since June 30, 1999 (the “Company SEC Documents”). As of their respective dates, the Company SEC Documents complied as to form in all material respects with the requirements of the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Documents, and none of the Company SEC Documents when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(ii) The consolidated financial statements of the Company included in the Company SEC Documents comply as to form, as of their respective dates of filing with the SEC, in all material respects, with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles (except, in the case of unaudited statements, as permitted by the rules and regulations under the Exchange Act) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), and fairly present in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and their consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal recurring year-end audit adjustments).

(f) Absence of Certain Changes or Events. Except (1) as disclosed in the Company SEC Documents, (2) for the transactions provided for herein, (3) for liabilities which have been or will be incurred in connection with or as a result of this Agreement and which are disclosed in Schedule 4.01(F), or (4) as otherwise disclosed in Schedule 4.01(F), since the date of the most recent consolidated financial statements included in the Company SEC Documents, the Company and its subsidiaries have conducted their businesses in the ordinary course and there has not occurred: (i) any change, effect or circumstance constituting, or which would reasonably be expected to constitute, individually or in the aggregate, a material adverse effect on the Company; (ii) any amendment or change in the Company’s certificate of incorporation or bylaws; (iii) any material changes to any Company Benefit Plan or other employee benefit arrangements or agreements, including the establishment of any new such plans, arrangements or agreements or the extension of coverage under any such plans, arrangements or agreements to new groups of employees or other individuals; (iv) any material damage to, destruction or loss of any material asset of the Company or any of its subsidiaries (whether or not covered by insurance); (v) any capital expenditure exceeding $175,000 for any single project or series of related projects; (vi) any material change by the Company in its accounting methods, principles or practices (other than as required by generally accepted accounting principles); (vii) other than in the ordinary course of business, any sale of a material amount of assets of the Company or any of its subsidiaries; or (viii) any agreement to do any of the foregoing.

(g) Absence of Undisclosed Liabilities; Guarantees. Except as set forth in SCHEDULE 4.01(G), neither the Company nor any of its subsidiaries has any material liabilities or obligations of any kind, whether absolute, accrued, asserted or unasserted, contingent or otherwise, except material liabilities, obligations or contingencies (a) to the extent reflected on or accrued or reserved against in the most recent consolidated balance sheet included in the Company’s SEC Documents, (b) incurred in the ordinary course of business and consistent with past practices and which, individually or in the aggregate, would not reasonably be likely to have a material adverse effect on the Company, or (c) incurred after the date of this Agreement, out of the ordinary course of business, but only to the extent that such liabilities, obligations or contingencies are approved by the Purchaser pursuant to Section 5.01 hereof.

(h) Litigation. Except as set forth on Schedule 4.01(H), as of the date of this Agreement, there was no suit, action or proceeding pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries and, to the knowledge of the Company, no basis for any such action exists, that individually or in the aggregate would reasonably be expected (i) to have a material adverse effect on the Company or (ii) to prevent or to delay the consummation of the transactions contemplated by this Agreement, nor as of such date was there any judgment, order or decree of any Governmental Entity or arbitrator outstanding against the Company or any of its subsidiaries which would reasonably be expected to have any effect referred to in clause (i) or (ii) above.

(i) Permits; Compliance With Applicable Laws. (i) Schedule 4.01(I)(1) contains a true and complete list of all licenses, certificates of occupancy, permits and other governmental authorizations or approvals (collectively, “Licenses”) used in and, individually or in the aggregate with other such Licenses, material to the operation of the Company and its subsidiaries taken as a whole (and all pending applications for any such Licenses), setting forth the grantor, the grantee, the function and the expiration date of each. Prior to the execution of this Agreement, the Company has made available to the Purchaser true and complete copies of all such Licenses. Except as disclosed in Schedule 4.01(I)(2), the Company or its subsidiaries validly hold all such Licenses, each such License is valid, binding and in full force and effect, and neither the Company nor any subsidiary is in default (or with the giving of notice or lapse of time or both, would be in default) under any such License, except for defaults which, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the Company. Except as disclosed in Schedule 4.01(I)(3), the consummation of the transactions contemplated by this Agreement will not result in a violation or termination of any License, except for violations or terminations which, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the Company.

(ii) Since January 1, 2000, the Company and its subsidiaries have conducted their business in accordance with all applicable laws, including, without limitation, applicable laws relating to antitrust, consumer protection, equal opportunity, labor and employment, occupational safety and health, ERISA, pension, welfare and securities matters, except where the failure to so comply would not reasonably be expected to have a material adverse effect on the Company. To the knowledge of the Company, the Company and its subsidiaries have not received any written notification of any asserted present or past failure by the Company or any of its subsidiaries to comply in any material respect with such laws, which failures remain outstanding or unremedied on the date hereof.

(j) Compliance With Fraud and Abuse/Stark Statutes. The Company and its subsidiaries and all persons and entities employed by or providing professional services to the Company and its subsidiaries have not engaged in any activities which are prohibited under 42 U.S.C. §§ 1320a-7b, 42 U.S.C. §§ 1395nn, or the regulations promulgated thereunder, or similar state or local statutes or regulations except where the failure to so comply would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Company.

(k) Provider Numbers. Attached hereto as Schedule 4.01(K) is a complete list of all Medicaid and Medicare provider numbers (the “Provider Numbers”) in the name of the Company, its subsidiaries, a facility or as otherwise specified, which the Company is currently using in its operations and excluding any Medicaid and Medicare provider numbers for facilities which were sold or closed by the Company prior to the date of this Agreement. The Provider Numbers are active with the Center for Medicare and Medicaid Services (“CMS”)/Health Care Financing Administration (“HCFA”).

(l) HIPAA Matters. (i) Each facility, entity or component of any entity owned or controlled by the Company or any of its subsidiaries that is a health plan, healthcare clearinghouse or healthcare provider, as such terms are defined in the Federal Privacy Regulations (collectively, the “Covered Entities”) is in compliance in all material respects with and has not violated in any material respect the administrative simplification section of the Health Insurance Portability and Accountability Act of 1996, as codified at 42 U.S.C. Sections 1320d through d-8 (collectively, “HIPAA”), the regulations contained in 45 C.F.R. Parts 160 and 164, as amended (collectively, the “Federal Privacy Regulations”), the regulations contained in 45 C.F.R. Parts 160 and 162, as amended (collectively, the “Federal Transaction Regulations”) or applicable state privacy laws.

(ii) To the extent a Covered Entity directly or indirectly conducts a Transaction (as defined in the Federal Transaction Regulations) using Electronic Media (as defined in the Federal Transaction Regulations) with another covered entity, such Transactions use and will use in all material respects the standards mandated by the Federal Transaction Standards (as defined in the Federal Transaction Regulations). Each Covered Entity has submitted a compliance plan by October 16, 2002 seeking an extension to comply with the foregoing requirements which contains the information mandated by the Administrative Simplification Compliance Act, 42 U.S.C. Sections 1305 and 1320d-4.

(iii) When and to the extent required by law, each policy relating to the privacy of patient’s Protected Health Information complies in all material respects with the Federal Privacy Regulations and applicable state privacy laws. When and to the extent required by law, each Covered Entity has provided its patients with a privacy notice that contains in all material respects all of the requirements of 45 C.F.R. Section 164.520(b) at the times required by 45 C.F.R. Section 164.520(c) and has documented compliance with the foregoing requirements. An accurate copy of each Covered Entity’s privacy notice and any policy relating thereto, or the most recent draft thereof, has been made available to Purchaser. When and to the extent required by law, each Covered Entity and its employees, volunteers, trainees, and other persons whose conduct, in the performance of work for a Covered Entity is under the direct control of such entity (collectively, the “Workforce”) has only Used (as defined in the Federal Privacy Regulations) or Disclosed (as defined in the Federal Privacy Regulations) Protected Health Information in accordance in all material respects with its privacy notices, the Covered Entity’s privacy policies relating to Protected Health Information and the Federal Privacy Regulations.

(iv) To the extent that either the Company or any Covered Entity maintains Group Health Plans (as defined in the Federal Privacy Regulations) for its employees and the dependents thereof, each such Group Health Plan (a) has implemented or will implement prior to April 14, 2003, policies to establish the permitted and required Uses and Disclosures of Protected Health Information to the plan sponsor, provided that such policies are not inconsistent with the Federal Privacy Regulations; (b) has received or will receive prior to April 14, 2003, certification from the plan sponsor that the Group Health Plan documents have been amended to incorporate the provisions set forth in 45 C.F.R. Sections 164.504(f)(2)(ii) and (f)(iii); and (c) provided or will provide prior to April 14, 2003, its employees and their dependents covered by such Group Health Plan the applicable notices regarding the amendments of such Group Health Plan

(v) Each Covered Entity has provided or will provide prior to April 14, 2003 its patients the right to inspect, obtain a copy of, amend, receive an accounting of the disclosures, request an alternative means of disclosure and alternative locations for disclosure of Protected Health Information in accordance with the Federal Privacy Regulations. To the extent that a Covered Entity has agreed to additional restrictions on the use or disclosure of Protected Health Information requested by a patient, the Covered Entity has complied with such requests in all material respects.

(vi) The Company is not aware of any material breach by a Business Associate (as defined in the Federal Privacy Regulations) of any agreements between a Covered Entity and a Business Associate or any violation by a Business Associate of HIPAA, the Federal Transaction Regulations, the Federal Privacy Regulations, or the Federal Security Regulations.

(m) Absence of Changes in Benefit Plans. Since the date of the most recent consolidated financial statements included in the Company SEC Documents, except as required hereby, there has not been any adoption or amendment in any material respect by the Company or any of its subsidiaries of any collective bargaining agreement or any pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock or retirement plan providing benefits to any current or former employee, officer or director of the Company or any of its wholly owned subsidiaries.

(n) ERISA Compliance. (i) Schedule 4.01(N)(I) sets forth a true, complete and correct list of all “employee benefit plans”, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended and the rules and regulations promulgated thereunder (collectively, “ERISA”), all benefit plans as defined in Section 6039D of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the “Code”), and all other bonus, incentive compensation, deferred compensation, profit sharing, stock option, severance, supplemental unemployment, layoff, salary continuation, retirement, pension, health, life insurance, disability, group insurance, vacation, holiday, sick leave, fringe benefit or welfare plans (whether oral or written, qualified or non-qualified) and any trust, escrow or other funding arrangement related thereto (all of which are collectively referred to as the “Benefit Plans”) (A) which are currently maintained or contributed to by the Company or any ERISA Affiliate, or (B) with respect to which the Company has any material liability or material obligations to any current or former officer, Employee, or service provider of the Company or any ERISA Affiliate, or the dependents of any thereof, regardless of whether funded.

(ii) Neither the Company nor any ERISA Affiliate has been liable at any time for contributions to a plan that is subject to Section 412 of the Code, Section 302 of ERISA and/or Title IV of ERISA within the six year period ending on the Effective Time.

(iii) The Company has heretofore made available to Purchaser, with respect to each of the Benefit Plans, true, accurate and complete copies of the following documents as applicable: (i) the Benefit Plan document and all amendments, (ii) the actuarial report, if any, for such Benefit Plan for each of the last three (3) years and (iii) all personnel, payroll and employment manuals and policies.

(iv) There have been no prohibited transactions, breaches of fiduciary duty or other breaches or violations of any law applicable to the Benefit Plans and related funding arrangements that could subject the Company, any subsidiary of the Company or Purchaser to any material liability. Except as disclosed in Schedule 4.01(N)(IV), each Benefit Plan intended to be qualified under Section 401(a) of the Code has a current favorable determination letter (or, in the case of a standardized form or paired plan, a favorable opinion or notification letter), and no event has occurred which would reasonably be expected to cause any Benefit Plan to become disqualified for purposes of Section 401(a) of the Code. Each Benefit Plan has been operated in compliance with applicable law, including Section 401(a) of the Code and ERISA, as applicable, and in accordance with its terms, except where the failure to so operate would not reasonably be expected to have a material adverse effect on the Company.

(v) All required reports, tax returns, documents and plan descriptions of the Benefit Plans have been timely filed with the Internal Revenue Service and the U.S. Department of Labor and/or, as appropriate, provided to participants in the Benefit Plans, except where the failure so to file or provide would not reasonably be expected to have a material adverse effect on the Company.

(vi) There are no pending claims, lawsuits or actions relating to any Benefit Plan (other than ordinary course claims for benefits) and, to the knowledge of the Company, none are threatened.

(vii) Except as disclosed in Schedule 4.01(n)(vii) or as specifically provided for herein, the consummation of the transactions contemplated by this Agreement will not accelerate the time of vesting or payment, or increase the amount, of compensation to any Employee, officer, former Employee or former officer of the Company. Except as disclosed in Schedule 4.01(n)(vii) or as specifically provided for herein, no Benefit Plans or other contracts or arrangements provide for payments that would be triggered by the consummation of the transactions contemplated by this Agreement that would subject any person to excise tax under Section 4999 of the Code and, except as disclosed in Schedule 4.01(n)(vii), the Company has not made any payments, is not obligated to make any payments and is not a party to any agreement that under any circumstances could obligate it to make any payments that will not be deductible under Section 280G of the Code.

(viii) Except as disclosed on Schedule 4.01(n)(viii), no Benefit Plans provide for, and to the Company’s knowledge no written or oral agreements have been entered into with any Employee or former Employee of the Company promising or guaranteeing, any employer payment or funding for the continuation of medical, dental, life or disability insurance coverage for any former Employee of the Company for any period of time beyond the end of the current plan year (except to the extent of coverage required under Title I, Part 6, of ERISA (“COBRA”)).

(ix) All material contributions to the Benefit Plans which have been required to be made in accordance with the terms of the Benefit Plans and applicable law have been duly and timely made.

(x) The Company and its ERISA Affiliates have complied in all material respects with the continuation coverage provisions of COBRA with respect to all current Employees and former Employees. The Company has made available to the Purchaser a list of all current and former Employees of the Company and its ERISA Affiliates who are eligible for and/or have elected continuation coverage under COBRA.

(xi) To the Company’s knowledge, no lien, security interests or other encumbrances exist with respect to any of the assets of the Company or any ERISA Affiliate, which were imposed pursuant to the terms of the Code or ERISA.

(xii) For the purpose of this Section 4.01(n), the term “ERISA Affiliate” shall mean (A) any related company or trade or business that is required to be aggregated with the Company under Code Sections 414(b), (c), (m) or (o); (B) any other company, entity or trade or business that has adopted or has ever participated in any Benefit Plan; and (C) any predecessor or successor company or trade or business of the Company.

(o) Taxes. (i) The Company and its subsidiaries have filed all Tax Returns and reports required to be filed by them in all applicable jurisdictions or requests for extensions to file such Tax Returns or reports have been timely filed in all applicable jurisdictions, granted and have not expired, except to the extent that such failures to file or to have extensions granted that remain in effect individually or in the aggregate would not reasonably be expected to have a material adverse effect on the Company. The Company and each of its subsidiaries have paid all Taxes shown as due on such Tax Returns in all applicable jurisdictions, and the most recent financial statements contained in the Company SEC Documents filed through the date hereof reflect an adequate reserve (in addition to any reserve for deferred taxes established to reflect timing differences between book and tax income) for all Taxes payable by the Company and its subsidiaries for all taxable periods and portions thereof through the date of such financial statements.

(ii) The Company and its subsidiaries have complied in all material respects with all applicable laws, rules, and regulations relating to the payment and withholding of taxes (including withholding of taxes under Sections 1441 and 1442 of the Code or similar provisions under any foreign laws) and have, within the time prescribed by law, withheld from employee wages and paid over to the proper Governmental Entity all taxes required to be so withheld and paid over under applicable laws.

(iii) No deficiency in Taxes for any period has been asserted in writing by the federal, state or local taxing authorities for any period which remains unsettled and there is no deficiency in Taxes for any period known to the Company and its subsidiaries based upon personal contact with any agent of any such authority, except for deficiencies which would not reasonably be expected to have a material adverse effect on the Company. No material issues related to Taxes were raised by the relevant taxing authority in any completed audit or examination that could reasonably be expected to recur in a later taxable period. Except as disclosed in Schedule 4.01(o)(iii), none of the Company and its subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(iv) None of the Company and its subsidiaries has filed a consent under Code Section 341(f) concerning collapsible corporations. The Company has not been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii). To the knowledge of the Company, none of the Company and its subsidiaries is a party to any tax allocation or sharing agreement. Except as disclosed in Schedule 4.01(o)(iv), none of the Company and its subsidiaries (A) has been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) within the past six years or (B) has any material liability for the Taxes of any Person (other than any of the Company and its subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(v) Except as disclosed in Schedule 4.01(O)(V), none of the Company and its subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (A) change in method of accounting for a taxable period ending on or prior to the Closing Date under Code Section 481(c) (or any corresponding or similar provision of state, local or foreign income Tax law), (B) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date or (C) material installment sale or open transaction disposition made on or prior to the Closing Date.

(vi) As used in this Agreement, “Tax” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

(vii) As used in this Agreement, “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

(p) Contracts. Prior to the date hereof, the Company has made available to the Purchaser true and correct copies of, and Schedule 4.01(p) sets forth a complete and accurate list of all of the following contracts or commitments which the Company or any of its subsidiaries is a party or is bound (collectively, the “Contracts”): (i) any lease (whether as lessor or lessee) of any interest in any real property and any pending and binding agreement to purchase or sell any real property; (ii) any lease of any personal property with aggregate annual rental payments in excess of $175,000; (iii) any agreement to purchase or sell a capital asset or an interest in any business entity for a price in excess of $175,000 or a right of first refusal with respect thereto; (iv) any agreement relating to the borrowing or lending of money other than advances to employees to cover business expenses in the ordinary course of business; (v) any joint venture contract, partnership contract or similar contract evidencing an ownership interest or a participation in or sharing of profits; (vi) any guaranty, contribution agreement or other agreement that includes any material indemnification or contribution obligation; (vii) any agreement (including any noncompetition agreement) limiting the ability of the Company or any of its subsidiaries to engage in any line of business or in business with any person or restricting the geographical area in which the Company or any of its subsidiaries may engage in any business; (viii) any employment, consulting, management, severance or indemnification contract or agreement with annual obligations in excess of $175,000; (ix) material contracts which are terminable or contracts with annual obligations in excess of $175,000 under which payments by the Company or any of its subsidiaries may be accelerated upon a change in control of the Company or any of its subsidiaries; and (x) any other agreement which involves the payment of an aggregate annual amount in excess of $175,000 (other than fee for service contracts entered into in the ordinary course of business consistent with past practice) or which is material to the Company and its subsidiaries taken as a whole. Except as disclosed in Schedule 4.01(p)(xi), no event has occurred that would, with the passage of time or compliance with any applicable notice requirements or both, constitute a default by the Company or any of its subsidiaries or, to the Company’s knowledge, by any other party under any of the Contracts except where the default would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Company. Except as disclosed in Schedule 4.01(p)(xii), to the Company’s knowledge, no party to any of the Contracts intends to cancel or terminate any of such Contracts. All of the Contracts are valid and binding obligations of the parties thereto, are in full force and effect, and are enforceable against the parties thereto in accordance with their terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

(q) Voting Requirements. The affirmative vote or consent of the holders of a majority of all issued and outstanding shares of Company Common Stock (the “Company Stockholder Approval”) is the only vote or consent of the holders of any class or series of the Company’s capital stock necessary to approve and adopt this Agreement and the transactions contemplated by this Agreement.

(r) Ownership of Property; Liens. The Company and each subsidiary has good and valid title to all the properties and assets (real, personal or mixed) which it purports to own, free and clear of any Liens, except Permitted Liens. The Company has good and valid title to all real property, or valid and binding leasehold interest in all real property, used by the Company and its subsidiaries in the operation of the business of the Company and its subsidiaries (such real property is referred to herein as the “Real Property”). The Real Property which the Company and each subsidiary owns in fee simple is listed by address in Schedule 4.01(r)(1). The Real Property which the Company and its subsidiaries hold a leasehold interest in is listed by address in Schedule 4.01(r)(2). For purposes of this Agreement, the term “Permitted Liens” shall mean (i) Liens for taxes not yet due, (ii) landlords’, carriers, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business consistent with past practice, none of which is overdue for a period of more than 90 days, (iii) pledges or deposits in connection with worker’s compensation, unemployment insurance and other social security legislation and (iv) such minor defects, irregularities, encumbrances, easements, rights-of-way, restrictions, encroachments and other similar encumbrances incurred in the ordinary course of business consistent with past practice and which, individually or in the aggregate, are not material in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of its business on such property and which do not materially interfere with or impair the present use and operation of such property subject thereto

(collectively, “Permitted Liens”). Except as disclosed on Schedule 4.01(r)(3), the Real Property together with all other assets owned, licensed or leased by the Company or its subsidiaries constitute in all material respects all tangible and intangible assets necessary for the operation of the Company’s business in accordance with past practice. With respect to the leased Real Property and leased other assets, the Company and its subsidiaries are in compliance with such leases, except where the failure to be in compliance would not reasonably be expected to have a material adverse effect on the Company. Except as disclosed on Schedule 4.01(r)(4), there is no construction in progress with respect to any of the Real Property that would require any capital expenditure exceeding $175,000 for any single project or series of related projects.

Set forth on Schedule 4.01(r)(5) is a list of the most current title insurance policies, commitments or binders issued to the Company or each subsidiary with respect to any of the Real Property or any portion thereof. Set forth on Schedule 4.01(r)(6) is a list of the most current “as-built” surveys or boundary surveys obtained by the Company or each subsidiary with respect to any of the Real Property or any portion thereof. Neither the Company nor any subsidiary has received any written notice of any material violation of any building, zoning or other similar law in respect of such Real Property or structures or their use by the Company or any subsidiary, which violations remain outstanding or unremedied on the date hereof. No portion of the Real Property is subject to a condemnation or similar proceeding.

(s) Brokers. No broker, investment banker, financial advisor or other similar person, other than UBS Warburg LLC, the fees and expenses of which will be paid by the Company or, if the Merger occurs, Purchaser, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by the Company. The Company has made available to Purchaser true and complete copies of all agreements under which any such fees or commissions are payable.

(t) Restrictions on Business Activities. Except for this Agreement, neither the Company nor any subsidiary is a party to or the subject of any agreement, judgment, injunction, order or decree binding upon the Company or any of its subsidiaries which has or would reasonably be expected to have the effect of prohibiting or materially impairing the conduct of business by the Company or any of its subsidiaries as currently conducted by the Company or such subsidiary.

(u) Environmental Matters. (i) Except as disclosed on Schedule 4.01(u)(i) the operations and properties of the Company and its subsidiaries are and at all times have been in compliance with the Environmental Laws, which compliance includes the possession by the Company and its subsidiaries of all permits and governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof except, in any case, where the failure to comply or possess would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Company.

(ii) Except as disclosed on Schedule 4.01(u)(ii) there are no Environmental Claims pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries or against any person whose liability for any Environmental Claim the Company or any of its subsidiaries has retained or assumed.

(iii) Except as disclosed on Schedule 4.01(u)(iii) there are no off-site locations where the Company or any of its subsidiaries has stored, disposed or arranged for the disposal of Materials of Environmental Concern which have been listed on the National Priority List, or state Superfund site list, and the Company and its subsidiaries have not been notified in writing that any of them is a potentially responsible party at any such location. Except as disclosed on Schedule 4.01(u)(iii) there are no underground storage tanks located on property owned or leased by the Company or any of its subsidiaries. To the knowledge of the Company, there is no friable asbestos containing material contained in or forming part of any building, building component, structure or office space owned, leased or operated by the Company or any of its subsidiaries. To the knowledge of the Company, there are no polychlorinated biphenyls (“PCBS”) or PCB-containing items contained in or forming part of any building, building component, structure or office space owned, leased or operated by the Company or any of its subsidiaries.

(iv) For purposes of this Agreement:

(1) “Environmental Claim” means any claim, action, cause of action, investigation or notice (in each case in writing or, if not in writing, to the knowledge of the Company) by any person alleging potential liability (including potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from the presence, or release or threat of release into the environment, of any Materials of Environmental Concern at any location, whether or not owned or operated by the Company or any of its subsidiaries.

(2) “Environmental Laws” means, as they exist on the date hereof, all applicable United States federal, state, local and non-U.S. laws, regulations, codes and ordinances relating to pollution or protection of human health (as relating to the environment or the workplace) and the environment (including ambient air, surface water, ground water, land surface or sub-surface strata), including laws and regulations relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern, including, but not limited to Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), 42 U.S.C. § 9601 et seq., Resource Conservation and Recovery Act (“RCRA”), 42 U.S.C. § 6901 et seq., Toxic Substances Control Act (“TSCA”), 15 U.S.C. § 2601 et seq., Occupational Safety and Health Act (“OSHA”), 29 U.S.C. § 651 et seq., the Clean Air Act, 42 U.S.C. § 7401 et seq., the Clean Water Act, 33 U.S.C. § 1251 et seq., each as may have been amended or supplemented, and any applicable environmental transfer statutes or laws.

(3) “Materials of Environmental Concern” means chemicals, pollutants, contaminants, hazardous materials, hazardous substances and hazardous wastes, medical waste, toxic substances, petroleum and petroleum products and by-products, asbestos-containing materials, PCBs, and any other chemicals, pollutants, substances or wastes, in each case regulated under any Environmental Law.

(v) Intellectual Property. (i) As used herein, the term “Intellectual Property Assets” shall mean all intellectual property rights (common law, statutory or otherwise), including, without limitation, patents (including all reissues, divisions, continuations and extensions), trademarks, service marks, trade names, copyrights, and registrations and applications for any and all of the foregoing, Internet domain names, formulae, algorithms, designs, inventions, methodologies, specifications, know-how, trade secrets, computer software programs and code (both object and source), development tools and proprietary information, technologies and processes, and all documentation and media describing or relating to the above, in any format, whether hard copy or machine-readable only. As used herein, “Company Intellectual Property Assets” shall mean the Intellectual Property Assets used or owned by the Company or any of its subsidiaries and which are material to the business of the Company and its subsidiaries as currently conducted.

(ii) The Company or one of its subsidiaries owns, or is licensed or otherwise possesses legally enforceable rights to use in the manner and to the extent currently being used by the Company and its subsidiaries, all the Company Intellectual Property Assets, without (x) infringing or violating the valid and enforceable rights of others, (y) constituting a breach of any agreement, obligation, promise or commitment by which the Company and/or its subsidiaries (as applicable) may be bound or (z) violating any laws in any applicable jurisdiction.

(iii) No actions or proceedings (i) have been made or are currently pending or, to the Company’s knowledge, threatened by any person with respect to the Company Intellectual Property Assets, including, without limitation, any actions or proceedings challenging the right of the

Company to use, possess, transfer, convey or otherwise dispose of any Company Intellectual Property Assets, or (ii) have been made or are currently pending or, to the Company’s knowledge, threatened by any person with respect to the Intellectual Property Assets of any third party (the “Third Party Intellectual Property Assets”) to the extent arising out of any use, possession, transfer, reproduction, conveyance, distribution or other disposition of, or of products or methods covered by or otherwise relating to, such Third Party Intellectual Property Assets by or through the Company or any of its subsidiaries.

(iv) To the knowledge of the Company, there is no unauthorized use, infringement, misappropriation or other violation of any of the Company’s Intellectual Property Assets by any third party, including, without limitation, any employee, former employee, independent contractor or consultant of the Company or any of its subsidiaries.

(v) The Company Intellectual Property Assets include all rights and interests necessary to conduct the business of the Company and its subsidiaries as it is currently conducted and such rights will not be adversely affected by the Company or any other person claiming under or through the Company or otherwise in connection with or arising from the execution and delivery of this Agreement, the Merger or the consummation of any of the transactions contemplated hereby, except where such adverse affect would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Company.

(w) Insurance. All fire and casualty, general liability, business interruption, product liability and other insurance policies maintained by the Company and its subsidiaries are with reputable insurance carriers, provide coverage for all normal risks incident to the business of the Company and its subsidiaries and their respective properties and assets and are in character and amount believed by the Company to be appropriate for the businesses conducted by the Company and its subsidiaries.

(x) Opinion of Financial Advisor. The Board of Directors of the Company has received the opinion of UBS Warburg LLC, dated the date of this Agreement, to the effect that, as of such date, the Merger Consideration is fair to the holders of Company Common Stock (other than Paul J. Ramsay and his affiliates) from a financial point of view.

(y) The Company Rights Agreement. The Company Rights Agreement has been amended (the “Company Rights Plan Amendment”) to (i) render the Company Rights Agreement inapplicable to the Merger and the other transactions contemplated by this Agreement and (ii) ensure that a Distribution Date (as defined in the Company Rights Agreement) does not occur solely by reason of the execution of this Agreement, the consummation of the Merger, or the consummation of the other transactions contemplated by this Agreement. Such amendment may not be further amended by the Company without the prior consent of Purchaser in its sole discretion.

(z) Transactions With Affiliates. For purposes of this Section 4.01(z) only, the term “Affiliate” shall mean (a) any person, who to the knowledge of the Company, is the beneficial owner of 5% or more of the voting securities of the Company, (b) any director or officer of the Company, (c) any person who directly or indirectly controls, is controlled by or is under common control with the Company, (d) any person who directly or indirectly controls, is controlled by or is under common control with the persons described in clause (b) and who is known to the Company, and (e) any member of the immediate family of any of the foregoing persons. Except as set forth in Schedule 4.01(z), since December 31, 2001, neither the Company nor any of its subsidiaries has: (a) purchased, leased or otherwise acquired any material property or assets or obtained any material services (other than services of a director, officer or employee in such capacities) from, (b) sold, leased or otherwise disposed of any material property or assets or provided any material services to (except with respect to cash remuneration in amounts consistent with past practice for services rendered as a director, officer or employee), or (c) borrowed any money from, or made or forgiven any loan or other advance to, any Affiliate. Except as set forth in Schedule 4.01(z) and except for cash remuneration in amounts consistent with past practice for services rendered and reimbursements of business expenses to employees, consultants, officers and directors in the ordinary course of business (a) the Contracts do not include any obligation or commitment between the

Company or any of its subsidiaries and any Affiliate which will survive the Effective Time, (b) the assets of the Company and its subsidiaries do not include any receivable or other payment obligation or commitment from an Affiliate and (c) the liabilities of the Company and its subsidiaries do not include any payable or other obligation or commitment to any Affiliate. Except as set forth Schedule 4.01(z), no director or officer of the Company or any subsidiary is a party to any contract with any customer or supplier of the Company or any of its subsidiaries that materially and adversely affects in any manner the business, financial condition or results of operation of the Company or any of its subsidiaries.

      SECTION 4.02     Representations and Warranties of Purchaser and the Merger Subsidiary. Purchaser (and where applicable, the Merger Subsidiary) represents and warrants to the Company as follows:

(a) Organization, Standing and Corporate Power. Each of Purchaser and the Merger Subsidiary is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate or other power, as the case may be, and authority to carry on its business as now being conducted. Each of Purchaser and the Merger Subsidiary is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed or to be in good standing individually or in the aggregate would not reasonably be expected to have a material adverse effect on Purchaser. Purchaser has delivered or made available to the Company prior to the execution of this Agreement complete and correct copies of its certificate of incorporation and by-laws and the certificate of incorporation and by-laws of the Merger Subsidiary, in each case as amended to date.

(b) Authority; Noncontravention. Each of Purchaser and the Merger Subsidiary has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Purchaser and the Merger Subsidiary and the consummation by Purchaser and the Merger Subsidiary of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Purchaser and the Merger Subsidiary. This Agreement has been duly executed and delivered by Purchaser and the Merger Subsidiary and constitutes the legal, valid and binding obligations of Purchaser and the Merger Subsidiary, enforceable against Purchaser and the Merger Subsidiary in accordance with its terms. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default under, or give rise to a right of termination, cancellation or acceleration of any obligation under, or result in the creation of any Lien upon any of the properties or assets of Purchaser or any of its subsidiaries under (i) the certificate of incorporation or by-laws of Purchaser or the comparable organizational documents of any of its subsidiaries, (ii) any loan or credit agreement, note, bond, mortgage or indenture, (iii) any material lease or other agreement to which Purchaser or any of its subsidiaries is a party, or (iv) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Purchaser or any of its subsidiaries, other than, in the case of clauses (ii), (iii) and (iv), any such conflicts, violations, defaults, rights or Liens that individually or in the aggregate would not reasonably be expected (x) to have a material adverse effect on Purchaser, or (y) to prevent or materially to delay the consummation of any of the transactions contemplated by this Agreement. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Purchaser, the Merger Subsidiary or any of its subsidiaries in connection with the execution and delivery of this Agreement by Purchaser or the Merger Subsidiary or the consummation by Purchaser or the Merger Subsidiary of the transactions contemplated by this Agreement, except for (1) the filing of a premerger notification and report form by Purchaser under the HSR Act, if necessary; (2) the filing with the SEC of such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement; (3) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which Purchaser is qualified to do business; and

(4) such consents, approvals, orders or authorizations the failure of which to be made or obtained would not reasonably be expected to have a material adverse effect on Purchaser or prevent or materially delay the consummation of any of the transactions contemplated by this Agreement.

(c) Brokers. No broker, investment banker, financial advisor or other person, other than CIBC World Markets, the fees and expenses of which will be paid by Purchaser, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by Purchaser or the Merger Subsidiary. Purchaser has furnished to the Company true and complete copies of all agreements under which any such fees or expenses are payable.

(d) Interim Operations of the Merger Subsidiary. The Merger Subsidiary was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

(e) Ownership Interest in the Company. Other than by reason of this Agreement or the transactions contemplated hereby, neither Purchaser nor any of its affiliates is, or has been at any time during the previous three (3) years, an “interested stockholder” of the Company, as that term is defined in Section 203 of the DGCL.

(f) Financial Capacity. The Purchaser and the Merger Subsidiary have received, and delivered a copy to the Company of, a letter from a nationally recognized financial institution (the “Highly Confident Letter”) indicating that they are highly confident that the Purchaser and the Merger Subsidiary will be able to secure the Financing. A true and correct copy of the Highly Confident Letter is attached hereto as Schedule 4.02(f) and the Highly Confident Letter has not been amended or modified. The aggregate proceeds of the Financing will be sufficient to pay the aggregate Per Share Amount and the Option Consideration, to repay the indebtedness of the Company and its subsidiaries on the Closing Date and to pay all fees and expenses related to the transactions described in this Agreement. The Purchaser and the Merger Subsidiary have no reason to believe that the Financing will not be available at or prior to the Effective Time.

(g) No Other Representations or Warranties by the Seller. The purchaser agrees that except for the representations and warranties (including the Schedules with respect thereto) made by the Company and expressly set forth in Section 4.01 of this Agreement, neither the Company nor any of its subsidiaries or representatives thereof has made and shall not be construed as having made to the Purchaser or to any representative or affiliate thereof, and neither the Purchaser nor any affiliate nor any representative thereof has relied upon, any other representation or warranty of any kind. Without limiting the generality of the foregoing, the Purchaser agrees that neither the Company nor any of its subsidiaries or representatives thereof makes or has made any representation or warranty to the Purchaser or to any representative or affiliate thereof with respect to:

(i) any projections, estimates or budgets heretofore or hereafter delivered to or made available to the Purchaser or its counsel, accountants, advisors, lenders, representatives or affiliates of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition of the Company and its subsidiaries or the future business, operations or affairs of the Company and its subsidiaries; and

(ii) any other information, statement or documents heretofore or hereafter delivered to or made available to the Purchaser or its counsel, accountants, advisors, lenders, representatives or affiliates with respect to the Company and its subsidiaries or the business, operations or affairs of the Company and its subsidiaries;

except to the extent expressly covered by a representation and warranty (including the Schedules with respect thereto) contained in Section 4.01 hereof; provided, however that nothing in this Section 4.02(g) will prohibit the Purchaser or the Merger Subsidiary from asserting a fraud claim with respect to the enforcement of their rights pursuant to this Agreement nor shall this Section 4.02(g) be asserted in defense of any such fraud claim.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

      SECTION 5.01     Conduct of Business. The Company agrees that, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, unless Purchaser shall otherwise agree in writing, and except as set forth on Schedule 5.01, the Company shall conduct its business in, and shall cause the businesses of its subsidiaries to be conducted in, and the Company and its subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with past practice; and the Company shall use its reasonable commercial efforts to preserve substantially intact the business organization of the Company and its subsidiaries as a whole, to keep available through the Effective Time the services of the present officers and employees of the Company and its subsidiaries and to preserve the present relationships of the Company and its subsidiaries with material customers, suppliers and other persons with which the Company or any of its subsidiaries has significant business relations. Except as set forth on Schedule 5.01, during the period from the date of this Agreement to the earlier of the termination of this Agreement and the consummation of the Merger, the Company shall not, and shall not permit any of its subsidiaries to:

(i) other than dividends and distributions (including liquidating distributions) by a direct or indirect wholly owned subsidiary of the Company to its parent, or by a subsidiary that is partially owned by the Company or any of its subsidiaries, provided that the Company or any such subsidiary receives or is to receive its proportionate share thereof, (x) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, (y) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (z) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its subsidiaries;

(ii) issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities (other than the issuance of Company Common Stock pursuant to the ESPP or upon the exercise of Options and Warrants outstanding on the date of this Agreement and in accordance with their present terms);

(iii) amend its certificate of incorporation, by-laws or other comparable organizational documents;

(iv) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, limited liability company, partnership, joint venture, association or other business organization or division thereof, except for purchases of inventory and other items in the ordinary course of business;

(v) sell, lease, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of its properties or assets, other than in the ordinary course of business;

(vi) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or other rights to acquire any debt securities of the Company or any of its subsidiaries or guarantee any debt securities of another person, except for borrowings incurred in the ordinary course of business;

(vii) hold any meeting of its stockholders except for the Stockholders Meeting or to the extent required by the Company’s bylaws or the DGCL;

(viii) take any action that would result in a violation of law or cause a breach of any Contract or other commitment to which the Company or any of its subsidiaries is a party, which in each case, individually or in the aggregate, would reasonably be expected to have a material adverse effect on the Company; and

(ix) agree to take any of the foregoing actions.

      SECTION 5.02     No Solicitation by the Company. (a) Upon execution of this Agreement, the Company shall immediately terminate any discussions with any person (other than Purchaser and its representatives) concerning an Acquisition Proposal. The Company shall not, directly or indirectly, through any officer, director, financial advisor, attorney, representative, subsidiary or agent of the Company, (i) take any action to solicit, initiate, facilitate, continue or encourage any Acquisition Proposal, (ii) engage in negotiations or discussions (whether such discussions or negotiations are initiated by the Company, such other person or otherwise) concerning, or provide any non-public information to any person relating to, any possible Acquisition Proposal, (iii) enter into an agreement with any person providing for a possible Acquisition Proposal or make any public statement, recommendation or solicitation in support of any possible Acquisition Proposal by any person, in each case other than Purchaser and the Merger Subsidiary, or (iv) agree to, enter into a letter of intent or similar document concerning, or recommend, any Acquisition Proposal; provided, however, that nothing contained in this Agreement shall prevent the Company, or its Board of Directors, from (A) furnishing non-public information to, or entering into discussions or negotiations with, any person in connection with an unsolicited, bona fide, written Acquisition Proposal by such person or recommending an unsolicited, bona fide, written Acquisition Proposal by such person to the stockholders of the Company, if and only to the extent that (1) the Board of Directors of the Company determines in good faith (after consultation with independent financial and legal advisors) that such Acquisition Proposal is reasonably likely to result in a Superior Proposal and the Board of Directors of the Company determines in good faith (after consultation with independent legal advisors) that such action is necessary for such Board of Directors to comply with its fiduciary duties to stockholders under applicable law and (2) prior to furnishing such non-public information to, or entering into discussions or negotiations with, such person, (x) such Board of Directors receives from such person an executed confidentiality agreement with terms no less favorable to the Company and no more favorable to such person than those terms contained in the letter agreement dated February 25, 2002 between Purchaser and the Company, as amended by the Addendum dated March 2003 between Purchaser and the Company (the “Nondisclosure Agreement”), (y) such non-public information has been previously made available to Purchaser, and (z) the Company advises Purchaser in writing of such disclosure or discussions or negotiations, including the person to whom disclosed or with whom discussions or negotiations will occur and the material terms and conditions of such Acquisition Proposal; or (B) complying with Rules 14d-9 and 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal. The Company shall ensure that the officers and directors of the Company and any investment banker or other financial advisor or representative retained by the Company are aware of the restrictions set forth in this Section 5.02. Without limiting the foregoing, it is understood that any violations of the restrictions set forth in this Section 5.02 by any officer, director, financial advisor, attorney, representative, subsidiary or agent of the Company, when acting on behalf of the Company or any of its subsidiaries, shall be deemed to be a breach of this Section 5.02 by the Company. “Acquisition Proposal” shall mean any inquiries or proposals that constitute, or are reasonably likely to result in, a proposal or offer for a merger, consolidation, business combination, sale of substantial assets, sale of shares of capital stock or other securities (including by way of a tender offer) or similar trans action involving the Company and its subsidiaries, other than the transactions contemplated by this Agreement; “Superior Proposal” shall mean an Acquisition Proposal that is reasonably capable of being completed on the terms proposed and would, if consummated, result in a transaction more favorable to the Company’s stockholders from a financial point of view than the transaction contemplated by this Agreement; and “Top-Up Amendment” shall mean a binding (with respect to the Purchaser and the Merger Subsidiary) amendment to this Agreement (containing no conditions other than those set forth herein on the date hereof) which the Board of Directors of the Company determines in good faith (after consultation with independent financial and legal advisors) provides greater aggregate value to the Company’s stockholders than the transactions contemplated by the Superior Proposal to which it relates.

(b) The Company shall notify Purchaser promptly after receipt by the Company (or its advisors) of any Acquisition Proposal or any request for non-public information in connection with an Acquisition Proposal or for access to the properties, books or records of the Company or any of its subsidiaries by any person that informs the Company (or its advisors) that it is considering making, or has made, an Acquisition Proposal. Such notice shall be made orally and in writing and shall indicate in reasonable detail the identity of the person and the material terms and conditions of such proposal, inquiry or contact

(a “Notice”). The Company shall continue to keep Purchaser informed, on a current basis, of the status of any such discussions or negotiations and the terms being discussed or negotiated.

(c) In addition to the foregoing, the Company shall not accept or enter into any agreement, letter of intent or similar document concerning an Acquisition Proposal for a period of not less than three (3) Business Days after the Purchaser’s receipt of a Notice, and during such three (3) Business Day period, at the Purchaser’s request, the Company shall negotiate with the Purchaser in good faith. If, prior to the conclusion of such three (3) Business Day period, Purchaser shall execute and deliver a Top-Up Amendment to the Company, then the Company shall cease all discussions or negotiations with respect to the Acquisition Proposal unless and until a subsequent Superior Proposal is made.

ARTICLE VI.

ADDITIONAL AGREEMENTS

      SECTION 6.01     Stockholders Meeting; Preparation of Proxy Statement. (a) The Company shall, as soon as practicable following the execution of this Agreement, duly call, give notice of, convene and hold a meeting of its stockholders (the “Stockholders Meeting”) for the purpose of obtaining the Company Stockholder Approval. Unless the Board of Directors determines in its good faith judgment, after consultation with outside legal counsel, that its fiduciary duties require otherwise, the Proxy Statement will contain the recommendation of the Board of Directors of the Company that the stockholders of the Company vote to adopt and approve the Merger and this Agreement. The Company will use all commercially reasonable efforts to obtain from its stockholders proxies in favor of such adoption and approval and to take all other action necessary to secure the vote or consent of stockholders required by the DGCL to effect the Merger. At the Stockholders Meeting, Purchaser, the Merger Subsidiary, and their subsidiaries will vote, or cause to be voted, all of the shares of Company Common Stock then owned by any of them in favor of the Merger and the Agreement.

(b) The Company shall, as soon as practicable following the execution of this Agreement, prepare and file a preliminary Proxy Statement with the SEC and shall use its commercially reasonable efforts to respond to any comments of the SEC or its staff and to cause the Proxy Statement to be mailed to the Company’s stockholders as promptly as practicable after responding to all such comments to the satisfaction of the staff. The Company shall notify Purchaser promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and will supply Purchaser with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or the Merger. If at any time prior to the Stockholders Meeting there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, the Company shall promptly prepare and mail to its stockholders such an amendment or supplement.

(c) The Company covenants to and agrees with the Purchaser and the Merger Subsidiary that none of the information provided or to be provided by it for use in the Proxy Statement, and Purchaser and the Merger Subsidiary covenant to and agree with the Company that none of the written information provided or to be provided by them expressly for use in the Proxy Statement, will, on the date the Proxy Statement is first mailed to the stockholders of the Company and on the date of the Stockholders Meeting, be false or misleading with respect to any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, and Purchaser, the Company and the Merger Subsidiary each agrees to correct any information provided by it for use in the Proxy Statement that has become false or misleading in any material respect and the Company will file such amendments and supplements as are necessary.

(d) Provided that Purchaser and the Merger Subsidiary provide all necessary information they are required to provide for inclusion therein, and provided further that Purchaser and the Merger Subsidiary complied with their obligations under Section 6.01(c), the Company represents and warrants to Purchaser and the Merger Subsidiary that the Proxy Statement will comply as to form in all material respects with all applicable requirements of the Exchange Act and the rules and regulations thereunder.

      SECTION 6.02     Access to Information; Confidentiality. Subject to the Non-Disclosure Agreement, the Company shall, and shall cause each of its subsidiaries to, afford to Purchaser and to the officers, employees, accountants, counsel, financial advisors and other representatives of Purchaser, reasonable access during normal business hours during the period prior to the Effective Time, and without undue disruption of their respective businesses, to all their respective properties, books, contracts, commitments, personnel and records and, during such period, the Company shall, and shall cause each of its subsidiaries to, furnish promptly to Purchaser (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal securities laws and (b) all other available information concerning its business, properties and personnel as such other party may reasonably request. Purchaser will hold, and will cause its respective officers, employees, accountants, counsel, financial advisors and other representatives and affiliates to hold, any nonpublic information in accordance with the terms of the Non-Disclosure Agreement.

      SECTION 6.03     Commercially Reasonable Efforts. (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use all commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary to consummate and make effective the Merger and the other transactions contemplated by this Agreement, including (i) taking all reasonable acts necessary to cause the conditions in Article VII to be satisfied, (ii) obtaining all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including pursuant to the HSR Act) and taking all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (iii) obtaining all necessary consents, approvals or waivers from third parties, and (iv) executing and delivering any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. Nothing set forth in this Section 6.03(a) will limit Section 6.07 hereof or limit or affect actions permitted to be taken pursuant to Sections 5.01 or 5.02.

(b) In connection with and without limiting the foregoing, the Company and Purchaser shall (i) take all commercially reasonable action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to the Merger, this Agreement or any of the other transactions contemplated by this Agreement and (ii) if any state takeover statute or similar statute or regulation becomes applicable to the Merger, this Agreement or any other transaction contemplated by this Agreement, take all reasonable action necessary to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger and the other transactions contemplated by this Agreement.

      SECTION 6.04     Certain Employee Matters. (a) The Surviving Corporation, in its sole discretion, shall either continue the current employee benefits of the Company and its subsidiaries or shall provide the employees of the Company and its subsidiaries (each, a “Company Employee”) with employee benefits that are comparable in the aggregate to those provided to similarly situated employees of Purchaser (with similar situations to be determined in light of the Company Employee’s new post-Merger responsibilities). In furtherance of the foregoing, Purchaser agrees either to maintain existing Company employee benefits or arrange for the Company Employees to become participants in Purchaser’s existing employee benefit plans after the Effective Time.

(b) With respect to the benefits provided pursuant to this Section 6.04, (i) service accrued by Company Employees during employment with the Company and its subsidiaries (including any predecessor entity) prior to the Effective Time shall be recognized for all purposes, except for benefit accruals with respect to defined benefit pension plans, (ii) any and all pre-existing condition limitations (to the extent such limitations did not apply to a pre-existing condition under the applicable Company

Benefit Plan) and eligibility waiting periods under any group health plan shall be waived with respect to such Company Employees and their eligible dependents, and (iii) Company Employees shall be given credit for amounts paid under a Company Benefit Plan during the applicable period for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the employee welfare plans in which any Company Employee becomes entitled to participate.

(c) Within 10 Business Days prior to the Closing Date, the Company will use commercially reasonable efforts to provide to Purchaser in writing a list of all former Employees eligible as of such date for continuation coverage under any Benefit Plan pursuant to COBRA.

(d) Notwithstanding anything herein to the contrary, upon written request of Purchaser delivered to the Company at least thirty days prior to the Closing Date, the Company shall use commercially reasonable efforts to terminate or amend the Ramsay Youth Services Deferred Compensation and Retirement Plan (the “401K Plan”) as of a date prior to the Closing Date. In connection with any termination of the 401K Plan, the Company shall, to the extent legally required, fully vest all employees in their account balances in the Plan and the Purchaser shall permit each Employee to rollover his or her accrued benefit under the 401K Plan, including any promissory notes attributable to loans under the 401K Plan, to a qualified retirement plan maintained by Purchaser, to the extent such rollovers constitute, in the Purchaser’s sole discretion, valid eligible rollover distributions.

(e) This Section 6.04 is for the sole and exclusive benefit of the Company, the Purchaser and the Merger Subsidiary. No Company Employee or any other person is intended to be a third-party beneficiary hereof, and no Company Employee shall have any rights as the result of any provision of this Section 6.04.

      SECTION 6.05     Indemnification, Exculpation and Insurance. (a) The certificate of incorporation and bylaws of the Surviving Corporation shall contain all of the provisions limiting or eliminating the personal liability of directors and the provisions with respect to indemnification and advancement of expenses set forth in the Company’s certificate of incorporation and bylaws on the date hereof, which provisions shall not be amended, modified or otherwise repealed for a period of six (6) years from the Effective Time in any manner that would adversely affect the rights thereunder as of the Effective Time of individuals who at or prior to the Effective Time were directors, officers, employees or agents of the Company, unless such modification is required after the Effective Time by applicable law and then only to the minimum extent required by such applicable law.

(b) The Surviving Corporation shall indemnify and hold harmless each present and former director, officer or employee of the Company or any of its subsidiaries (collectively, the “Indemnified Parties”) against any costs or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, (x) arising out of or pertaining to the transactions contemplated by this Agreement or (y) otherwise with respect to any acts or omissions occurring at or prior to the Effective Time, to the same extent as provided in the Company certificate of incorporation or bylaws, in each case for a period of six (6) years after the Effective Time. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time) and subject to the specific terms of any indemnification contract, (i) any counsel retained by the Indemnified Parties for any period after the Effective Time shall be reasonably satisfactory to the Surviving Corporation, (ii) after the Effective Time, the Surviving Corporation shall pay the reasonable fees and expenses of such counsel, promptly after statements therefor are received; provided that the Indemnified Parties shall be required to reimburse the Surviving Corporation for such payments in the circumstances and to the extent required by the Company certificate of incorporation or bylaws, any applicable contract or agreement or applicable law; and (iii) the Surviving Corporation will cooperate in the defense of any such matter; provided, however, that the Surviving Corporation shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld); and provided, further, that, in the event that any claim or claims for indemnification are asserted or made within such six (6)-year period, all rights to indemnification in respect of any such claim or claims shall continue until the disposition of any and all such claims. The Indemnified Parties as a group may retain only one law firm to represent them in each applicable jurisdiction with respect to any single action unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties, in which case each Indemnified Party with respect to whom such a conflict exists (or group of such Indemnified Parties who among them have no such conflict) may retain one separate law firm in each applicable jurisdiction.

(c) The Surviving Corporation shall honor and fulfill in all respects the obligations of the Company pursuant to indemnification agreements and employment agreements and arrangements (the employee parties under such agreements and arrangements being referred to as the “Covered Persons”) with the Company’s directors and officers existing at or before the Effective Time that are listed in Schedule 6.05(C).

(d) In addition, Purchaser shall provide, or cause the Surviving Corporation to provide, for a period of not less than six (6) years after the Effective Time, the Company’s current directors and officers with an insurance and indemnification policy that provides coverage for events occurring at or prior to the Effective Time (the “D&O Insurance”) that is no less favorable than the existing policy or, if substantially equivalent insurance coverage is unavailable, the next best available coverage; provided, however, that Purchaser and the Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance in excess of 200% of the annual premium currently paid by the Company for such insurance, but in such case shall purchase as much such coverage as possible for such amount.

(e) From and after the Effective Time, Purchaser shall unconditionally guarantee the timely payment of all funds owing by, and the timely performance of all other obligations of, the Surviving Corporation under this Section 6.05.

(f) Nothing contained in this Section 6.05 is intended to limit in any manner and at any time rights that any Indemnified Party or any Covered Person may have under and in accordance with all provisions of the Company’s certificate of incorporation and its bylaws in each case dealing with indemnification, or any contract or agreement in effect on the date hereof or whose execution following the date hereof is permitted by the terms of this Agreement, which rights shall survive the Effective Time and shall be binding on the Surviving Corporation and all successors and assigns of the Surviving Corporation, in accordance with their respective terms.

(g) This Section 6.05 shall survive the consummation of the Merger at the Effective Time, is intended to benefit the Company, the Surviving Corporation, the Indemnified Parties and the Covered Persons, shall be binding on all successors and assigns of the Surviving Corporation and Purchaser and shall be enforceable by the Indemnified Parties and the Covered Persons.

      SECTION 6.06     Public Announcements. Purchaser and the Company will consult with each other before issuing, and provide each other the opportunity to review, comment upon and concur with, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger and shall not issue any such press release or make any such public statement prior to such consultation, except as either party may determine is required by applicable law, by court process or by obligations pursuant to any listing agreement with any national securities exchange. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties.

      SECTION 6.07     Financing. The Purchaser and the Merger Subsidiary shall use their best efforts promptly to obtain and deliver to the Company a binding commitment letter from a nationally recognized financial institution to provide the Financing on customary terms and conditions (but not including a due diligence condition or a condition requiring any further credit approval) and otherwise in form and substance reasonably satisfactory to the Company (a “Commitment Letter”) on or before June 2, 2003, and the Purchaser and the Merger Subsidiary shall consummate the Financing on or before August 29, 2003 (provided that the mutual conditions set forth in Section 7.01 and the Purchaser’s conditions set forth in

Section 7.02 shall have been satisfied or that the Company stands ready, willing and able to satisfy such conditions).

      SECTION 6.08     Notification of Certain Matters. The Company shall give prompt notice to the Purchaser, and (in the case of clauses (a) and (d) of this Section 6.08 only) the Purchaser and the Merger Subsidiary shall give prompt notice to the Company, of (a) the occurrence, or failure to occur, of any event, which occurrence or failure to occur has caused or is reasonably likely to cause any representation or warranty of such party contained in this Agreement or the other agreements contemplated hereby to be untrue at any time from the date of this Agreement to the Closing Date, (b) any material adverse effect with respect to the Company or any event, change, occurrence, effect, fact, condition, development or circumstance or series of events, changes, occurrences, effects, facts, conditions, developments or circumstances that would reasonably be expected to result in a material adverse effect with respect to the Company, (c) any material claims, actions, proceedings, litigation or governmental investigations commenced or, to its knowledge, threatened, involving or affecting the Company or any of its subsidiaries or any of their material property or assets or the transactions contemplated hereby which would reasonably be expected to have a material adverse effect on the Company, or (d) any failure of the Purchaser or the Merger Subsidiary or of any officer, director, employee or agent thereof to comply in all material respects with or satisfy any material covenant, condition or agreement to be complied with or satisfied by it hereunder. Notwithstanding anything in this Agreement to the contrary, no such notification shall affect the representations, warranties or covenants of any party or the conditions to the obligations of any party hereunder, nor shall it limit or otherwise affect the remedies available hereunder to the party receiving such notice. Each of the Company and the Purchaser shall give prompt notice to the other party of any notice or other communication from any third party or Governmental Entity alleging that the consent of such third party or Governmental Entity is or may be required in connection with the transactions contemplated by this Agreement.

      SECTION 6.09     Resignations. Prior to the Effective Time, the Company shall request and obtain written resignations of all of the directors and officers of the Company and each of its subsidiaries effective as of the Effective Time (the “Resignations”).

      SECTION 6.10     Financial Statements. During the period prior to the Closing Date, the Company shall provide the Purchaser as promptly as practicable (and in any event within thirty (30) days following the end of each month) with a copy of an unaudited consolidated balance sheet of the Company and its consolidated subsidiaries for each of the months ended prior to the Closing Date (commencing with the month ended March 31, 2003), and the related consolidated statements of earnings, stockholders’ equity and cash flows for the month then ended.

      SECTION 6.11     Severance Payments. Schedule 6.11 hereto sets forth a list of each person entitled to receive any severance payments or other consideration as a result of the transactions contemplated by this Agreement other than consideration received solely as a result of such person holding Common Shares, Options or Warrants. Schedule 6.11 also sets forth the amount of any such payments or consideration.

      SECTION 6.12     Exemption From State Takeover Laws. The Company shall take all reasonable steps necessary to exempt the Merger from the requirements of any state takeover statute or other similar state law which would prevent or impede the consummation of the transactions contemplated hereby, by action of the Company’s Board of Directors or otherwise.

ARTICLE VII

CONDITIONS PRECEDENT

      SECTION 7.01     Mutual Conditions. The respective obligations of each party to effect the Merger are subject to the satisfaction prior to the Effective Time of the following conditions:

(a) The Company Stockholder Approval shall have been obtained.

(b) No federal or state statute, rule or regulation will be enacted, promulgated, entered, or enforced that would prohibit consummation of the Merger or of the other transactions contemplated by this

Agreement; provided that the parties to this Agreement agree to use their respective commercially reasonable efforts to have any such injunction, decree, or order lifted.

(c) Neither Purchaser nor the Company shall be subject to (i) any law, order, stay, decree, judgment or injunction of any Governmental Entity which enjoins, prohibits or materially restricts the Merger that has not been vacated, dismissed or withdrawn as of the Effective Time (provided that the parties to this Agreement agree to use their respective commercially reasonable efforts to have any such order, stay, decree, judgment or injunction lifted), or (ii) any pending or threatened (in writing) litigation or proceeding by any Governmental Entity which seeks to enjoin or prohibit the Merger or to impose material damages on Purchaser or the Company by reason thereof and which, in any case, has a reasonable likelihood of success.

(d) The waiting period applicable to the consummation of the Merger under the HSR Act will have expired or been terminated.

      SECTION 7.02     Additional Conditions to Obligations of Purchaser and the Merger Subsidiary. The obligations of Purchaser and the Merger Subsidiary to effect the Merger are also subject to the following conditions:

(a) Each of the representations and warranties of the Company contained in this Agreement, ignoring for purposes of considering satisfaction of this condition any exception or qualification as to materiality or material adverse effect contained in such representations and warranties, will be true and correct as of the Closing Date as though made on and as of the Closing Date (provided that those representations and warranties that address matters only as of a particular date will remain true and correct as of such specified date), except where the failure to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Company or its ability to consummate the Merger. Purchaser will have received a certificate of an executive officer of the Company to such effect.

(b) The Company will have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date. Purchaser will have received a certificate of an executive officer of the Company to that effect.

(c) The Company will have delivered, or caused to be delivered, to Purchaser:

(i) a certificate of good standing from the Delaware Secretary of State and of comparable authority in other jurisdictions in which the Company and its subsidiaries are incorporated or qualified to do business stating that each is a validly existing corporation in good standing (with respect to the jurisdictions which recognize such concept);

(ii) a copy of the certificate of incorporation, certified by the appropriate public official, and a copy of the bylaws, certified by the Secretary of each such entity, for the Company and each of its subsidiaries; and

(iii) duly adopted resolutions of the Board of Directors of the Company approving the execution, delivery and performance of this Agreement and the instruments contemplated hereby, and duly adopted resolutions of the stockholders of the Company adopting this Agreement, each certified by the Secretary of the Company.

(d) From and including the date of this Agreement, there will not have occurred a material adverse change in the Company, and no action, suit or proceeding shall have been instituted by any person for monetary damages before a court or any Governmental Entity arising out of the transactions contemplated by this Agreement and that would, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Purchaser.

(e) Purchaser will have received evidence, in form and substance reasonably satisfactory to it, that all licenses, permits, consents, approvals, waivers, authorizations, qualifications and orders of, and declarations, registrations and filings required under the terms, conditions or provisions of, any person or matter set forth in Schedule 7.02(e) have been obtained or made, by the Company, without the imposition of any material limitations, prohibitions or requirements, and are in full force and effect.

(f) No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order which is in effect and which (i) prohibits or limits materially the ownership or operation by Purchaser, the Merger Subsidiary or any of their subsidiaries of all or any material portion of the business or assets of the Company and its subsidiaries, taken as a whole, or compels the Purchaser, the Merger Subsidiary, or any of their respective subsidiaries to dispose of or hold separate all or any material portion of the business or assets of the Company and its subsidiaries taken as a whole, (ii) imposes material limitations on the ability of the Purchaser, the Merger Subsidiary or any other subsidiary of the Purchaser to acquire or hold, or to exercise effectively full rights of ownership of, the Company, or (iii) requires divestitures by the Purchaser, the Merger Subsidiary or any other affiliate of the Purchaser of any material assets.

(g) Purchaser shall have received the Resignations.

(h) The Voting Agreement, of even date herewith, by and between the Purchaser and each of Ramsay Holdings HSA Limited, Paul Ramsay Holdings Pty. Limited, Ramsay Hospitals Pty. Limited, and Paul J. Ramsay shall be in full force and effect.

(i) The Voting Agreement, of even date herewith, by and between the Purchaser and Luis E. Lamela shall be in full force and effect.

(j) The number of Dissenting Shares shall not exceed 7.5% of the number of shares of Company Common Stock outstanding immediately prior to the Effective Time.

(k) The Company shall have delivered to the Purchaser (i) waivers executed by the holders of Out of the Money Options representing at least 90% of all Company Common Shares issuable pursuant to all outstanding Out of the Money Options evidencing their agreement that the Out of the Money Options held by such holders will be canceled as of Closing and (ii) duly adopted resolutions of the Board of Directors of the Company or the appropriate committee of such Board adjusting (A) the terms of all Options which provide for an exercise price per share of Company Common Stock which is greater than or equal to the Merger Consideration to provide that, following the Effective Time, all such Options represent the right to receive no value and (B) the terms of all Options which provide for an exercise price per share of Company Common Stock which is less than the Merger Consideration to provide that, following the Effective Time, all such Options represent the right to receive only the Option Consideration.

      SECTION 7.03     Additional Conditions to Obligations of the Company. The obligations of the Company to effect the Merger are also subject to the following conditions:

(a) Each of the representations and warranties of the Purchaser and the Merger Subsidiary contained in this Agreement, ignoring for purposes of considering satisfaction of this condition any exception or qualification as to materiality or material adverse effect contained in such representations and warranties, will be true and correct as of the Closing Date as though made on and as of the Closing Date, provided that those representations and warranties that address matters only of a particular date will remain true and correct as of such specified date, except where the failure to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Purchaser’s ability to consummate the Merger. The Company will have received a certificate of an executive officer of the Purchaser to such effect.

(b) Purchaser will have, and will cause the Merger Subsidiary to have, performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date. The Company will have received a certificate of an executive officer of Purchaser to such effect.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

      SECTION 8.01     Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the Company Stockholder Approval (provided, however, that if the Merger is consummated, neither the Company nor the Merger Subsidiary may in any event terminate this Agreement):

(a) by mutual written consent of Purchaser and the Company; or

(b) by either Purchaser or the Company by notice in writing to the other party:

(i) if the Company Stockholder Approval has not been obtained on or before the close of business (Eastern Time) on September 3, 2003, provided that the party seeking termination is not in material breach of this Agreement; or

(ii) if any Governmental Entity shall have permanently enjoined, restrained or otherwise prohibited the consummation of the Merger or any of the other transactions contemplated by this Agreement; or

(c) by Purchaser, if the Company shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement (other than the covenants contained in Section 6.04(c) or (d)), which breach or failure to perform (a) would give rise to the failure of a condition set forth in Sections 7.02(a) or 7.02(b), and (b) cannot be or has not been cured within 30 days after Purchaser’s giving written notice to the Company of such breach (a “Company Material Breach”) (provided that Purchaser is not then in Purchaser Material Breach of any representation, warranty, covenant or other agreement contained in this Agreement); or

(d) by Purchaser, if either (i) the Board of Directors of the Company or any committee thereof shall have withdrawn its approval or recommendation of the Merger or this Agreement or approved or recommended any Acquisition Proposal, or (ii) the Stockholder Approval shall not have been given at the Stockholders Meeting; or

(e) by the Company, if Purchaser shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (a) would give rise to the failure of a condition set forth in Sections 7.03(a) or 7.03(b), and (b) cannot be or has not been cured within 30 days after the Company’s giving written notice to Purchaser of such breach (a “Purchaser Material Breach”) (provided that the Company is not then in Company Material Breach of any representation, warranty, covenant or other agreement contained in this Agreement); or

(f) by the Company, if Purchaser shall not have obtained (and delivered to the Company) on or prior to the close of business (Eastern Time) on June 2, 2003 a Commitment Letter; or

(g) by the Company, if it proposes to accept a Superior Proposal and no corresponding Top-Up Amendment is made pursuant to Section 5.02; or

(h) by the Company, if the Purchaser shall not have consummated the Financing on or before the close of business (Eastern Time) on August 29, 2003 (provided that the mutual conditions set forth in Section 7.01 and the Purchaser’s conditions set forth in Section 7.02 shall have been satisfied or that the Company stands ready, willing and able to satisfy such conditions but for the Purchaser not having consummated the Financing on or before such date and time).

      SECTION 8.02     Effect of Termination. (a) In the event of termination of this Agreement by either the Company or Purchaser as provided in Section 8.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Purchaser, the Merger Subsidiary or the Company, other than the provisions of the last sentence of Section 6.02, this Section 8.02 and Article IX.

(b) Except as set forth in this Section 8.02, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated; provided, however, that the Purchaser and the Company shall share equally all fees and expenses, other than their respective accountants’ and attorneys’ fees, incurred in relation to the filing and printing of the Proxy Statement (including any related preliminary materials) and any amendments or supplements; provided, further, the Company shall bear the expenses of mailing the Proxy Statement and any other materials to its own stockholders.

(c) Purchaser shall pay the Company’s reasonable out-of-pocket expenses incurred in connection with this Agreement (and the transactions contemplated hereby), including the reasonable fees and expenses of financial advisors, accountants and legal counsel and printing and filing and mailing fees and expenses (collectively, “Termination Expenses”), in immediately available funds, within two (2) Business Days following termination of this Agreement by the Company pursuant to Section 8.01(e), and the Company shall pay Purchaser’s and the Merger Subsidiary’s Termination Expenses in immediately available funds within two (2) Business Days following termination of this Agreement by Purchaser pursuant to Section 8.01(c).

(d) If this Agreement shall have been terminated pursuant to Section 8.01(d) or (g), then the Company shall pay the Purchaser an amount equal to $2,250,000 (the “Break-up Fee”). Payment of any amounts pursuant to this Section 8.02(d) shall be made as directed by the Purchaser, by wire transfer in immediately available funds promptly on the day of such termination.

(e) If within six months after termination of this Agreement by Purchaser pursuant to Section 8.01(c) as a result of a Company Material Breach, the Company enters into a definitive agreement concerning a Superior Proposal or consummates a Superior Proposal with any person with whom the Company has entered into a confidentiality agreement concerning an Acquisition Proposal at any time prior to such termination, then upon entering into such definitive agreement or consummating such Superior Proposal, the Company shall pay the Purchaser an amount equal to the difference between (i) the Break-up Fee and (ii) the Termination Expenses previously paid to the Purchaser pursuant to Section 8.02(c), as directed by the Purchaser, by wire transfer in immediately available funds.

(f) If this Agreement shall have been terminated pursuant to Section 8.01(f) or (h), then the Purchaser shall pay the Company an amount equal to the Break-up Fee. Payment of any amounts pursuant to this Section 8.02(f) shall be made as directed by the Company, by wire transfer in immediately available funds promptly on the day of such termination.

(g) The payment of any Break-up Fee and/or expenses pursuant to Section 8.02(c), (d), (e) or (f) shall be full compensation for the loss suffered by the Purchaser or the Company, as applicable, as a result of the failure of the Merger to be consummated.

      SECTION 8.03     Amendment. This Agreement may be amended by the parties at any time before or after the Company Stockholder Approval; provided, however, that after any such Company Stockholder Approval, there shall not be made any amendment that by law requires further approval by the stockholders of the Company without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

      SECTION 8.04     Extension; Waiver. At any time prior to the Effective Time, a party may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 8.03, waive compliance by the other party with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

      SECTION 8.05     Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 8.01, an amendment of this Agreement pursuant to Section 8.03 or an extension or waiver pursuant to Section 8.04 shall, in order to be effective, require, in the case of Purchaser or the Company, action by its Board of Directors.

ARTICLE IX

GENERAL PROVISIONS

      SECTION 9.01     Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.01 shall not limit any covenant or agreement of the parties which by its express terms contemplates performance after the Effective Time.

      SECTION 9.02     Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

      (a) if to Purchaser or the Merger Subsidiary, to

Psychiatric Solutions, Inc.
113 Seaboard Lane, Suite C-100
Franklin, TN 37067
Telecopy No.: (615) 312-5711
Attention: Joey A. Jacobs

with a copy to:

Waller Lansden Dortch & Davis, PLLC
511 Union Street, Suite 2100
Nashville, TN 37219
Telecopy No.: (615) 244-6804
Attention: Christopher L. Howard, Esq.

      and

      (b) if to the Company, to

Ramsay Youth Services, Inc.
Columbus Center
One Alhambra Plaza, Suite 750
Coral Gables, FL 33134
Telecopy No.: (305) 569-4648
Attention: Chief Executive Officer

      with copies to:

Thomas M. Haythe, Esq.
780 Third Avenue, 29th Floor
New York, New York 10017
Telecopy No.: (212) 319-6241

      and

Torys LLP
237 Park Avenue
New York, New York 10017
Telecopy No.: (212) 880-6224
Attention: Bradley P. Cost, Esq.

      SECTION 9.03     Counterparts. This Agreement may be executed in one or more counterparts, including by telecopy, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

      SECTION 9.04     Governing Law. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof.

      SECTION 9.05     Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise, by any of the parties hereto without the prior written consent of the other parties. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

      SECTION 9.06     Enforcement. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any federal court located in the State of Delaware or in Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a federal court sitting in the State of Delaware or a Delaware state court.

      SECTION 9.07     Tax Treatment. Notwithstanding anything herein to the contrary, Purchaser and the Company and its subsidiaries, and their employees, representatives and other agents, may (but shall not be obligated to) disclose to any and all persons without limitation of any kind, the tax treatment and the tax structure of the Merger and all materials of any kind (including opinions or other tax analyses) that are provided to any of them relating to such tax treatment and tax structure, except where reasonably necessary to comply with federal, state or securities laws. The foregoing disclosure shall be permitted on the earlier of (a) the date of the public announcement of discussions of the Merger, (b) the date of the public announcement of the Merger, or (c) the effective date of the execution of this Agreement. This provision shall in no way limit the rights of Purchaser or the Company and its subsidiaries to consult any tax advisor of its choice regarding the tax treatment or structure of the Merger. For purposes of this paragraph, the terms “tax,” “tax treatment,” “tax structure,” and “tax benefit” are defined under Treasury Regulation § 1.6011-4(c).

      SECTION 9.08     Entire Agreement. This Agreement (including the schedules, documents and instruments referred to herein) and the Non-Disclosure Agreement (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and (b) except for the provisions of Article III and Sections 6.04 and 6.05, are not intended to confer upon any person, other than the parties, any rights or remedies.

      SECTION 9.09     Invalid Provision. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws, such provision shall be fully severable, this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, the parties shall negotiate in good faith to duly amend this Agreement by replacing such illegal, invalid or unenforceable provision with a legal, valid and enforceable provision, the economic effect of which comes as close as possible to that of such illegal, invalid or unenforceable provision.

* * *

      IN WITNESS WHEREOF, Purchaser, the Merger Subsidiary and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

RAMSAY YOUTH SERVICES, INC.

By:	/s/ LUIS E. LAMELA

Name: Luis E. Lamela

Title:	President and Chief Executive Officer

PSYCHIATRIC SOLUTIONS, INC.

By:	/s/ JOEY A. JACOBS

Name: Joey A. Jacobs

Title:	Chief Executive Officer

PSI ACQUISITION SUB, INC.

By:	/s/ JOEY A. JACOBS

Name: Joey A. Jacobs

Title:	President

ANNEX B

EXECUTION COPY

STOCKHOLDER VOTING AGREEMENT

      STOCKHOLDER VOTING AGREEMENT, dated as of April 8, 2003 between Psychiatric Solutions, Inc., a Delaware corporation (“Acquiror”), and each of Paul J. Ramsay (“Ramsay”), Ramsay Holdings HSA Limited (“HSA”), Paul Ramsay Holdings Pty. Limited (“Holdings”) and Paul Ramsay Hospitals Pty. Limited (“Hospitals”) (Ramsay, HSA, Holdings and Hospitals being, collectively, the “Stockholder”).

      WHEREAS, Acquiror, Acquiror’s wholly owned subsidiary, PSI Acquisition Sub, Inc., a Delaware corporation (the “Subsidiary”), and Ramsay Youth Services, Inc., a Delaware corporation (the “Company”), are entering into an Agreement and Plan of Merger, dated the date hereof (the “Merger Agreement”), which provides for the merger of the Subsidiary with the Company, on the terms and subject to the conditions set forth in the Merger Agreement (the “Merger”). Capitalized terms used herein and not otherwise defined shall have the meanings assigned thereto in the Merger Agreement.

      WHEREAS, Stockholder is the beneficial owner of approximately 59.4% of the outstanding common stock, par value $.01 per share, of the Company (the “Company Common Stock”).

      WHEREAS, as a condition to the willingness of Acquiror and the Subsidiary to enter into the Merger Agreement, Stockholder has agreed to vote all of the shares of Company Common Stock owned by Stockholder as of the date hereof and any shares acquired by Stockholder after the date hereof (including any shares acquired pursuant to the exercise of any options or rights to purchase, the conversion of convertible securities or otherwise) (collectively, the “Shares”) as provided in this Agreement.

      NOW, THEREFORE, the parties hereby agree as follows:

      1.     Agreement to Vote. Stockholder agrees that, during the time this Agreement is in effect, at any meeting of the stockholders of the Company, however called, or in connection with any written consent of the stockholders of the Company, Stockholder shall vote (or cause to be voted) the Shares (i) in favor of the adoption of the Merger Agreement and each of the other actions contemplated by the Merger Agreement and any actions required in furtherance hereof and thereof; (ii) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement; and (iii) except as specifically requested in writing by Acquiror in advance, against the following actions (other than the Merger and the transactions contemplated by the Merger Agreement): (1) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or its subsidiaries; (2) a sale, lease or transfer of a material amount of assets of the Company or its subsidiaries or a reorganization, recapitalization, dissolution or liquidation of the Company or its subsidiaries; and (3) (a) any change in the majority of the board of directors of the Company; (b) any material change in the present capitalization of the Company or any amendment of the Company’s Certificate of Incorporation; (c) any other material change in the Company’s corporate structure or business; or (d) any other action which is intended or could reasonably be expected to impede, interfere with, delay, postpone, discourage or materially adversely affect the Merger or the transactions contemplated by the Merger Agreement. Stockholder shall not enter into any agreement or understanding with any person or entity prior to the termination of this Agreement or vote or give instructions prior to the termination of this Agreement in any manner inconsistent with clauses (i), (ii) or (iii) of the preceding sentence.

      2.     Limitation. Stockholder will retain at all times the right to vote the Shares, in Stockholder’s sole discretion, on all matters other than those set forth in Section 1 of this agreement which are at any time or from time to time presented for a vote to the Company’s stockholders generally.

      3.     Representations, Warranties and Covenants of Stockholder. Stockholder represents and warrants to, and agrees with, Acquiror that:

(a) this Agreement has been duly executed and delivered by Stockholder and constitutes a valid and legally binding obligation of Stockholder enforceable in accordance with its terms;

(b) Stockholder is not subject to or obligated under any provision of (i) any contract, (ii) any license, franchise or permit or (iii) any law, regulation, order judgment or decree which would be breached or violated by Stockholder’s execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby;

(c) no authorization, consent or approval of, or any filing with, any public body or authority is necessary for consummation by Stockholder of the transactions contemplated by this Agreement;

(d) as of the date of this Agreement, the Shares consist of:

(i) 5,916 shares of Company Common Stock owned by Ramsay and 550,000 shares of Company Common Stock which may be acquired upon the exercise by Ramsay of stock options which provide for an exercise price per share which is less than $5.00 (which options are currently exercisable as to 366,666 shares);

(ii) 3,731,339 shares of Company Common Stock owned by Holdings;

(iii) 751,024 shares of Company Common Stock owned by Hospitals; and

(iv) 906,352 shares of Company Common Stock owned by HSA; and

(e) on the date hereof Stockholder has, and Stockholder will have at all times up to the earlier of (i) the termination of this Agreement or (ii) the Effective Time, the unrestricted power to vote the Shares and the sole power to demand appraisal rights with respect to the Shares.

      4.     Expenses. Each party will pay its or his own expenses incurred in connection with this Agreement.

      5.     Capacity. The parties hereby agree that Ramsay is executing this Agreement solely in his individual capacity and in his capacity as an authorized signatory on behalf of each of HSA, Hospitals and Holdings. Nothing contained in this Agreement shall limit or otherwise affect Ramsay’s conduct or exercise of his fiduciary and other duties, rights or entitlements as a director or Chairman of the Company.

      6.     Amendment. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by Acquiror and Stockholder. No party to this Agreement may assign any of its or his rights or obligations under this Agreement without the prior written consent of the other party, except that the rights and obligations of Acquiror hereunder may be assigned by Acquiror to any of its corporate affiliates.

      7.     Notices. All notices and other communications hereunder shall be in writing and shall be given and shall be deemed to have been duly given if delivered in person, by cable, telegram, telex or facsimile transmission, to the parties as follows:

      If to Stockholder:

c/o Paul J. Ramsay
Ramsay Health Care Ltd.
154 Pacific Hwy, 9th Floor
St. Leonards NSW 2065
Australia

      With a copy to:

Thomas M. Haythe, Esq.
780 Third Avenue, 29th Floor
New York, New York 10017
Telecopy No.: (212) 319-6241

      If to Acquiror:

Psychiatric Solutions, Inc.
113 Seaboard Lane, Suite C-100
Franklin, TN 37067
Telecopy No.: (615) 312-5711
Attention: Joey A. Jacobs

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall only be effective upon receipt.

      8.     Counterparts; Facsimile Signature. This Agreement may be executed in two or more counterparts, including by facsimile signature, each of which shall be deemed to be an original, but all of which together shall constitute one and the same document.

      9.     Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

      10.     Binding Effect. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by the heirs, personal representatives, successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement is intended or shall be construed to give any person other than the parties to this Agreement, or their respective heirs, personal representatives, successors or assigns, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein.

      11.     Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof.

      12.     Termination. This Agreement shall terminate on the earlier to occur of (i) the Effective Time, (ii) termination of the Merger Agreement or (iii) at the option of the Stockholder, the execution or granting of any amendment, modification, change or waiver with respect to the Merger Agreement subsequent to the date of this Agreement, that results in any decrease in the price to be paid per share for the shares of Company Common Stock. Upon termination, this Agreement shall forthwith become void and there shall be no liability or obligations hereunder on the part of either Acquiror or Stockholder, except to the extent of any other relief due to Acquiror under Section 15 hereof.

      13.     Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

      14.     Further Assurances. Stockholder will, upon the request of Acquiror, execute and deliver such documents and take such action reasonably deemed by Acquiror to be necessary or desirable to effectuate the purposes of this Agreement.

      15.     Remedies. The parties hereto acknowledge that Acquiror will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of Stockholder set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available to Acquiror upon any such violation, Acquiror shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to Acquiror at law or in equity.

      16.     Transfers of Shares; Limitations. Nothing in this Agreement shall be deemed to prohibit or restrict the right of Ramsay, Holdings, Hospital and HSA to transfer Shares to any corporation or entity wholly owned, directly or indirectly, by Ramsay; provided, however, that the transferee shall in each case agree in writing, as a condition of such transfer, to be bound by the provisions of this Agreement. Except as expressly contemplated by this Agreement, Stockholder will not, directly or indirectly, voluntarily: (i) offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, enforce or permit the execution of the provisions of any redemption agreement with the Company or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, any or all of the Shares or any interest therein; (ii) grant any proxies or powers of attorney, deposit any Shares into a voting trust or enter into a voting agreement with respect to any Shares; or (iii) take any action that would make any representation or warranty of Stockholder contained herein untrue or incorrect or have the effect of preventing or disabling Stockholder from performing Stockholder’s obligations under this Agreement.

REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

ACQUIROR:	STOCKHOLDER:

PSYCHIATRIC SOLUTIONS, INC.

By: /s/ JOEY A. JACOBS	/s/ PAUL J. RAMSAY

Title: Chief Executive Officer	Paul J. Ramsay

Ramsay Holdings HSA Limited

By: /s/ PAUL J. RAMSAY Title:

Paul Ramsay Holdings PTY. Limited

By: /s/ PAUL J. RAMSAY Title:
Paul Ramsay Hospitals PTY. Limited

By: /s/ PAUL J. RAMSAY ----------------------------------------------------- Title:

ANNEX C

EXECUTION COPY

STOCKHOLDER VOTING AGREEMENT

      STOCKHOLDER VOTING AGREEMENT, dated as of April 8, 2003 between Psychiatric Solutions, Inc., a Delaware corporation (“Acquiror”), and Luis E. Lamela (the “Stockholder”).

      WHEREAS, Acquiror, Acquiror’s wholly owned subsidiary, PSI Acquisition Sub, Inc., a Delaware corporation (the “Subsidiary”), and Ramsay Youth Services, Inc., a Delaware corporation (the “Company”), are entering into an Agreement and Plan of Merger, dated the date hereof (the “Merger Agreement”), which provides for the merger of the Subsidiary with the Company, on the terms and subject to the conditions set forth in the Merger Agreement (the “Merger”). Capitalized terms used herein and not otherwise defined shall have the meanings assigned thereto in the Merger Agreement.

      WHEREAS, Stockholder is the beneficial owner of approximately 10.9% of the outstanding common stock, par value $.01 per share, of the Company (the “Company Common Stock”).

      WHEREAS, as a condition to the willingness of Acquiror and the Subsidiary to enter into the Merger Agreement, Stockholder has agreed to vote all of the shares of Company Common Stock owned by Stockholder as of the date hereof and any shares acquired by Stockholder after the date hereof (including any shares acquired pursuant to the exercise of any options or rights to purchase, the conversion of convertible securities or otherwise) (collectively, the “Shares”) as provided in this Agreement.

      NOW, THEREFORE, the parties hereby agree as follows:

      1.     Agreement to Vote. Stockholder agrees that, during the time this Agreement is in effect, at any meeting of the stockholders of the Company, however called, or in connection with any written consent of the stockholders of the Company, Stockholder shall vote (or cause to be voted) the Shares (i) in favor of the adoption of the Merger Agreement and each of the other actions contemplated by the Merger Agreement and any actions required in furtherance hereof and thereof; (ii) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement; and (iii) except as specifically requested in writing by Acquiror in advance, against the following actions (other than the Merger and the transactions contemplated by the Merger Agreement): (1) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or its subsidiaries; (2) a sale, lease or transfer of a material amount of assets of the Company or its subsidiaries or a reorganization, recapitalization, dissolution or liquidation of the Company or its subsidiaries; and (3) (a) any change in the majority of the board of directors of the Company; (b) any material change in the present capitalization of the Company or any amendment of the Company’s Certificate of Incorporation; (c) any other material change in the Company’s corporate structure or business; or (d) any other action which is intended or could reasonably be expected to impede, interfere with, delay, postpone, discourage or materially adversely affect the Merger or the transactions contemplated by the Merger Agreement. Stockholder shall not enter into any agreement or understanding with any person or entity prior to the termination of this Agreement or vote or give instructions prior to the termination of this Agreement in any manner inconsistent with clauses (i), (ii) or (iii) of the preceding sentence.

      2.     Limitation. Stockholder will retain at all times the right to vote the Shares, in Stockholder’s sole discretion, on all matters other than those set forth in Section 1 of this agreement which are at any time or from time to time presented for a vote to the Company’s stockholders generally.

      3.     Representations, Warranties and Covenants of Stockholder. Stockholder represents and warrants to, and agrees with, Acquiror that:

(a) this Agreement has been duly executed and delivered by Stockholder and constitutes a valid and legally binding obligation of Stockholder enforceable in accordance with its terms;

(b) Stockholder is not subject to or obligated under any provision of (i) any contract, (ii) any license, franchise or permit or (iii) any law, regulation, order judgment or decree which would be breached or violated by Stockholder’s execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby;

(c) no authorization, consent or approval of, or any filing with, any public body or authority is necessary for consummation by Stockholder of the transactions contemplated by this Agreement;

(d) as of the date of this Agreement, the Shares consist of 546,806 shares of Company Common Stock owned by the Stockholder and 550,000 shares of Company Common Stock which may be acquired upon the exercise by the Stockholder of stock options which provide for an exercise price per share which is less than $5.00 (which options are currently exercisable as to 366,666 shares);

(e) on the date hereof Stockholder has, and Stockholder will have at all times up to the earlier of (i) the termination of this Agreement or (ii) the Effective Time, the unrestricted power to vote the Shares and the sole power to demand appraisal rights with respect to the Shares.

      4.     Expenses. Each party will pay its or his own expenses incurred in connection with this Agreement.

      5.     Capacity. The parties hereby agree that Stockholder is executing this Agreement solely in his individual capacity and in his capacity. Nothing contained in this Agreement shall limit or otherwise affect Stockholder’s conduct or exercise of his fiduciary and other duties, rights or entitlements as a director or President and Chief Executive Officer of the Company.

      6.     Amendment. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by Acquiror and Stockholder. No party to this Agreement may assign any of its or his rights or obligations under this Agreement without the prior written consent of the other party, except that the rights and obligations of Acquiror hereunder may be assigned by Acquiror to any of its corporate affiliates.

      7.     Notices. All notices and other communications hereunder shall be in writing and shall be given and shall be deemed to have been duly given if delivered in person, by cable, telegram, telex or facsimile transmission, to the parties as follows:

      If to Stockholder:

Luis E. Lamela
6 Turtle Walk
Key Biscayne, FL 33149

      With a copy to:

Thomas M. Haythe Esq.
780 Third Avenue, 29th Floor
New York, NY 10017
Telecopy No.: (212) 319-6241

      If to Acquiror:

Psychiatric Solutions, Inc.
113 Seaboard Lane, Suite C-100
Franklin, TN 37067
Telecopy No.: (615) 312-5711
Attention: Joey A. Jacobs

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall only be effective upon receipt.

      8.     Counterparts; Facsimile Signature. This Agreement may be executed in two or more counterparts, including by facsimile signature, each of which shall be deemed to be an original, but all of which together shall constitute one and the same document.

      9.     Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

      10.     Binding Effect. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by the heirs, personal representatives, successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement is intended or shall be construed to give any person other than the parties to this Agreement, or their respective heirs, personal representatives, successors or assigns, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein.

      11.     Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof.

      12.     Termination. This Agreement shall terminate on the earlier to occur of (i) the Effective Time, (ii) termination of the Merger Agreement or (iii) at the option of the Stockholder, the execution or granting of any amendment, modification, change or waiver with respect to the Merger Agreement subsequent to the date of this Agreement, that results in any decrease in the price to be paid per share for the shares of Company Common Stock. Upon termination, this Agreement shall forthwith become void and there shall be no liability or obligations hereunder on the part of either Acquiror or Stockholder, except to the extent of any other relief due to Acquiror under Section 15 hereof.

      13.     Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

      14.     Further Assurances. Stockholder will, upon the request of Acquiror, execute and deliver such documents and take such action reasonably deemed by Acquiror to be necessary or desirable to effectuate the purposes of this Agreement.

      15.     Remedies. The parties hereto acknowledge that Acquiror will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of Stockholder set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available to Acquiror upon any such violation, Acquiror shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to Acquiror at law or in equity.

      16.     Transfers of Shares; Limitations. Nothing in this Agreement shall be deemed to prohibit or restrict the right of Stockholder to transfer Shares to any corporation or entity wholly owned, directly or indirectly, by Stockholder; provided, however, that the transferee shall in each case agree in writing, as a condition of such transfer, to be bound by the provisions of this Agreement. Except as expressly contemplated by this Agreement, Stockholder will not, directly or indirectly, voluntarily: (i) offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, enforce or permit the execution of the provisions of any redemption agreement with the Company or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, any or all of the Shares or any interest therein; (ii) grant any proxies or powers of attorney, deposit any Shares into a voting trust or enter into a voting agreement with respect to any Shares; or (iii) take any action that would make any representation or warranty of Stockholder contained herein untrue or incorrect or have the effect of preventing or disabling Stockholder from performing Stockholder’s obligations under this Agreement.

REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

ACQUIROR:	STOCKHOLDER:

PSYCHIATRIC SOLUTIONS, INC.

By: /s/ JOEY A. JACOBS	/s/ LUIS E. LAMELA

Title: Chief Executive Officer	LUIS E. LAMELA

ANNEX D

[UBS Warburg Logo]	UBS Warburg LLC 299 Park Avenue New York, NY 10171-0026 Telephone 212 821-4000 www.ubswarburg.com

April 8, 2003

The Board of Directors
Ramsay Youth Services, Inc.
Columbus Center
One Alhambra Plaza Suite 750
Coral Gables, FL 33134

Dear Members of the Board:

      We understand that Ramsay Youth Services, Inc., a Delaware corporation (the “Company”), is considering a transaction whereby PSI Acquisition Sub, Inc., a Delaware corporation and merger subsidiary of Psychiatric Solutions, Inc., a Delaware corporation (“PSI”), will merge with and into the Company.

      Pursuant to the terms of a draft Agreement and Plan of Merger dated April 7, 2003, (the “Merger Agreement”) PSI will undertake a series of transactions whereby the Company will become a wholly owned subsidiary of PSI (the “Transaction”). The terms and conditions of the Transaction are more fully set forth in the Merger Agreement. Capitalized terms used herein but not defined herein have the meaning given to them in the Merger Agreement.

      Pursuant to the terms of the Merger Agreement, all of the issued and outstanding shares of the common stock of the Company, par value of $0.01 per share, (the “Company Common Stock”) will be converted into the right to receive $5.00 per share (the “Consideration”) in cash. In addition, certain issued and outstanding options, warrants and other stock issuance agreements (the “Options”) will be converted into the right to receive for each Option an amount in cash equal to the Consideration less the applicable exercise price.

      You have requested our opinion as to the fairness from a financial point of view to the shareholders of the Company, other than Ramsay Holdings HSA Limited, Paul Ramsay Holdings Pty. Limited, Ramsay Hospitals Pty. Limited and Paul J. Ramsay (collectively, the “Ramsay Entities”), of the Consideration to be received by the shareholders of the Company in the Transaction.

      UBS Warburg LLC (“UBS Warburg”) has acted as financial advisor to the Board of Directors of the Company in connection with the Transaction and will receive a fee for its services. UBS Warburg will also receive a fee upon delivery of this opinion and the Company has agreed to indemnify us for certain liabilities that may arise out of the rendering of this opinion. At your request, we have contacted third parties to solicit indications of interest in a possible Transaction with the Company and held discussions with certain of these parties prior to the date hereof. In the ordinary course of business, UBS Warburg, its successors and affiliates may trade or have traded securities of the Company or PSI for their own accounts and the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities.

      Our opinion does not address the Company’s underlying business decision to effect the Transaction or constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Transaction. At your direction, we have not been asked to, nor do we, offer any opinion as to the material terms of the Merger Agreement or the form of the Transaction. In rendering this opinion, we have assumed, with your consent, that the final executed form of the Merger Agreement does not differ in any material respect from the draft that we have examined, and that PSI and the Company will comply with all the material terms of the Merger Agreement.

      In arriving at our opinion, we have, among other things: (i) reviewed certain publicly available business and historical financial information relating to the Company, (ii) reviewed certain internal financial

D-1

information and other data relating to the business and financial prospects of the Company, including estimates and financial forecasts prepared by management of the Company, that were provided to us by the Company and not publicly available, (iii) conducted discussions with members of the senior management of the Company concerning the business and financial prospects of the Company, (iv) reviewed publicly available financial and stock market data with respect to certain other companies in lines of business we believe to be generally comparable to those of the Company, (v) compared the financial terms of the Transaction with the publicly available financial terms of certain other transactions which we believe to be generally relevant, (vi) reviewed drafts of the Merger Agreement, and (vii) conducted such other financial studies, analyses, and investigations, and considered such other information as we deemed necessary or appropriate.

      In connection with our review, we have not with your consent assumed any responsibility for independent verification for any of the information reviewed by us for the purpose of this opinion and have, with your consent, relied on such information being complete and accurate in all material respects. In addition, at your direction, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company, nor have we been furnished with any such evaluation or appraisal. With respect to the financial forecasts and estimates referred to above, we have assumed, at your direction, that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the Company’s future performance. We have also assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any material adverse effect on the Company and/or the Transaction. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

      Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be received by the holders, other than the Ramsay Entities, of the shares of Company Common Stock in the Transaction is fair, from a financial point of view, to the holders of such shares.

Very truly yours,

UBS WARBURG LLC

By: /s/ M. ROBERT DIGIA M. ROBERT DIGIA Managing Director	By: /s/ DONALD M. RITUCCI DONALD M. RITUCCI Director

D-2

ANNEX E

DELAWARE GENERAL CORPORATION LAW

      SECTION 262.     Appraisal Rights.

      (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

      (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251 (other than a merger effected pursuant to Section 251(g) of this title), Section 252, Section 254, Section 257, Section 258, Section 263 or Section 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

      (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

      (d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to Section 228 or Section 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

      (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

      (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

      (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

      (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

      (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

      (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

      (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

      (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

PROXY	PROXY

RAMSAY YOUTH SERVICES, INC.
SPECIAL MEETING OF STOCKHOLDERS — [                  ], 2003

COMMON STOCK

     The undersigned, a stockholder of Ramsay Youth Services, Inc. does hereby appoint Paul J. Ramsay, Luis E. Lamela and Thomas M. Haythe, or any of them, each with full power of substitution, the undersigned’s proxies, to appear and vote all shares of Common Stock at the Special Meeting of Stockholders to be held on [                  ], 2003, at [         ] A.M., Eastern Time, or at any adjournments thereof, upon such matters as may come before the Meeting.

     This Proxy is solicited on behalf of the Board of Directors.

     The undersigned hereby instructs said proxies or their substitutes to vote as specified on the reverse side on each of the following matters and in accordance with their judgment on other matters which may properly come before the Meeting.

(Continued and to be Completed on Reverse Side)

☑ Please mark your votes as in this example.

1.	PROPOSAL — Adoption of the Agreement and Plan of Merger dated April 8, 2003, among Ramsay Youth Services, Inc., a Delaware corporation, Psychiatric Solutions, Inc., a Delaware corporation and PSI Acquisition Sub, Inc., a Delaware corporation.

FOR ☐	AGAINST ☐	ABSTAIN ☐

 The Board of Directors recommends a vote “FOR” the proposal.

     The shares represented by this proxy will be voted as directed. If no direction is indicated as to item 1 they will be voted “FOR” the proposal.

IMPORTANT: Before returning this Proxy, please sign your name or names on the line(s) above exactly as shown hereon. Executors, administrators, trustees, guardians or corporate officers should indicate their full titles when signing. Where shares are registered in the names of joint tenants or trustees, each joint tenant or trustee should sign.

Dated: _____________________________________, 2003

Name:

Stockholder(s) Sign Here

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.